Exhibit 99(d)

Complete Revised Management’s Discussion and Analysis and

Consolidated Financial Statements from the 2009 Form 10-K.

Financial Statements in this Exhibit are Now Our Historical

Financial Statements (Pages 1-144)

Exhibit 99(d)

Complete Revised Management’s Discussion and Analysis and Consolidated Financial Statements from the

2009 Form 10-K. Financial Statements in this Exhibit are Now Our Historical Financial Statements

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Operations

Our consolidated financial statements combine the industrial manufacturing, services and media businesses of General Electric Company (GE) with the financial services businesses of General Electric Capital Services, Inc. (GECS or financial services).

In the accompanying analysis of financial information, we sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission (SEC) rules. For such measures, we have provided supplemental explanations and reconciliations in the Supplemental Information section.

We present Management’s Discussion of Operations in five parts: Overview of Our Earnings from 2007 through 2009, Global Risk Management, Segment Operations, Geographic Operations and Environmental Matters. Unless otherwise indicated, we refer to captions such as revenues and earnings from continuing operations attributable to the company simply as “revenues” and “earnings” throughout this Management’s Discussion and Analysis. Similarly, discussion of other matters in our consolidated financial statements relates to continuing operations unless otherwise indicated.

Effective January 1, 2010, we reorganized our segments to better align our Consumer & Industrial and Energy businesses for growth. As a result of this reorganization, we created a new segment called Home & Business Solutions that includes the Appliances and Lighting businesses from our previous Consumer & Industrial segment and the retained portion of the GE Fanuc Intelligent Platforms business of our previous Enterprise Solutions business (formerly within our Technology Infrastructure segment). In addition, the Industrial business of our previous Consumer & Industrial segment and the Sensing & Inspection Technologies and Digital Energy businesses of our previous Enterprise Solutions business are now part of the Energy business within the Energy Infrastructure segment. The Security business of Enterprise Solutions is now reported in Corporate Items and Eliminations for periods prior to its sale in the first quarter of 2010. Also, effective January 1, 2010, the Capital Finance segment was renamed GE Capital and includes all of the continuing operations of General Electric Capital Corporation. In addition, the Transportation Financial Services business, previously reported in GE Capital Aviation Services (GECAS), is included in Commercial Lending and Leasing (CLL) and our Consumer business in Italy, previously reported in Consumer, is included in CLL.

Results for 2009 and prior periods have been revised to reflect the January 2010 reorganization described above.

Overview of Our Earnings from 2007 through 2009

Net earnings attributable to the Company decreased 37% in 2009 and 22% in 2008, reflecting the challenging economic conditions of the last two years and the effect on both our industrial and financial services businesses. Our financial services businesses were most significantly affected as GECS net earnings attributable to the Company fell 80% in 2009 and 32% in 2008. Excluding the financial services businesses, our net earnings attributable to the Company decreased 7% in 2009 and 13% in 2008, reflecting the weakened global economy and challenging market conditions. We believe that we are beginning to see signs of stabilization in the global economy. We have a strong backlog entering 2010 and are positioned for global growth in 2011 and 2012.

(1)

Energy Infrastructure (23% and 26% of consolidated three-year revenues and total segment profit, respectively) has grown significantly over the last several years as the worldwide demand for energy, and for alternative sources of power, such as wind and thermal, rose to new levels. Revenues decreased 6% in 2009 after increasing 23% in 2008, and segment profit increased 9% and 24% in 2009 and 2008, respectively. We continue to invest in market-leading technology and services at Energy and Oil & Gas.

Technology Infrastructure (23% and 29% of consolidated three-year revenues and total segment profit, respectively) revenues and earnings fell 7% and 9%, respectively, in 2009 after rising 9% and 4%, respectively, in 2008. We continue to invest in market-leading technologies and services at Aviation, Healthcare and Transportation. Aviation generated strong revenues and earnings as one of the world’s leading providers of aircraft engines and services. Healthcare revenues and earnings trended down in 2009, reflecting the generally weak global economic conditions and continued uncertainty in the healthcare markets. Transportation revenues and earnings fell 24% and 51%, respectively, in 2009 after rising 11% and 3%, respectively, in 2008 as the weakened economy has driven overall reductions in U.S. freight traffic and we updated our estimate of long-term product service costs.

NBC Universal (NBCU) (9% and 12% of consolidated three-year revenues and total segment profit, respectively) is a diversified media and entertainment company that has grown over the past several years through business and geographic diversity. NBCU revenues fell 9% and earnings decreased 28% in 2009 compared with a 10% increase in revenues and flat earnings in 2008. While the television and film businesses continue to be challenged by the effects of a difficult economy, our cable business continues to grow and become more profitable. In 2010, we expect to transfer the assets of the NBCU business to a newly formed entity, which will consist of our NBCU businesses and Comcast Corporation's cable networks, regional sports networks, certain digital properties and certain unconsolidated investments. Pursuant to the transaction, we will receive cash and will own a 49% interest in the newly formed entity. As a result, we have classified NBCU assets and liabilities as held for sale in our Statement of Financial Position.

GE Capital (37% and 31% of consolidated three-year revenues and total segment profit, respectively) earnings declined to $1.7 billion and $8.1 billion in 2009 and 2008, respectively, in a challenging economic environment, including disruptions in capital markets, challenging credit markets and rising unemployment. Throughout 2008 and 2009, we tightened underwriting standards, shifted teams from origination to collection and maintained a proactive risk management focus. We also reduced our ending net investment (ENI), excluding cash and equivalents and the effects of currency exchange rates, from $538 billion at December 31, 2008 to $488 billion at December 31, 2009. The current credit cycle has begun to show signs of stabilization and we expect further signs of stabilization as we enter 2010. Our focus is to continue to manage through the current challenging credit environment and continue to reposition General Electric Capital Corporation (GECC) as a diversely funded and smaller, more focused finance company with strong positions in several mid-market, corporate and consumer financing segments.

Home & Business Solutions (6% and 2% of consolidated three-year revenues and total segment profit, respectively) is also sensitive to changes in economic conditions. Reflective of the downturn in the U.S. housing market, Home & Business Solutions revenues have declined 17% in 2009 and 8% in 2008. Over the past two years, Home & Business Solutions has worked to reposition its business by eliminating capacity in its incandescent lighting manufacturing sites and investing in energy efficient product manufacturing in locations such as Louisville, Kentucky and Bloomington, Indiana. Segment profit increased 1% in 2009 on higher prices and lower material costs and reflects these cost reduction efforts after declining 63% in 2008, primarily on higher material and other costs.

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Overall, acquisitions contributed $3.4 billion, $7.4 billion and $7.7 billion to consolidated revenues in 2009, 2008 and 2007, respectively, excluding the effects of acquisition gains following our adoption of an amendment to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810, Consolidation. Our consolidated net earnings included approximately $0.5 billion, $0.8 billion and $0.5 billion in 2009, 2008 and 2007, respectively, from acquired businesses. We integrate acquisitions as quickly as possible. Only revenues and earnings from the date we complete the acquisition through the end of the fourth following quarter are attributed to such businesses. Dispositions also affected our ongoing results through lower revenues of $4.7 billion in 2009, higher revenues of $0.1 billion in 2008 and lower revenues of $3.6 billion in 2007. The effects of dispositions on net earnings were increases of $0.6 billion in 2009 and $0.4 billion in both 2008 and 2007.

Significant matters relating to our Statement of Earnings are explained below.

Discontinued Operations. In September 2007, we committed to a plan to sell our Japanese personal loan business (Lake) upon determining that, despite restructuring, Japanese regulatory limits for interest charges on unsecured personal loans did not permit us to earn an acceptable return. During 2008, we completed the sale of GE Money Japan, which included Lake, along with our Japanese mortgage and card businesses, excluding our minority ownership in GE Nissen Credit Co., Ltd. In December 2007, we completed the exit of WMC as a result of continued pressures in the U.S. subprime mortgage industry. Both of these businesses were previously reported in the GE Capital segment.

In August 2007, we completed the sale of our Plastics business. We sold this business because of its cyclicality, rising costs of natural gas and raw materials, and the decision to redeploy capital resources into higher-growth businesses.

We reported the businesses described above as discontinued operations for all periods presented. For further information about discontinued operations, see Note 2.

We declared $6.8 billion in dividends in 2009. Common per-share dividends of $0.61 were down 51% from 2008, following an 8% increase from the preceding year. In February 2009, we announced the reduction of the quarterly GE stock dividend by 68% from $0.31 per share to $0.10 per share, effective with the dividend approved by the Board in June 2009, which was paid in the third quarter. This reduction had the effect of reducing cash outflows of the company by approximately $4 billion in the second half of 2009 and will save approximately $9 billion annually thereafter. On February 12, 2010, our Board of Directors approved a regular quarterly dividend of $0.10 per share of common stock, which is payable April 26, 2010, to shareowners of record at close of business on March 1, 2010. In 2009, we declared $0.3 billion in preferred stock dividends compared with $0.1 billion in 2008.

Except as otherwise noted, the analysis in the remainder of this section presents the results of GE (with GECS included on a one-line basis) and GECS. See the Segment Operations section for a more detailed discussion of the businesses within GE and GECS.

GE sales of product services were $35.4 billion in 2009, about flat compared with 2008. Increases in product services at Energy Infrastructure were offset by decreases at Technology Infrastructure and Home & Business Solutions. Operating profit from product services was $10.0 billion in 2009, up 7% from 2008.

Postretirement benefit plans costs were $2.6 billion, $2.2 billion and $2.6 billion in 2009, 2008 and 2007, respectively. Costs increased in 2009 primarily because of the effects of lower discount rates (principal pension plans discount rate decreased from 6.34% at December 31, 2007 to 6.11% at December 31, 2008) and increases in early retirements resulting from restructuring activities and contractual requirements, partially offset by amortization of prior-years' investment gains and benefits from new healthcare supplier contracts. Costs decreased in 2008 primarily because of the effects of prior years' investment gains, higher discount rates and benefits from new healthcare supplier contracts, partially offset by additional costs of plan benefits resulting from union negotiations and a pensioner increase in 2007.

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Considering the current and expected asset allocations, as well as historical and expected returns on various categories of assets in which our plans are invested, we have assumed that long-term returns on our principal pension plan assets will be 8.5% for cost recognition in 2010, the same level as we assumed in 2009, 2008 and 2007. GAAP provides recognition of differences between assumed and actual returns over a period no longer than the average future service of employees.

We expect the costs of our postretirement benefits, excluding the effects of 2009 restructuring activities, to increase in 2010 by approximately $1.0 billion as compared to 2009, primarily because of the effects of prior-year investment losses and lower discount rates.

Our principal pension plans were underfunded by $6.0 billion at the end of 2009 as compared to $4.4 billion at December 31, 2008. At December 31, 2009, the GE Pension Plan was underfunded by $2.2 billion and the GE Supplementary Pension Plan, which is an unfunded plan, had a projected benefit obligation of $3.8 billion. The increase in underfunding from year-end 2008 was primarily attributable to lower discount rates (principal pension plans discount rate decreased from 6.11% at December 31, 2008 to 5.78% at December 31, 2009, which increased the pension benefit obligation at year-end 2009 by approximately $1.7 billion). Our principal pension plans’ assets increased from $40.7 billion at the end of 2008 to $42.1 billion at December 31, 2009, a 10.0% increase in investment values during the year, partially offset by benefit payments. Assets of the GE Pension Plan are held in trust, solely for the benefit of Plan participants, and are not available for general company operations.

On an Employee Retirement Income Security Act (ERISA) basis, the GE Pension Plan remains fully funded at January 1, 2010. We will not make any contributions to the GE Pension Plan in 2010. Assuming our 2010 actual experience is consistent with our current benefit assumptions (e.g., expected return on assets and interest rates), we will not be required to make contributions to the GE Pension Plan in 2011.

At December 31, 2009, the fair value of assets for our other pension plans was $2.7 billion less than the respective projected benefit obligations. The comparable amount at December 31, 2008, was $2.4 billion. We expect to contribute $0.6 billion to our other pension plans in 2010, compared with actual contributions of $0.7 billion and $0.6 billion in 2009 and 2008, respectively. We fund our retiree health benefits on a pay-as-you-go basis. The unfunded liability for our principal retiree health and life plans was $11.6 billion and $10.8 billion at December 31, 2009 and 2008, respectively. This increase was primarily attributable to lower discount rates (retiree health and life plans discount rate decreased from 6.15% at December 31, 2008 to 5.67% at December 31, 2009), which increased the unfunded liability by approximately $0.6 billion. We expect to contribute $0.7 billion to these plans in 2010 compared with actual contributions of $0.6 billion in 2009 and 2008.

The funded status of our postretirement benefits plans and future effects on operating results depend on economic conditions and investment performance. See Note 12 for additional information about funded status, components of earnings effects and actuarial assumptions.

GE other costs and expenses are selling, general and administrative expenses. These costs were 14.3%, 12.9% and 14.2% of total GE sales in 2009, 2008 and 2007, respectively.

Interest on borrowings and other financial charges amounted to $18.8 billion, $26.2 billion and $23.8 billion in 2009, 2008 and 2007, respectively. Substantially all of our borrowings are in financial services, where interest expense was $17.9 billion, $25.1 billion and $22.7 billion in 2009, 2008 and 2007, respectively. GECS average borrowings declined from 2008 to 2009 after increasing from 2007 to 2008, in line with changes in average GECS assets. Interest rates have decreased over the three-year period attributable to declining global benchmark interest rates, partially offset by higher average credit spreads. GECS average borrowings were $499.2 billion, $521.2 billion and $456.4 billion in 2009, 2008 and 2007, respectively. The GECS average composite effective interest rate was 3.6% in 2009, 4.8% in 2008 and 5.0% in 2007. In 2009, GECS average assets of $649.6 billion were 3% lower than in 2008, which in turn were 13% higher than in 2007. We anticipate that GECS composite effective rates will begin to rise in 2010 as benchmark rates begin to rise globally. See the Liquidity and Borrowings section for a discussion of liquidity, borrowings and interest rate risk management.

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Income taxes have a significant effect on our net earnings. As a global commercial enterprise, our tax rates are affected by many factors, including our global mix of earnings, the extent to which those global earnings are indefinitely reinvested outside the United States, legislation, acquisitions, dispositions and tax characteristics of our income. Our tax returns are routinely audited and settlements of issues raised in these audits sometimes affect our tax provisions.

Income taxes (benefit) on consolidated earnings from continuing operations were (10.5)% in 2009 compared with 5.3% in 2008 and 15.1% in 2007. Our consolidated income tax rate is lower than the U.S. statutory rate primarily because of benefits from lower-taxed global operations, including the use of global funding structures, and our 2009 and 2008 decisions to indefinitely reinvest prior-year earnings outside the U.S.

Our consolidated income tax rate decreased from 2008 to 2009 primarily because of a reduction during 2009 of income in higher-taxed jurisdictions. This increased the relative effect of our tax benefits from lower-taxed global operations, including the decision, discussed below, to indefinitely reinvest prior-year earnings outside the U.S. These effects were partially offset by a decrease from 2008 to 2009 in the benefit from lower-taxed earnings from global operations.

Cash taxes paid in 2009 were $2.5 billion, reflecting the effects of changes to temporary differences between the carrying amount of assets and liabilities and their tax bases, including the decision, discussed below, to indefinitely reinvest prior-year earnings outside the U.S.

Our consolidated income tax rate decreased from 2007 to 2008 primarily because of a reduction during 2008 of income in higher-taxed jurisdictions. This increased the relative effect of tax benefits from lower-taxed global operations on the tax rate. In addition, earnings from lower-taxed global operations increased from 2007 to 2008. The increase in the benefit from lower-taxed global operations includes a benefit from the 2008 decision to indefinitely reinvest prior-year earnings outside the U.S., because the use of foreign tax credits no longer required the repatriation of those prior-year earnings.

A more detailed analysis of differences between the U.S. federal statutory rate and the consolidated rate, as well as other information about our income tax provisions, is provided in Note 14. The nature of business activities and associated income taxes differ for GE and for GECS and a separate analysis of each is presented in the paragraphs that follow.

Because GE tax expense does not include taxes on GECS earnings, the GE effective tax rate is best analyzed in relation to GE earnings excluding GECS. GE pre-tax earnings from continuing operations, excluding GECS earnings from continuing operations, were $12.6 billion, $14.2 billion and $13.5 billion for 2009, 2008 and 2007, respectively. On this basis, GE’s effective tax rate was 21.8% in 2009, 24.2% in 2008 and 20.6% in 2007.

Resolution of audit matters reduced the GE effective tax rate throughout this period. The effects of such resolutions are included in the following captions in Note 14.

	Audit resolutions –
	effect on GE tax rate, excluding GECS earnings
	2009	2008	2007

Tax on global activities including exports	(0.4)%	–%	(2.6)%
All other – net	(0.2)	(0.6)	(2.3)
	(0.6)%	(0.6)%	(4.9)%

The GE effective tax rate decreased from 2008 to 2009 primarily because of the 3.6 percentage point increase in the benefit from lower-taxed earnings from global operations, excluding audit resolutions.

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The GE effective tax rate increased from 2007 to 2008 because of the 4.3 percentage point lower 2008 benefit from favorable audit resolutions, partially offset by a 1.2 percentage point increase in the benefit in lower-taxed earnings from global operations, excluding audit resolutions.

The 2007 GE rate reflects the favorable audit resolutions shown above and the benefit of lower-taxed earnings from global operations.

The GECS effective tax rate was 173.4% in 2009, compared with (42.2)% in 2008 and 9.7% in 2007. GE and GECS file a consolidated U.S. federal income tax return that enables GE to use GECS tax deductions and credits to reduce the tax that otherwise would have been payable by GE. The GECS effective tax rate for each period reflects the benefit of these tax reductions. GE makes cash payments to GECS for these tax reductions at the time GE’s tax payments are due.

Comparing a tax benefit to pre-tax income resulted in a negative GECS tax rate in 2008 and comparing a tax benefit to pre-tax loss results in the positive GECS tax rate in 2009. The GECS tax rate increased from 2008 to 2009 primarily because of a reduction during 2009 of income in higher-taxed jurisdictions. This had the effect of increasing the relative impact on the rate of tax benefits from lower-taxed global operations, increasing the rate 253.2 percentage points. This more than offset the decline in those benefits decreasing the rate 68.1 percentage points. The decline in tax benefits from lower-taxed global operations includes an offset of 15.9 percentage points for increased benefits from management’s decision (discussed below) in 2009 to indefinitely reinvest prior-year earnings outside the U.S. that was larger than the 2008 decision to indefinitely reinvest prior-year earnings outside the U.S.

During 2009, following the change in our external credit ratings, funding actions taken and our continued review of our operations, liquidity and funding, we determined that undistributed prior-year earnings of non-U.S. subsidiaries of GECS, on which we had previously provided deferred U.S. taxes, would now be indefinitely reinvested outside the U.S. This change increased the amount of prior-year earnings indefinitely reinvested outside the U.S. by approximately $2 billion, resulting in an income tax benefit of $0.7 billion in 2009.

The GECS rate decreased from 2007 to 2008 primarily because of a reduction during 2008 of income in higher-taxed jurisdictions. This increased the relative effect of tax benefits from lower-taxed global operations on the tax rate, reducing the rate 30.8 percentage points. In addition, earnings from lower-taxed global operations increased from 2007 to 2008, causing an additional 19.9 percentage point rate reduction. The increase in the benefit from lower taxed global operations includes 6.2 percentage points from the 2008 decision to indefinitely reinvest prior-year earnings outside the U.S. because the use of foreign tax credits no longer required the repatriation of those prior-year earnings.

Global Risk Management

A disciplined approach to risk is important in a diversified organization such as ours in order to ensure that we are executing according to our strategic objectives and that we only accept risk for which we are adequately compensated. We evaluate risk at the individual transaction level, and evaluate aggregate risk at the customer, industry, geographic and collateral-type levels, where appropriate.

The GE Board of Directors (Board) has overall responsibility for risk oversight with a focus on the most significant risks facing the company. At the end of each year, management and the Board jointly develop a list of major risks that GE plans to prioritize in the next year. Throughout the year, the Board and the committees to which it has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. Strategic and operational risks are presented and discussed in the context of the CEO’s report on operations to the Board at regularly scheduled Board meetings and at presentations to the Board and its committees by the vice chairmen, general counsel and other officers. The Board has delegated responsibility for the oversight of specific risks to Board committees as follows:

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•
The Audit Committee oversees GE’s risk policies and processes relating to the financial statements and financial reporting processes, and key credit risks, liquidity risks, market risks, compliance and the guidelines, policies and processes for monitoring and mitigating those risks. As part of its risk oversight responsibilities for GE overall, the Audit Committee also oversees risks related to GECS. At least two times a year, the Audit Committee receives a risk update, which focuses on the principal risks affecting GE as well as reporting on the company’s risk assessment and risk management guidelines, policies and processes; and the Audit Committee annually conducts an assessment of compliance issues and programs.

•	The Public Responsibilities Committee oversees risks related to GE’s public policy initiatives, the environment and similar matters.

•
The Management Development and Compensation Committee monitors the risks associated with management resources, structure, succession planning, development and selection processes, including evaluating the effect compensation structure may have on risk decisions.

•	The Nominating and Corporate Governance Committee oversees risks related to the company’s governance structure and processes and risks arising from related person transactions.

The GE Board’s risk oversight process builds upon management’s risk assessment and mitigation processes, which include standardized reviews of long-term strategic and operational planning; executive development and evaluation; regulatory and litigation compliance; health, safety and environmental compliance; financial reporting and controllership; and information technology and security. In August 2009, GE appointed a chief risk officer (CRO) with responsibility for overseeing and coordinating risk assessment and mitigation on an enterprise-wide basis. The CRO leads the Corporate Risk Function and is responsible for the identification of key business risks, ensuring appropriate management of these risks within stated limits, and enforcement through policies and procedures. Management has two committees to further assist it in assessing and mitigating risk. The Policy Compliance Review Board (PCRB) meets between 12 and 14 times a year, is chaired by the company’s general counsel and includes the chief financial officer and other senior level functional leaders. It has principal responsibility for monitoring compliance matters across the company. The Corporate Risk Committee (CRC) meets at least four times a year, is chaired by the CRO and comprises the Chairman and CEO and other senior level business and functional leaders. It has principal responsibility for evaluating and addressing risks escalated to the CRO and Corporate Risk Function and also reports to the Board on risk.

GE's Corporate Risk Function leverages the risk infrastructures in each of our businesses, which have adopted an approach that corresponds to the company’s overall risk policies, guidelines and review mechanisms. Our risk infrastructure is designed to identify, evaluate and mitigate risks within each of the following categories:

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•
Strategic. Strategic risk relates to the company’s future business plans and strategies, including the risks associated with the markets and industries in which we operate, demand for our products and services, competitive threats, technology and product innovation, mergers and acquisitions and public policy.

•
Operational. Operational risk relates to the effectiveness of our people, integrity of our internal systems and processes, as well as external events that affect the operation of our businesses. It includes product life cycle and execution, product performance, information management and data security, business disruption, human resources and reputation.

•
Financial. Financial risk relates to our ability to meet financial obligations and mitigate credit risk, liquidity risk and exposure to broad market risks, including volatility in foreign currency exchange and interest rates and commodity prices. Liquidity risk is the risk of being unable to accommodate liability maturities, fund asset growth and meet contractual obligations through access to funding at reasonable market rates and credit risk is the risk of financial loss arising from a customer or counterparty failure to meet its contractual obligations. We face credit risk in our industrial businesses, as well as in our GECS investing, lending and leasing activities and derivative financial instruments activities.

•
Legal and Compliance. Legal and compliance risk relates to changes in the government and regulatory environment, compliance requirements with policies and procedures, including those relating to financial reporting, environmental health and safety, and intellectual property risks. Government and regulatory risk is the risk that the government or regulatory actions will cause us to have to change our business models or practices.

Risks identified through our risk management processes are prioritized and, depending on the probability and severity of the risk, escalated to the CRO. The CRO, in coordination with the CRC, assigns responsibility of the risks to the business or functional leader most suited to manage the risk. Assigned owners are required to continually monitor, evaluate and report on risks for which they bear responsibility. We have general response strategies for managing risks, which categorize risks according to whether the company will avoid, transfer, reduce or accept the risk. These response strategies are tailored to ensure that risks are within acceptable GE Board tolerance levels.

Depending on the nature of the risk involved and the particular business or function affected, we use a wide variety of risk mitigation strategies, including hedging, standardized processes, approvals and operating reviews, insurance and strategic planning reviews. As a matter of policy, we generally hedge the risk of fluctuations in foreign currency exchange rates, interest rates and commodity prices. Our service businesses employ a comprehensive tollgate process leading up to and through the execution of a contractual service agreement to mitigate legal, financial and operational risks. Furthermore, we centrally manage certain risks through insurance determined by the balance between the level of risk retained or assumed and the cost of transferring risk to others. We counteract the risk of fluctuations in economic activity and customer demand by monitoring industry dynamics and responding accordingly, including by adjusting capacity, implementing cost reductions and engaging in mergers and acquisitions.

GECS Risk Management and Oversight

GECS has developed a robust risk infrastructure and processes to manage risks related to its businesses and the GE Corporate Risk Function relies upon them in fulfillment of its mission. As discussed above, the GE Audit Committee oversees GECS’ risk assessment and management processes.

At the GECS level, the GECS Board of Directors oversees the GECS risk management process, and approves all significant acquisitions and dispositions as well as significant borrowings and investments. All participants in the GECS risk management process must comply with approval limits established by the GECS Board.

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GECC has established an Enterprise Risk Management Committee (ERMC), comprising the most senior leaders in GECC, which has oversight responsibility for identifying, assessing, mitigating and monitoring risk across the entire GECC enterprise, including credit, market, operational, legal & compliance, liquidity and funding risk. GECC, in coordination with and under the oversight of the GE CRO, provides comprehensive risk reports to the GE Audit Committee. At these meetings, which will occur at least four times a year, GECC senior management will focus on the risk strategy and financial services portfolio, including the risk oversight processes used to manage all the elements of risk managed by the ERMC.

GECC’s risk management approach rests upon three major tenets: a broad spread of risk based on managed exposure limits; senior, secured commercial financings; and a hold to maturity model with transactions underwritten to “on-book” standards.

Dedicated risk professionals across the businesses include underwriters, portfolio managers, collectors, environmental and engineering specialists, and specialized asset managers who evaluate leased asset residuals and remarket off-lease equipment. The senior risk officers have, on average, over 25 years of experience.

Additional information about our liquidity and how we manage this risk can be found in the Financial Resources and Liquidity section and in Notes 10 and 22. Additional information about our credit risk and GECS portfolio can be found in the Financial Resources and Liquidity and Critical Accounting Estimates sections and Notes 1, 3, 6, 22 and 24.

Segment Operations

Our five segments are focused on the broad markets they serve: Energy Infrastructure, Technology Infrastructure, NBC Universal, GE Capital and Home & Business Solutions. In addition to providing information on segments in their entirety, we have also provided supplemental information for certain businesses within the segments for greater clarity.

Segment profit is determined based on internal performance measures used by the Chief Executive Officer to assess the performance of each business in a given period. In connection with that assessment, the Chief Executive Officer may exclude matters such as charges for restructuring; rationalization and other similar expenses; in-process research and development and certain other acquisition-related charges and balances; technology and product development costs; certain gains and losses from acquisitions or dispositions; and litigation settlements or other charges, responsibility for which preceded the current management team.

Segment profit always excludes the effects of principal pension plans, results reported as discontinued operations, earnings attributable to noncontrolling interests of consolidated subsidiaries and accounting changes. Segment profit excludes or includes interest and other financial charges and income taxes according to how a particular segment’s management is measured – excluded in determining segment profit, which we sometimes refer to as “operating profit,” for Energy Infrastructure, Technology Infrastructure, NBC Universal and Home & Business Solutions; included in determining segment profit, which we sometimes refer to as “net earnings,” for GE Capital.

We have reclassified certain prior-period amounts to conform to the current period’s presentation. For additional information about our segments, see Note 27.

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Summary of Operating Segments
	General Electric Company and consolidated affiliates
(In millions)	2009	2008	2007	2006	2005

Revenues
Energy Infrastructure	$40,648	$43,046	$34,880	$28,816	$25,275
Technology Infrastructure	38,517	41,605	38,338	33,735	30,419
NBC Universal	15,436	16,969	15,416	16,188	14,689
GE Capital	51,251	68,577	68,148	58,667	52,191
Home & Business Solutions	8,443	10,117	11,026	11,654	11,427
Total segment revenues	154,295	180,314	167,808	149,060	134,001
Corporate items and eliminations	2,488	2,201	4,680	2,508	2,261
Consolidated revenues	$156,783	$182,515	$172,488	$151,568	$136,262
Segment profit
Energy Infrastructure	$7,105	$6,497	$5,238	$3,806	$3,333
Technology Infrastructure	6,785	7,460	7,186	6,687	5,646
NBC Universal	2,264	3,131	3,107	2,919	3,092
GE Capital	1,737	8,126	12,369	10,412	8,711
Home & Business Solutions	370	365	983	928	782
Total segment profit	18,261	25,579	28,883	24,752	21,564
Corporate items and eliminations	(2,826)	(1,910)	(1,639)	(1,187)	(288)
GE interest and other financial
charges	(1,478)	(2,153)	(1,993)	(1,668)	(1,319)
GE provision for income taxes	(2,739)	(3,427)	(2,794)	(2,553)	(2,678)
Earnings from continuing operations	11,218	18,089	22,457	19,344	17,279
Earnings (loss) from discontinued
operations, net of taxes	(193)	(679)	(249)	1,398	(559)
Consolidated net earnings
attributable to the Company	$11,025	$17,410	$22,208	$20,742	$16,720

See accompanying notes to consolidated financial statements.

Energy Infrastructure
(In millions)	2009	2008	2007

Revenues	$40,648	$43,046	$34,880

Segment profit	$7,105	$6,497	$5,238

Revenues
Energy(a)	$33,698	$36,307	$28,969
Oil & Gas	7,743	7,417	6,849

Segment profit
Energy(a)	$6,045	$5,485	$4,478
Oil & Gas	1,222	1,127	860

(a)	Effective January 1, 2009, our Water business was combined with Energy. Prior-period amounts were reclassified to conform to the current-period's presentation.

Energy Infrastructure segment revenues decreased 6%, or $2.4 billion, in 2009 as higher prices ($1.3 billion) were more than offset by lower volume ($2.5 billion), the stronger U.S. dollar ($0.8 billion) and lower other income ($0.4 billion), primarily related to lower earnings from associated companies and marks on foreign currency contracts. The increase in price was primarily at Energy. The decrease in volume reflected decreased equipment sales at Energy, partially offset by increased equipment sales at Oil & Gas. The effects of the stronger U.S. dollar were at both Energy and Oil & Gas.

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Segment profit increased 9% to $7.1 billion, compared with $6.5 billion in 2008, as higher prices ($1.3 billion) and lower material and other costs ($0.5 billion) were partially offset by lower other income ($0.7 billion), primarily related to lower earnings from associated companies and marks on foreign currency contracts, lower volume ($0.3 billion) and lower productivity ($0.1 billion). Lower material and other costs were primarily at Energy. Lower volume at Energy was partially offset by higher volume at Oil & Gas. The effects of lower productivity were at Energy.

Energy Infrastructure segment revenues rose 23%, or $8.2 billion, in 2008 on higher volume ($6.2 billion), higher prices ($1.5 billion) and the effects of the weaker U.S. dollar ($0.6 billion), partially offset by lower other income ($0.1 billion). The increase in volume reflected increased sales of thermal and wind equipment at Energy, and the effects of acquisitions and increased sales of services at Oil & Gas. The increase in price was primarily at Energy and the effects of the weaker U.S. dollar were primarily at Energy and Oil & Gas.

Segment profit rose 24% to $6.5 billion in 2008, compared with $5.2 billion in 2007, as higher prices ($1.5 billion), higher volume ($0.8 billion) and the effects of the weaker U.S. dollar ($0.1 billion) more than offset the effects of higher material and other costs ($0.8 billion) and lower productivity ($0.4 billion). Volume and material and other costs increased across all businesses of the segment. The effects of productivity were primarily at Energy.

Energy Infrastructure segment orders were $39.4 billion in 2009, down from $47.6 billion in 2008. The $29.1 billion total backlog at year-end 2009 comprised unfilled product orders of $20.0 billion (of which 84% was scheduled for delivery in 2010) and product services orders of $9.1 billion scheduled for 2010 delivery. Comparable December 31, 2008, total backlog was $33.3 billion, of which $23.8 billion was for unfilled product orders and $9.5 billion, for product services orders. See Corporate Items and Eliminations for a discussion of items not allocated to this segment.

Technology Infrastructure
(In millions)	2009	2008	2007

Revenues	$38,517	$41,605	$38,338

Segment profit	$6,785	$7,460	$7,186

Revenues
Aviation	$18,728	$19,239	$16,819
Healthcare	16,015	17,392	16,997
Transportation	3,827	5,016	4,523

Segment profit
Aviation	$3,923	$3,684	$3,222
Healthcare	2,420	2,851	3,056
Transportation	473	962	936

Technology Infrastructure revenues decreased 7%, or $3.1 billion, in 2009 as lower volume ($3.2 billion), the stronger U.S. dollar ($0.3 billion) and an update at Transportation of our estimate of product service costs in maintenance service agreements ($0.3 billion) were partially offset by higher prices ($0.5 billion) and higher other income ($0.3 billion), primarily including gains on the ATI-Singapore acquisition and the Times Microwave Systems disposition. The decrease in volume was across all businesses in the segment. The effects of the stronger U.S. dollar were at Healthcare and Aviation. Higher prices, primarily at Aviation, were partially offset by lower prices at Healthcare.

Segment profit decreased 9% to $6.8 billion in 2009, compared with $7.5 billion in 2008, as the effects of lower volume ($0.9 billion), lower productivity ($0.4 billion) and higher other costs ($0.1 billion) were partially offset by higher prices ($0.5 billion) and higher other income ($0.2 billion), primarily including gains on the ATI-Singapore acquisition and the Times Microwave Systems disposition. The decrease in volume was across all businesses in the segment. Lower productivity at Transportation was partially offset by Aviation.

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Technology Infrastructure revenues rose 9%, or $3.3 billion, in 2008 on higher volume ($2.9 billion), the effects of the weaker U.S. dollar ($0.2 billion) and higher prices ($0.2 billion). The increase in volume reflected the effects of acquisitions and increased sales of military and commercial engines and services at Aviation; increased sales in the international diagnostic imaging, clinical systems and life sciences businesses of Healthcare; and increased equipment sales at Transportation. The effects of the weaker U.S. dollar were primarily at Healthcare. Higher prices were primarily at Aviation and Transportation, partially offset by lower prices at Healthcare.

Segment profit rose 4% to $7.5 billion in 2008, compared with $7.2 billion in 2007, as the effects of productivity ($0.5 billion), higher volume ($0.4 billion) and higher prices ($0.2 billion) more than offset the effects of higher material and other costs ($0.9 billion). The effects of productivity were primarily at Healthcare and Aviation. Volume increases were primarily at Aviation and Transportation. The increase in material costs was primarily at Aviation and Transportation, partially offset by a decrease at Healthcare. Labor and other costs increased across all businesses of the segment.

Technology Infrastructure orders were $37.9 billion in 2009, down from $42.5 billion in 2008. The $37.9 billion total backlog at year-end 2009 comprised unfilled product orders of $26.0 billion (of which 44% was scheduled for delivery in 2010) and product services orders of $11.9 billion scheduled for 2010 delivery. Comparable December 31, 2008, total backlog was $36.8 billion, of which $27.6 billion was for unfilled product orders and $9.2 billion, for product services orders. See Corporate Items and Eliminations for a discussion of items not allocated to this segment.

NBC Universal revenues decreased 9%, or $1.5 billion, in 2009 as lower revenues in our broadcast television business ($1.1 billion), reflecting the lack of a current-year counterpart to the 2008 Olympics broadcasts and the effects of lower advertising revenues, lower revenues in film ($0.8 billion) and lower earnings and higher impairments related to associated companies and investment securities ($0.4 billion) were partially offset by the gain relating to A&E Television Network (AETN) ($0.6 billion) and higher revenues in cable ($0.3 billion). Segment profit of $2.3 billion decreased 28%, or $0.9 billion, as lower earnings in film ($0.6 billion), lower earnings and higher impairments related to associated companies and investment securities ($0.4 billion), lack of current-year counterpart to 2008 proceeds from insurance claims ($0.4 billion) and lower earnings in our broadcast television business ($0.2 billion) were partially offset by the gain related to AETN ($0.6 billion) and higher earnings in cable ($0.2 billion).

NBC Universal revenues increased $1.6 billion, or 10%, to $17.0 billion in 2008, as revenues from the Olympics broadcasts ($1.0 billion) and higher revenues in cable ($0.6 billion) and film ($0.4 billion) were partially offset by lower earnings and higher impairments related to associated companies and investment securities ($0.3 billion) and lower revenues from our television business ($0.1 billion). Segment profit of $3.1 billion in 2008 was flat compared with 2007, as higher earnings from cable ($0.3 billion) and proceeds from insurance claims ($0.4 billion) were offset by lower earnings and impairments related to associated companies and investment securities ($0.3 billion), losses from the Olympics broadcasts ($0.2 billion), and lower earnings from our television business ($0.1 billion) and film ($0.1 billion). See Corporate Items and Eliminations for a discussion of items not allocated to this segment.

As of December 31, 2009, our NBC Universal business has been classified as held for sale. For additional information, see Note 2.

GE Capital
(In millions)	2009	2008	2007

Revenues	$51,251	$68,577	$68,148
Segment profit	$1,737	$8,126	$12,369

December 31 (In millions)	2009	2008

Total assets	$621,232	$634,641

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(In millions)	2009	2008	2007

Revenues
CLL(a)	$20,762	$26,856	$27,383
Consumer(a)	19,140	25,111	24,886
Real Estate	4,009	6,646	7,021
Energy Financial Services	2,117	3,707	2,405
GECAS	4,594	4,688	4,605

Segment profit
CLL(a)	$963	$1,838	$3,837
Consumer(a)	1,694	3,686	4,289
Real Estate	(1,541)	1,144	2,285
Energy Financial Services	212	825	677
GECAS	1,016	1,140	1,155

December 31 (In millions)	2009	2008

Total assets
CLL(a)	$210,742	$233,815
Consumer(a)	174,019	185,535
Real Estate	81,505	85,266
Energy Financial Services	22,616	22,079
GECAS	48,178	46,208

(a)	During the first quarter of 2009, we transferred Banque Artesia Nederland N.V. (Artesia) from CLL to Consumer. Prior-period amounts were reclassified to conform to the current period's presentation.

GE Capital revenues decreased 25% and net earnings decreased 79% compared with 2008. Revenues in 2009 and 2008 included $3.0 billion and $0.4 billion of revenue from acquisitions, respectively, and in 2009 were reduced by $4.8 billion as a result of dispositions, including the effect of the deconsolidation of Penske Truck Leasing Co., L.P. (PTL). Revenues in 2009 also decreased $15.1 billion compared with 2008 as a result of organic revenue declines, primarily driven by a lower asset base and a lower interest rate environment, and the stronger U.S. dollar. Net earnings decreased by $6.4 billion in 2009 compared with 2008, primarily due to higher provisions for losses on financing receivables associated with the challenging economic environment, partially offset by lower selling, general and administrative costs and the decision to indefinitely reinvest prior-year earnings outside the U.S. Net earnings also included restructuring and other charges for 2009 of $0.4 billion and net losses of $0.1 billion related to our Treasury operations.

During 2009, GE Capital provided $72 billion of new financings in the U.S. to various companies, infrastructure projects and municipalities. Additionally, we extended $74 billion of credit to approximately 54 million U.S. consumers. GE Capital provided credit to approximately 14,200 new commercial customers and 40,000 new small businesses during 2009 in the U.S. and ended the period with outstanding credit to more than 346,000 commercial customers and 174,000 small businesses through retail programs in the U.S.

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GE Capital 2008 revenues increased by 1%, and net earnings decreased 34%, compared with 2007. Revenues in 2008 and 2007 included $4.4 billion and $0.5 billion from acquisitions, respectively, and in 2008 were benefited by $0.1 billion as a result of dispositions. Revenues in 2008 also decreased $3.4 billion as a result of organic revenue declines ($4.6 billion), partially offset by the weaker U.S. dollar ($1.2 billion). Net earnings decreased by $4.2 billion in 2008, resulting from core declines ($3.5 billion), including an increase of $1.9 billion in the provision for losses on financing receivables, lower investment income ($0.6 billion) and lower securitization income ($0.4 billion), offset by acquisitions ($0.5 billion), the weaker U.S. dollar ($0.3 billion) and dispositions ($0.1 billion). Net earnings included mark-to-market losses and impairments ($1.4 billion), partially offset by increased tax benefits from lower-taxed earnings from global operations ($0.7 billion) and Genpact mark-to-market gains ($0.2 billion).  Net earnings also included restructuring and other charges for 2008 of $0.5 billion and net earnings of $0.5 billion related to our Treasury operations.

Additional information about certain GE Capital businesses follows.

CLL 2009 revenues decreased 23% and net earnings decreased 48% compared with 2008. Revenues in 2009 and 2008 included $1.9 billion and $0.3 billion from acquisitions, respectively, and were reduced by $3.2 billion from dispositions, primarily related to the deconsolidation of PTL. Revenues in 2009 also included $0.3 billion related to a gain on the sale of a partial interest in a limited partnership in PTL and remeasurement of our retained investment. Revenues in 2009 decreased $4.7 billion compared with 2008 as a result of organic revenue declines ($4.0 billion) and the stronger U.S. dollar ($0.7 billion). Net earnings decreased by $0.9 billion in 2009, reflecting higher provisions for losses on financing receivables ($0.5 billion), lower gains ($0.5 billion) and declines in lower-taxed earnings from global operations ($0.4 billion), partially offset by acquisitions ($0.4 billion), higher investment income ($0.3 billion) and the stronger U.S. dollar ($0.1 billion). Net earnings also included the gain on PTL sale and remeasurement ($0.3 billion) and higher Genpact gains ($0.1 billion), partially offset by mark-to-market losses and other-than-temporary impairments ($0.1 billion).

CLL 2008 revenues decreased 2% and net earnings decreased 52% compared with 2007. Revenues in 2008 and 2007 included $1.8 billion and $0.2 billion, respectively, from acquisitions, and in 2008 were reduced by $0.3 billion as a result of dispositions. Revenues in 2008 decreased $1.9 billion compared with 2007 as a result of organic revenue declines ($2.3 billion), partially offset by the weaker U.S. dollar ($0.4 billion). Net earnings decreased by $2.0 billion in 2008, resulting from core declines ($2.2 billion), including an increase of $0.5 billion in the provision for losses on financing receivables and lower investment income ($0.3 billion), partially offset by acquisitions ($0.4 billion) and the effect of the weaker U.S. dollar ($0.1 billion). Net earnings included mark-to-market losses and impairments ($0.8 billion), the absence of the effects of the 2007 tax benefit on the disposition of our investment in SES ($0.5 billion) and SES gains ($0.1 billion), partially offset by Genpact mark-to-market gains ($0.2 billion).

Consumer 2009 revenues decreased 24% and net earnings decreased 54% compared with 2008. Revenues in 2009 included $1.0 billion from acquisitions (including a gain of $0.3 billion on the remeasurement of our previously held equity investment in BAC Credomatic GECF Inc. (BAC) related to the acquisition of a controlling interest (BAC acquisition gain)) and were reduced by $1.7 billion as a result of dispositions, and the lack of a current-year counterpart to the 2008 gain on sale of our Corporate Payment Services (CPS) business ($0.4 billion). Revenues in 2009 decreased $4.9 billion compared with 2008 as a result of organic revenue declines ($3.3 billion) and the stronger U.S. dollar ($1.6 billion). The decrease in net earnings resulted primarily from core declines ($2.4 billion) and the lack of a current-year counterpart to the 2008 gain on sale of our CPS business ($0.2 billion). These decreases were partially offset by higher securitization income ($0.3 billion), the BAC acquisition gain ($0.2 billion) and the stronger U.S. dollar ($0.1 billion). Core declines primarily resulted from lower results in the U.S., U.K., and our banks in Eastern Europe, reflecting higher provisions for losses on financing receivables ($1.3 billion) and declines in lower-taxed earnings from global operations ($0.7 billion). The benefit from lower-taxed earnings from global operations included $0.5 billion from the decision to indefinitely reinvest prior-year earnings outside the U.S.

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Consumer 2008 revenues increased 1% and net earnings decreased 14% compared with 2007. Revenues for 2008 included $0.7 billion from acquisitions and $0.4 billion from the gain on sale of our CPS business and were reduced by $0.2 billion from dispositions. Revenues in 2008 also decreased $0.6 billion compared with 2007 as a result of organic revenue declines ($1.2 billion), partially offset by the weaker U.S. dollar ($0.6 billion). The decrease in net earnings resulted primarily from core declines ($0.5 billion) and lower securitization income ($0.5 billion). The decreases were partially offset by the gain on the sale of our CPS business ($0.2 billion), the weaker U.S. dollar ($0.1 billion) and acquisitions ($0.1 billion). Core declines primarily resulted from lower results in the U.S., reflecting the effects of higher delinquencies ($1.2 billion), partially offset by growth in lower-taxed earnings from global operations ($1.0 billion), including the decision to indefinitely reinvest prior-year earnings outside the U.S.

Real Estate 2009 revenues decreased 40% and net earnings decreased $2.7 billion compared with 2008. Revenues in 2009 decreased $2.6 billion compared with 2008 as a result of organic revenue declines ($2.4 billion), primarily as a result of a decrease in sales of properties, and the stronger U.S. dollar ($0.2 billion). Real Estate net earnings decreased $2.7 billion compared with 2008, primarily from an increase in provisions for losses on financing receivables and impairments ($1.2 billion) and a decrease in gains on sales of properties as compared to the prior period ($1.1 billion). Depreciation expense on real estate equity investments totaled $1.2 billion in both 2009 and 2008. In the normal course of our business operations, we sell certain real estate equity investments when it is economically advantageous for us to do so.

Real Estate assets at December 31, 2009, decreased $3.8 billion, or 4%, from December 31, 2008, including $2.7 billion, or 6%, attributable to a decline in real estate lending reflecting lower originations, principal repayments, and increased loan reserves, and $0.7 billion, or 2%, attributable to a decline in real estate investments principally due to depreciation expense and impairments, partially offset by foreclosures. During 2009, we sold real estate equity investment assets with a book value totaling $1.5 billion, which resulted in net earnings of $0.1 billion that were more than offset by losses, impairments and depreciation.

Real Estate 2008 revenues decreased 5% and net earnings decreased 50% compared with 2007. Revenues for 2008 included $0.3 billion from acquisitions. Revenues in 2008 also decreased $0.7 billion compared with 2007 as a result of organic revenue declines ($0.8 billion), partially offset by the weaker U.S. dollar ($0.2 billion). Real Estate net earnings decreased $1.1 billion compared with 2007, primarily from a decline in net earnings from real estate equity investments ($1.2 billion), partially offset by an increase in net earnings from real estate lending. Net earnings from the sale of real estate equity investments in 2008 were lower as a result of increasingly difficult market conditions.

Real Estate assets at December 31, 2008, increased $6.0 billion, or 8%, from December 31, 2007, including $12.1 billion, or 34%, attributable to an increase in real estate lending, partially offset by a $6.4 billion, or 16%, decline in real estate equity investments. During 2008, we sold real estate equity investment assets with a book value totaling $5.8 billion, which resulted in net earnings of $1.3 billion that were partially offset by losses, impairments and depreciation.

Energy Financial Services 2009 revenues decreased 43% and net earnings decreased 74% compared with 2008. Revenues in 2009 included $0.1 billion of gains from dispositions. Revenues in 2009 also decreased $1.7 billion compared with 2008 as a result of organic declines ($1.7 billion), primarily as a result of the effects of lower energy commodity prices and a decrease in gains on sales of assets. The decrease in net earnings resulted primarily from core declines, including a decrease in gains on sales of assets as compared to the prior period and the effects of lower energy commodity prices.

Energy Financial Services 2008 revenues and net earnings increased 54% and 22%, respectively, compared with 2007. Revenues in 2008 and 2007 included $1.6 billion and $0.3 billion, respectively, from acquisitions. The increase in net earnings resulted primarily from core growth ($0.2 billion), partially offset by lower investment income ($0.1 billion).

GECAS 2009 revenues decreased 2% and net earnings decreased 11% compared with 2008. The decrease in revenues resulted primarily from lower asset sales ($0.2 billion). The decrease in net earnings resulted primarily from lower asset sales ($0.1 billion) and core declines reflecting higher credit losses and impairments.

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GECAS 2008 revenues increased 2% and net earnings decreased 1% compared with 2007. The increase in revenues is primarily a result of organic revenue growth ($0.3 billion), partially offset by lower investment income ($0.1 billion) and lower asset sales ($0.1 billion). The decrease in net earnings resulted primarily from lower asset sales ($0.1 billion), higher credit losses and impairments ($0.1 billion), partially offset by core growth ($0.2 billion).

Home & Business Solutions revenues of $8.4 billion decreased 17%, or $1.7 billion, in 2009 compared with 2008, as lower volume ($1.8 billion) and the stronger U.S. dollar ($0.1 billion) were partially offset by higher prices ($0.2 billion). The decrease in volume primarily reflected tightened consumer spending in the European and U.S. markets. Segment profit increased 1% in 2009 as higher prices ($0.2 billion) and lower material and other costs ($0.2 billion) were partially offset by lower productivity ($0.2 billion) and lower other income ($0.1 billion).

Home & Business Solutions revenues decreased 8%, or $0.9 billion, to $10.1 billion in 2008 compared with 2007 as lower volume ($1.0 billion) was partially offset by higher prices ($0.1 billion). The decrease in volume reflected tightened spending in the U.S. market. Segment profit decreased 63%, or $0.6 billion, to $0.4 billion as higher material and other costs ($0.4 billion), lower productivity ($0.2 billion), lower other income ($0.1 billion) and lower volume ($0.1 billion) were partially offset by higher prices ($0.1 billion). See Corporate Items and Eliminations for a discussion of items not allocated to this segment.

Corporate Items and Eliminations
(In millions)	2009	2008	2007

Revenues
Security and Computer Numerical Controls (CNC) businesses	$1,703	$1,860	$1,918
Insurance activities	3,383	3,226	4,337
Eliminations and other	(2,598)	(2,885)	(1,575)
Total	$2,488	$2,201	$4,680

Operating profit (cost)
Security and CNC businesses	$470	$270	$325
Insurance activities	(82)	(213)	489
Principal pension plans	(547)	(244)	(755)
Underabsorbed corporate overhead	(361)	(341)	(437)
Other	(2,306)	(1,382)	(1,261)
Total	$(2,826)	$(1,910)	$(1,639)

Corporate Items and Eliminations include the effects of eliminating transactions between operating segments; certain disposed businesses, including our Security and CNC businesses; results of our insurance activities remaining in continuing operations; cost of, and cost reductions from, our principal pension plans; underabsorbed corporate overhead; certain non-allocated amounts described below; and a variety of sundry items. Corporate Items and Eliminations is not an operating segment. Rather, it is added to operating segment totals to reconcile to consolidated totals on the financial statements.

Certain amounts included in Corporate Items and Eliminations cost are not allocated to GE operating segments because they are excluded from the measurement of their operating performance for internal purposes. In 2009, these included $0.3 billion at both Technology Infrastructure and Energy Infrastructure and $0.2 billion at Home & Business Solutions, primarily for restructuring, rationalization and other charges and $0.3 billion at NBC Universal, primarily for restructuring, rationalization and other charges and technology and product development costs. In 2008, amounts primarily related to restructuring, rationalization and other charges were $0.5 billion at NBC Universal, $0.4 billion at Technology Infrastructure and $0.3 billion at each of Energy Infrastructure and Home & Business Solutions. Included in these amounts in 2008 were technology and product development costs of $0.2 billion at NBC Universal and $0.1 billion at Technology Infrastructure.

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Corporate Items and Eliminations include the elimination of transactions between our segments. In 2007, revenues, elimination and other included a $0.9 billion gain on sale of a business interest to Hitachi by the Energy business and a $0.6 billion gain on sale of Swiss Re common stock.

In 2009, other operating profit (cost) increased $0.9 billion, primarily due to a $0.6 billion increase in costs related to environmental remediation matters.

In 2007, other operating profit (cost) reflected a $0.9 billion gain on sale of a business interest to Hitachi by the Energy business and a $0.3 billion (after-tax basis) gain on sale of Swiss Re common stock.

Discontinued Operations
(In millions)	2009	2008	2007

Loss from discontinued
operations, net of taxes	$(193)	$(679)	$(249)

Discontinued operations primarily comprised GE Money Japan, WMC and Plastics. Results of these businesses are reported as discontinued operations for all periods presented.

During the third quarter of 2007, we committed to a plan to sell our Lake business and recorded an after-tax loss of $0.9 billion, which represents the difference between the net book value of our Lake business and the projected sale price. During 2008, we completed the sale of GE Money Japan, which included Lake, along with our Japanese mortgage and card businesses, excluding our minority ownership interest in GE Nissen Credit Co., Ltd. In connection with this sale, and primarily related to our Japanese mortgage and card businesses, we recorded an incremental $0.4 billion loss in 2008.

In December 2007, we completed the sale of our WMC business for $0.1 billion in cash, recognizing an after-tax loss of $0.1 billion. In connection with the transaction, certain contractual obligations and potential liabilities related to previously sold loans were retained.

In August 2007, we completed the sale of our Plastics business to Saudi Basic Industries Corporation for $11.6 billion in cash. As a result, we recognized an after-tax gain of $1.6 billion.

Loss from discontinued operations, net of taxes, in 2009, primarily reflected the incremental loss on disposal of GE Money Japan ($0.1 billion).

Loss from discontinued operations, net of taxes, in 2008 was $0.7 billion, primarily reflecting a loss from operations ($0.3 billion), and the estimated incremental loss on disposal of GE Money Japan ($0.4 billion).

Loss from discontinued operations, net of taxes, in 2007 was $0.2 billion, reflecting a loss from operations at WMC ($0.9 billion), an estimated after-tax loss on the planned sale of Lake ($0.9 billion), a loss from operations at GE Money Japan ($0.3 billion), and an after-tax loss on the sale of our WMC business ($0.1 billion), partially offset by a tax adjustment related to the 2004 initial public offering of Genworth ($0.1 billion). This was partially offset by an after-tax gain on sale of our Plastics business ($1.6 billion) and earnings from Plastics operations ($0.3 billion).

For additional information related to discontinued operations, see Note 2.

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Geographic Operations

Our global activities span all geographic regions and primarily encompass manufacturing for local and export markets, import and sale of products produced in other regions, leasing of aircraft, sourcing for our plants domiciled in other global regions and provision of financial services within these regional economies. Thus, when countries or regions experience currency and/or economic stress, we often have increased exposure to certain risks, but also often have new profit opportunities. Potential increased risks include, among other things, higher receivable delinquencies and bad debts, delays or cancellations of sales and orders principally related to power and aircraft equipment, higher local currency financing costs and slowdown in established financial services activities. New profit opportunities include, among other things, more opportunities for lower cost outsourcing, expansion of industrial and financial services activities through purchases of companies or assets at reduced prices and lower U.S. debt financing costs.

Revenues are classified according to the region to which products and services are sold. For purposes of this analysis, U.S. is presented separately from the remainder of the Americas. We classify certain operations that cannot meaningfully be associated with specific geographic areas as “Other Global” for this purpose.

Geographic Revenues
(In billions)	2009	2008	2007

U.S.	$72.5	$85.3	$86.2
Europe	36.9	44.0	39.9
Pacific Basin	20.7	23.6	21.8
Americas	12.6	14.8	12.6
Middle East and Africa	10.0	10.1	8.0
Other Global	4.1	4.7	4.0
Total	$156.8	$182.5	$172.5

Global revenues decreased 13% to $84.3 billion in 2009, compared with $97.2 billion and $86.3 billion in 2008 and 2007, respectively. Global revenues to external customers as a percentage of consolidated revenues were 54% in 2009, compared with 53% and 50% in 2008 and 2007, respectively. The effects of currency fluctuations on reported results were to decrease revenues by $3.9 billion in 2009 and increase revenues by $2.0 billion and $4.0 billion in 2008 and 2007, respectively.

GE global revenues in 2009 were $56.4 billion, down 5% over 2008. Increases in emerging markets of 25% in Eastern Europe, 16% in China and 3% in Africa were more than offset by decreases of 17% in the Americas and 7% in Western Europe. GE global revenues as a percentage of total GE revenues were 55% in 2009, compared with 53% and 50% in 2008 and 2007, respectively. GE global revenues were $59.4 billion in 2008, up 19% over 2007, with broad-based global growth.

GECS global revenues decreased 26% to $27.9 billion in 2009, compared with $37.8 billion and $36.5 billion in 2008 and 2007, respectively, primarily as a result of dispositions in Europe and the Pacific Basin. GECS global revenues as a percentage of total GECS revenues were 52% in 2009, compared with 53% and 51% in 2008 and 2007, respectively. The effects of currency fluctuations on reported results were to decrease revenues by $2.5 billion in 2009 and increase revenues by $1.2 billion and $2.3 billion in 2008 and 2007, respectively.

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Total Assets (continuing operations)
December 31 (In billions)	2009	2008

U.S.	$389.2	$395.6
Europe	219.0	228.0
Pacific Basin	65.8	75.0
Americas	50.0	40.9
Other Global	56.3	56.5
Total	$780.3	$796.0

Total assets of global operations on a continuing basis were $391.1 billion in 2009, a decrease of $9.3 billion, or 2%, from 2008. GECS global assets on a continuing basis of $319.1 billion at the end of 2009 were 3% lower than at the end of 2008, reflecting core declines in the Pacific Basin and Europe, partially offset by acquisitions, and the effects of the weaker U.S. dollar, primarily at Consumer and CLL.

Financial results of our global activities reported in U.S. dollars are affected by currency exchange. We use a number of techniques to manage the effects of currency exchange, including selective borrowings in local currencies and selective hedging of significant cross-currency transactions. Such principal currencies are the pound sterling, the euro, the Japanese yen and the Canadian dollar.

Environmental Matters

Our operations, like operations of other companies engaged in similar businesses, involve the use, disposal and cleanup of substances regulated under environmental protection laws. We are involved in a sizeable number of remediation actions to clean up hazardous wastes as required by federal and state laws. Such statutes require that responsible parties fund remediation actions regardless of fault, legality of original disposal or ownership of a disposal site. Expenditures for site remediation actions amounted to approximately $0.3 billion in both 2009 and 2008. We presently expect that such remediation actions will require average annual expenditures of about $0.4 billion over the next two years.

In November 2006, the United States Federal District Court approved a consent decree, which had been agreed to by GE and the United States Environmental Protection Agency (EPA), that represents a comprehensive framework for implementation of EPA's 2002 Record of Decision to dredge polychlorinated biphenyl (PCB)-containing sediments in the upper Hudson River. Under the consent degree, the dredging is to be performed in two phases and Phase I was completed in May through November of 2009. Between Phase I and Phase II there will be an intervening peer review by an independent panel of national experts. The panel will evaluate the performance of Phase I dredging operations with respect to Phase I Engineering Performance Standards, evaluate experience gained from Phase I and may set forth proposed changes to the standards. This evaluation is expected to conclude in the summer of 2010 after which EPA, considering the peer review panel's recommendations, GE's proposed changes, and its own analysis, will issue its regulatory decision setting forth any changes to the scope of, or performance standards for, Phase II. Following EPA's decision, GE has 90 days to either elect to perform Phase II or to opt out of the project, at which point GE may be responsible for further costs. Our statement of financial position as of December 31, 2009, included liabilities for the probable and estimable costs of the project under the consent decree.

Financial Resources and Liquidity

This discussion of financial resources and liquidity addresses the Statement of Financial Position, Liquidity and Borrowings, Debt Instruments, Guarantees and Covenants, the Statement of Changes in Shareowners’ Equity, the Statement of Cash Flows, Contractual Obligations, and Variable Interest Entities and Off-Balance Sheet Arrangements.

Overview of Financial Position

Major changes to our shareowners’ equity are discussed in the Consolidated Statement of Changes in Shareowners’ Equity section. In addition, other significant changes to balances in our Statement of Financial Position follow.

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Statement of Financial Position

Because GE and GECS share certain significant elements of their Statements of Financial Position – property, plant and equipment and borrowings, for example – the following discussion addresses significant captions in the “consolidated” statement. Within the following discussions, however, we distinguish between GE and GECS activities in order to permit meaningful analysis of each individual consolidating statement.

Investment securities comprise mainly investment-grade debt securities supporting obligations to annuitants and policyholders in our run-off insurance operations and holders of guaranteed investment contracts (GICs), and retained interests in securitization entities. The fair value of investment securities increased to $51.9 billion at December 31, 2009, from $41.4 billion at December 31, 2008, primarily driven by decreases in unrealized losses due to market improvements, investment of cash into short-term investments such as money market funds and certificates of deposits, and an increase in our retained interests in securitization entities. Of the amount at December 31, 2009, we held debt securities with an estimated fair value of $41.7 billion, which included corporate debt securities, residential mortgage-backed securities (RMBS) and commercial mortgage-backed securities (CMBS) with estimated fair values of $25.5 billion, $3.3 billion and $2.7 billion, respectively. Unrealized losses on debt securities were $2.6 billion and $5.4 billion at December 31, 2009 and 2008, respectively. This amount included unrealized losses on corporate debt securities, RMBS and CMBS of $0.8 billion, $0.8 billion and $0.4 billion, respectively, at December 31, 2009, as compared with $2.6 billion, $1.1 billion and $0.8 billion, respectively, at December 31, 2008.

Of the $3.3 billion of RMBS, our exposure to subprime credit was approximately $0.9 billion. These securities are primarily held to support obligations to holders of GICs. We purchased no such securities in 2009 and 2008. These investment securities are collateralized primarily by pools of individual direct mortgage loans, and do not include structured products such as collateralized debt obligations. Additionally, a majority of exposure to residential subprime credit related to investment securities backed by mortgage loans originated in 2006 and 2005.

The vast majority of our CMBS have investment-grade credit ratings from the major rating agencies and are in a senior position in the capital structure of the deal. Our CMBS investments are collateralized by both diversified pools of mortgages that were originated for securitization (conduit CMBS) and pools of large loans backed by high quality properties (large loan CMBS), a majority of which were originated in 2006 and 2007.

We regularly review investment securities for impairment. Our review uses both qualitative and quantitative criteria. Effective April 1, 2009, the FASB amended ASC 320, Investments – Debt and Equity Securities, and modified the requirements for recognizing and measuring other-than-temporary impairment for debt securities. This did not have a material impact on our results of operations. We presently do not intend to sell our debt securities and believe that it is not more likely than not that we will be required to sell these securities that are in an unrealized loss position before recovery of our amortized cost. If we do not intend to sell the security and it is not more likely than not that we will be required to sell the security before recovery of our amortized cost, we evaluate other qualitative criteria to determine whether a credit loss exists, such as the financial health of and specific prospects for the issuer, including whether the issuer is in compliance with the terms and covenants of the security. Quantitative criteria include determining whether there has been an adverse change in expected future cash flows. With respect to corporate bonds, we placed greater emphasis on the credit quality of the issuer. With respect to RMBS and CMBS, we placed greater emphasis on our expectations with respect to cash flows from the underlying collateral and with respect to RMBS, we considered other features of the security, principally monoline insurance. For equity securities, our criteria include the length of time and magnitude of the amount that each security is in an unrealized loss position. Our other-than-temporary impairment reviews involve our finance, risk and asset management functions as well as the portfolio management and research capabilities of our internal and third-party asset managers.

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Monoline insurers (Monolines) provide credit enhancement for certain of our investment securities. The credit enhancement is a feature of each specific security that guarantees the payment of all contractual cash flows, and is not purchased separately by GE. At December 31, 2009, our investment securities insured by Monolines totaled $2.7 billion, including $0.8 billion of our $0.9 billion investment in subprime RMBS. The Monoline industry continues to experience financial stress from increasing delinquencies and defaults on the individual loans underlying insured securities. In evaluating whether a security with Monoline credit enhancement is other-than-temporarily impaired, we first evaluate whether there has been an adverse change in estimated cash flows. If there has been an adverse change in estimated cash flows, we then evaluate the overall credit worthiness of the Monoline using an analysis that is similar to the approach we use for corporate bonds. This includes an evaluation of the following factors: sufficiency of the Monoline’s cash reserves and capital, ratings activity, whether the Monoline is in default or default appears imminent, and the potential for intervention by an insurance or other regulator. At December 31, 2009, the unrealized loss associated with securities subject to Monoline credit enhancement for which there is an expected loss was $0.3 billion, of which $0.2 billion relates to expected credit losses and the remaining $0.1 billion relates to other market factors.

Total pre-tax other-than-temporary impairment losses during the period April 1, 2009, through December 31, 2009, were $0.8 billion, of which $0.5 billion was recognized in earnings and primarily relates to credit losses on corporate debt securities, RMBS and retained interests in our securitization arrangements, and $0.3 billion primarily relates to non-credit related losses on RMBS and is included within accumulated other comprehensive income.

Our qualitative review attempts to identify issuers’ securities that are “at-risk” of other-than-temporary impairment, that is, for securities that we do not intend to sell and it is not more likely than not that we will be required to sell before recovery of our amortized cost, whether there is a possibility of credit loss that would result in an other-than-temporary impairment recognition in the following 12 months. Securities we have identified as “at-risk” primarily relate to investments in RMBS securities and corporate debt securities across a broad range of industries. The amount of associated unrealized loss on these securities at December 31, 2009, is $0.6 billion. Credit losses that would be recognized in earnings are calculated when we determine the security to be other-than-temporarily impaired. Continued uncertainty in the capital markets may cause increased levels of other-than-temporary impairments.

At December 31, 2009, unrealized losses on investment securities totaled $2.6 billion, including $2.4 billion aged 12 months or longer, compared with unrealized losses of $5.7 billion, including $3.5 billion aged 12 months or longer, at December 31, 2008. Of the amount aged 12 months or longer at December 31, 2009, more than 70% of our debt securities were considered to be investment grade by the major rating agencies. In addition, of the amount aged 12 months or longer, $1.5 billion and $0.7 billion related to structured securities (mortgage-backed, asset-backed and securitization retained interests) and corporate debt securities, respectively. With respect to our investment securities that are in an unrealized loss position at December 31, 2009, the vast majority relate to debt securities held to support obligations to holders of GICs and annuitants and policyholders in our run-off insurance operations. We presently do not intend to sell our debt securities and believe that it is not more likely than not that we will be required to sell these securities that are in an unrealized loss position before recovery of our amortized cost. The fair values used to determine these unrealized gains and losses are those defined by relevant accounting standards and are not a forecast of future gains or losses. For additional information, see Note 3.

Fair Value Measurements. We adopted ASC 820, Fair Value Measurements and Disclosures, in two steps; effective January 1, 2008, we adopted it for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis and effective January 1, 2009, for all non-financial instruments accounted for at fair value on a non-recurring basis. Adoption of this did not have a material effect on our financial position or results of operations. Additional information about our application of this guidance is provided in Note 21.

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Investments measured at fair value in earnings include retained interests in securitizations accounted for at fair value and equity investments of $3.1 billion at year-end 2009. The earnings effects of changes in fair value on these assets, favorable and unfavorable, will be reflected in the period in which those changes occur. As discussed in Note 9, we also have assets that are classified as held for sale in the ordinary course of business, primarily credit card receivables, loans and real estate properties, carried at $3.7 billion at year-end 2009, which represents the lower of carrying amount or estimated fair value less costs to sell. To the extent that the estimated fair value less costs to sell is lower than carrying value, any favorable or unfavorable changes in fair value will be reflected in earnings in the period in which such changes occur.

Working capital, representing GE current receivables and inventories, less GE accounts payable and progress collections, was $(1.6) billion at December 31, 2009, down $5.5 billion from December 31, 2008, primarily reflecting the effects of operating initiatives and the classification of NBCU and our Security business as held for sale. As Energy delivers units out of its backlog over the next few years, progress collections of $13.0 billion at December 31, 2009, will be earned, which, along with progress collections on new orders, will impact working capital. Throughout the last three years, we have executed a significant number of initiatives through our Operating Council, such as lean cycle time projects, which have resulted in working capital decreases. We expect to continue these initiatives in 2010, which should have the effect of significantly offsetting the effects of decreases in progress collections.

We discuss current receivables and inventories, two important elements of working capital, in the following paragraphs.

Current receivables for GE totaled to $9.8 billion at the end of 2009 and $15.1 billion at the end of 2008, and included $7.5 billion due from customers at the end of 2009 compared with $11.3 billion at the end of 2008. GE current receivables turnover, including NBCU, was 8.0 in 2009, compared with 7.5 in 2008. The overall reduction in current receivables was due to the Operating Council initiatives and lower volume across our industrial businesses and the classification of NBCU and our Security business as held for sale. See Note 4.

Inventories for GE totaled to $11.9 billion at December 31, 2009, down $1.7 billion from the end of 2008. This decrease reflected lower inventories at Technology Infrastructure and the classification of our Security business and NBCU as held for sale, partially offset by higher inventories at Energy Infrastructure supporting the significant backlog. GE inventory turnover, including NBCU, was 7.9 and 8.0 in 2009 and 2008, respectively. See Note 5.

Financing receivables is our largest category of assets and represents one of our primary sources of revenues. A discussion of the quality of certain elements of the financing receivables portfolio follows.

Our portfolio of financing receivables is diverse and not directly comparable to major U.S. banks. Historically, we have had less consumer exposure, which over time has had higher loss rates than commercial exposure.

Our consumer portfolio is largely non-U.S. and primarily comprises mortgage, sales finance, auto and personal loans in various European and Asian countries. Our U.S. consumer financing receivables comprise 7% of our total portfolio. Of those, approximately 36% relate primarily to credit cards, which are often subject to profit and loss sharing arrangements with the retailer (the results of which are reflected in GECS revenues), and have a smaller average balance and lower loss severity as compared to bank cards. The remaining 64% are sales finance receivables, which provide electronics, recreation, medical and home improvement financing to customers. In 2007, we exited the U.S. mortgage business and we have no U.S. auto or student loans.

Our commercial portfolio primarily comprises senior, secured positions with comparatively low loss history. The secured receivables in this portfolio are collateralized by a variety of asset classes, including industrial-related facilities and equipment; commercial and residential real estate; vehicles, aircraft, and equipment used in many industries, including the construction, manufacturing, transportation, telecommunications and healthcare industries. We are in a secured position for substantially all of this portfolio.

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Overall, we believe that the global economic markets are beginning to stabilize and we expect that our financing receivables portfolio will begin to reflect this over the course of 2010. We believe that the commercial financing markets in which we operate (excluding commercial real estate, discussed below) are likewise becoming more stable, and loss severity remains within an expected range.  Delinquency and non-earnings rates in these businesses are beginning to show signs of improvement and originations, while down, are at generally higher margins. In our Consumer businesses, we continued throughout 2009 to raise underwriting standards, reduce open credit commitments and maintain discipline in collections. The performance of this business has historically been linked to the global economy and unemployment levels and we expect 2010 losses to be about the same as our experience in 2009. Real Estate continues to be under pressure, with limited market liquidity and challenging economic conditions. We have and continue to maintain an intense focus on operations and risk management; however, we expect current economic conditions to persist in 2010, which will likely result in higher losses for Real Estate compared with 2009.

Losses on financing receivables are recognized when they are incurred, which requires us to make our best estimate of probable losses inherent in the portfolio. Such estimate requires consideration of historical loss experience, adjusted for current conditions, and judgments about the probable effects of relevant observable data, including present economic conditions such as delinquency rates, financial health of specific customers and market sectors, collateral values (including housing price indices as applicable), and the present and expected future levels of interest rates. Our risk management process includes standards and policies for reviewing major risk exposures and concentrations, and evaluates relevant data either for individual loans or financing leases, or on a portfolio basis, as appropriate. Effective January 1, 2009, loans acquired in a business acquisition are recorded at fair value, which incorporates our estimate at the acquisition date of the credit losses over the remaining life of the portfolio. As a result, the allowance for loan losses is not carried over at acquisition. This may result in lower reserve coverage ratios prospectively.

For purposes of the discussion that follows, “delinquent” receivables are those that are 30 days or more past due based on their contractual terms; and “nonearning” receivables are those that are 90 days or more past due (or for which collection has otherwise become doubtful). Nonearning receivables exclude loans purchased at a discount (unless they have deteriorated post acquisition). Under ASC 310, Receivables, these loans are initially recorded at fair value and accrete interest income over the estimated life of the loan based on reasonably estimable cash flows even if the underlying loans are contractually delinquent at acquisition. In addition, nonearning receivables exclude loans that are paying currently under a cash accounting basis, but classified as impaired.  Recently restructured financing receivables are not considered delinquent when payments are brought current according to the restructured terms, but may remain classified as nonearning until there has been a period of satisfactory payment performance by the borrower and future payments are reasonably assured of collection.

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	Financing receivables at		Nonearning receivables at		Allowance for losses at
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
(In millions)	2009	2008	2009	2008	2009	2008

CLL(a)
Americas	$87,496	$105,410	$3,155	$1,974	$1,179	$843
Europe	41,455	40,093	1,441	372	575	311
Asia	13,202	16,683	576	306	244	163
Other	2,836	3,137	24	2	11	4

Consumer(a)
Non-U.S. residential
mortgages(b)	58,345	60,243	4,515	3,303	949	381
Non-U.S. installment and
revolving credit	24,976	24,224	451	411	1,181	1,049
U.S. installment and
revolving credit	23,190	27,645	841	758	1,698	1,700
Non-U.S. auto	13,344	16,586	72	77	308	203
Other	11,688	11,524	625	174	300	226

Real Estate(c)	44,841	46,735	1,252	194	1,494	301

Energy Financial Services	7,790	8,392	78	241	28	58

GECAS	13,254	13,078	153	146	104	58

Other(d)	2,614	4,031	72	38	34	28
Total	$345,031	$377,781	$13,255	$7,996	$8,105	$5,325

(a)	During the first quarter of 2009, we transferred Artesia from CLL to Consumer. Prior-period amounts were reclassified to conform to the current-period’s presentation.

(b)
At December 31, 2009, net of credit insurance, approximately 24% of this portfolio comprised loans with introductory, below-market rates that are scheduled to adjust at future dates; with high loan-to-value ratios at inception; whose terms permitted interest-only payments; or whose terms resulted in negative amortization. At origination, we underwrite loans with an adjustable rate to the reset value. 82% of these loans are in our U.K. and France portfolios, which comprise mainly loans with interest-only payments and introductory below-market rates, have a delinquency rate of 18.3% and have loan-to-value ratio at origination of 74%. At December 31, 2009, 1% (based on dollar values) of these loans in our U.K. and France portfolios have been restructured.

(c)	Financing receivables included $317 million and $731 million of construction loans at December 31, 2009 and 2008, respectively.

(d)	Consisted of loans and financing leases related to certain consolidated, liquidating securitization entities.

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			Allowance for losses as		Allowance for losses as a
	Nonearning receivables as a		a percent of nonearning		percent of total financing
	percent of financing receivables		receivables		receivables
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008	2009	2008

CLL(a)
Americas	3.6%	1.9%	37.4%	42.7%	1.3%	0.8%
Europe	3.5	0.9	39.9	83.6	1.4	0.8
Asia	4.4	1.8	42.4	53.3	1.8	1.0
Other	0.8	0.1	45.8	200.0	0.4	0.1

Consumer(a)
Non-U.S. residential
mortgages	7.7	5.5	21.0	11.5	1.6	0.6
Non-U.S. installment and
revolving credit	1.8	1.7	261.9	255.2	4.7	4.3
U.S. installment and
revolving credit	3.6	2.7	201.9	224.3	7.3	6.1
Non-U.S. auto	0.5	0.5	427.8	263.6	2.3	1.2
Other	5.3	1.5	48.0	129.9	2.6	2.0

Real Estate	2.8	0.4	119.3	155.2	3.3	0.6

Energy Financial Services	1.0	2.9	35.9	24.1	0.4	0.7

GECAS	1.2	1.1	68.0	39.7	0.8	0.4

Other	2.8	0.9	47.2	73.7	1.3	0.7

Total	3.8	2.1	61.1	66.6	2.3	1.4

(a)	During the first quarter of 2009, we transferred Artesia from CLL to Consumer. Prior-period amounts were reclassified to conform to the current-period’s presentation.

Further information on the determination of the allowance for losses on financing receivables is provided in the Critical Accounting Estimates section and Note 1.

The portfolio of financing receivables, before allowance for losses, was $345.0 billion at December 31, 2009, and $377.8 billion at December 31, 2008. Financing receivables, before allowance for losses, decreased $32.8 billion from December 31, 2008, primarily as a result of core declines of $52.1 billion mainly from collections exceeding originations ($44.0 billion) (which includes securitization and sales), partially offset by the weaker U.S. dollar ($17.8 billion) and acquisitions ($11.9 billion).

Related nonearning receivables totaled $13.3 billion (3.8% of outstanding receivables) at December 31, 2009, compared with $8.0 billion (2.1% of outstanding receivables) at December 31, 2008. Nonearning receivables increased from December 31, 2008, primarily in connection with the challenging global economic environment, increased deterioration in the real estate markets and rising unemployment.

The allowance for losses at December 31, 2009, totaled $8.1 billion compared with $5.3 billion at December 31, 2008, representing our best estimate of probable losses inherent in the portfolio and reflecting the then-current credit and economic environment. Allowance for losses increased $2.8 billion from December 31, 2008, primarily due to increasing delinquencies and nonearning receivables, reflecting the continued weakened economic and credit environment.

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“Impaired” loans in the table below are defined as larger balance or restructured loans for which it is probable that the lender will be unable to collect all amounts due according to original contractual terms of the loan agreement.  The vast majority of our consumer and a portion of our CLL nonearning receivables are excluded from this definition, as they represent smaller balance homogenous loans that we evaluate collectively by portfolio for impairment.

Impaired loans include nonearning receivables on larger balance or restructured loans, loans which are currently paying interest under the cash basis (but are excluded from the nonearning category), and loans paying currently but which have been previously restructured.

Specific reserves are recorded for individually impaired loans to the extent we judge principal to be uncollectible. Certain loans classified as impaired may not require a reserve. In these circumstances, we believe that we will ultimately collect the unpaid balance (through collection or collateral repossession).

Further information pertaining to loans classified as impaired and specific reserves is included in the table below.

December 31 (In millions)	2009	2008

Loans requiring allowance for losses	$9,145	$2,712
Loans expected to be fully recoverable	3,741	871
Total impaired loans	$12,886	$3,583

Allowance for losses (specific reserves)	$2,331	$635
Average investment during the period	8,493	2,064
Interest income earned while impaired(a)	227	48

(a)	Recognized principally on cash basis.

Impaired loans increased by $9.3 billion from December 31, 2008, to December 31, 2009, primarily relating to increases at Real Estate ($5.7 billion) and CLL ($2.7 billion). We regularly review our Real Estate loans for impairment using both quantitative and qualitative factors, such as debt service coverage and loan-to-value ratios. We classify Real Estate loans as impaired when the most recent valuation reflects a projected loan-to-value ratio at maturity in excess of 100%, even if the loan is currently paying in accordance with contractual terms. The increase in impaired loans and related specific reserves at Real Estate reflects our current estimate of collateral values of the underlying properties, and our estimate of loans which are not past due, but for which it is probable that we will be unable to collect the full principal balance at maturity due to a decline in the underlying value of the collateral. Of our $6.5 billion impaired loans at Real Estate at December 31, 2009, approximately $4.4 billion are currently paying in accordance with the contractual terms of the loan. Impaired loans at CLL primarily represent senior secured lending positions.

Our loss mitigation strategy intends to minimize economic loss and, at times, can result in rate reductions, principal forgiveness, extensions, forbearance or other actions, which may cause the related loan to be classified as a troubled debt restructuring (TDR). As required by GAAP, TDRs are included in impaired loans. As of December 31, 2009, TDRs included in impaired loans were $3.0 billion, primarily relating to Real Estate ($1.1 billion), CLL ($1.0 billion) and Consumer ($0.9 billion).

CLL − Americas. Nonearning receivables of $3.2 billion represented 23.8% of total nonearning receivables at December 31, 2009. The ratio of allowance for losses as a percent of nonearning receivables declined from 42.7% at December 31, 2008, to 37.4% at December 31, 2009, primarily from an increase in secured exposures requiring relatively lower specific reserve levels, based upon the strength of the underlying collateral values. The ratio of nonearning receivables as a percent of financing receivables increased from 1.9% at December 31, 2008, to 3.6% at December 31, 2009, primarily from an increase in nonearning receivables in our senior secured lending portfolio concentrated in the following industries: media, communications, corporate aircraft, auto, transportation, retail/publishing, inventory finance, and franchise finance.

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CLL – Europe. Nonearning receivables of $1.4 billion represented 10.9% of total nonearning receivables at December 31, 2009. The ratio of allowance for losses as a percent of nonearning receivables declined from 83.6% at December 31, 2008, to 39.9% at December 31, 2009, primarily from the increase in nonearning receivables related to the acquisition of Interbanca S.p.A. The ratio of nonearning receivables as a percent of financing receivables increased from 0.9% at December 31, 2008, to 3.5% at December 31, 2009, primarily from the increase in nonearning receivables related to the acquisition of Interbanca S.p.A. and an increase in nonearning receivables in secured lending in the automotive industry.

CLL – Asia. Nonearning receivables of $0.6 billion represented 4.3% of total nonearning receivables at December 31, 2009. The ratio of allowance for losses as a percent of nonearning receivables declined from 53.3% at December 31, 2008, to 42.4% at December 31, 2009, primarily due to an increase in nonearning receivables in secured exposures, which did not require significant specific reserves based upon the strength of the underlying collateral values. The ratio of nonearning receivables as a percent of financing receivables increased from 1.8% at December 31, 2008, to 4.4% at December 31, 2009, primarily from an increase in nonearning receivables at our corporate asset-based, distribution finance and corporate air secured financing businesses in Japan, Australia, New Zealand and India and a lower financing receivables balance.

Consumer − Non-U.S. residential mortgages. Nonearning receivables of $4.5 billion represented 34.1% of total nonearning receivables at December 31, 2009. The ratio of allowance for losses as a percent of nonearning receivables increased from 11.5% at December 31, 2008, to 21.0% at December 31, 2009. In 2009, our nonearning receivables increased primarily as a result of the continued decline in the U.K. housing market, partially offset by increased foreclosures. Our non-U.S. mortgage portfolio has a loan-to-value ratio of approximately 75% at origination and the vast majority are first lien positions. Our U.K. and France portfolios, which comprise a majority of our total mortgage portfolio, have reindexed loan-to-value ratios of 82% and 68%, respectively. Less than 4% of these loans are without mortgage insurance and have a reindexed loan-to-value ratio equal to or greater than 100%. Loan-to-value information is updated on a quarterly basis for a majority of our loans and considers economic factors such as the housing price index. At December 31, 2009, we had in repossession stock approximately 1,200 houses in the U.K., which had a value of approximately $0.2 billion.

Consumer − Non-U.S. installment and revolving credit. Nonearning receivables of $0.5 billion represented 3.4% of total nonearning receivables at December 31, 2009. The ratio of allowance for losses as a percent of nonearning receivables increased from 255.2% at December 31, 2008, to 261.9% at December 31, 2009, reflecting increases in allowance for loan losses, partially offset by the effects of loan repayments and reduced originations. Allowance for losses as a percent of financing receivables increased from 4.3% at December 31, 2008, to 4.7% at December 31, 2009, as increases in allowance for loan losses were driven by the effects of increased delinquencies in Europe and Australia, partially offset by the effects of business dispositions.

Consumer − U.S. installment and revolving credit. Nonearning receivables of $0.8 billion represented 6.3% of total nonearning receivables at December 31, 2009. The ratio of allowance for losses as a percent of nonearning receivables declined from 224.3% at December 31, 2008, to 201.9% at December 31, 2009, as a result of the effects of loan repayments and better entry rates, partially offset by increases in the allowance for loan losses due to the effects of the continued deterioration in our U.S. portfolio in connection with rising unemployment.

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Real Estate. Nonearning receivables of $1.3 billion represented 9.4% of total nonearning receivables at December 31, 2009. The $1.1 billion increase in nonearning receivables from December 31, 2008, was driven primarily by increased delinquencies in the U.S. apartment and office loan portfolios, which have been adversely affected by rent and occupancy declines. The ratio of allowance for losses as a percent of total financing receivables increased from 0.6% at December 31, 2008, to 3.3% at December 31, 2009, driven primarily by continued economic deterioration in the U.S. and the U.K. markets, which resulted in an increase in both specific and general credit loss provisions. The ratio of allowance for losses as a percent of nonearning receivables declined from 155.2% at December 31, 2008, to 119.3% at December 31, 2009, reflecting a higher proportion of the allowance being attributable to specific reserves and our estimate of underlying collateral values. The allowance for losses on our real estate receivables may continue to be adversely affected as the overall challenging economic environment continues to pressure underlying property values. At December 31, 2009, real estate held for investment included $0.8 billion representing 82 foreclosed commercial real estate properties.

Delinquency Rates

Delinquency rates on managed equipment financing loans and leases and managed consumer financing receivables follow.

	Delinquency rates at
December 31	2009	2008	2007

Equipment Financing	2.81%	2.17%	1.21%
Consumer	8.85	7.48	5.40
U.S.	7.66	7.14	5.52
Non-U.S.	9.38	7.65	5.35

Delinquency rates on equipment financing loans and leases increased from December 31, 2008 and 2007, to December 31, 2009, as a result of the continuing weakness in the global economic and credit environment. In addition, delinquency rates on equipment financing loans and leases increased nine basis points from December 31, 2008, to December 31, 2009, as a result of the inclusion of the CitiCapital acquisition. The challenging credit environment may continue to lead to a higher level of commercial delinquencies and provisions for financing receivables and could adversely affect results of operations at CLL.

Delinquency rates on consumer financing receivables increased from December 31, 2008 and 2007, to December 31, 2009, primarily because of rising unemployment, a challenging economic environment and lower volume. In response, we continued to tighten underwriting standards globally, increased focus on collection effectiveness and will continue the process of regularly reviewing and adjusting reserve levels. We expect the global environment, along with U.S. unemployment levels, to further show signs of stabilization in 2010; however, a continued challenging economic environment may continue to result in higher provisions for loan losses and could adversely affect results of operations at Consumer. At December 31, 2009, roughly 39% of our U.S. managed portfolio (excluding delinquent or impaired), which consisted of credit cards, installment and revolving loans, was receivable from subprime borrowers. We had no U.S. subprime residential mortgage loans at December 31, 2009. See Note 6.

Other GECS receivables totaled $18.8 billion at December 31, 2009, and $18.6 billion at December 31, 2008, and consisted primarily of amounts due from GE (generally related to material procurement programs of $2.5 billion and $3.0 billion at December 31, 2009 and 2008, respectively), amounts due from Qualified Special Purpose Entities (QSPEs), insurance receivables, nonfinancing customer receivables, amounts accrued from investment income, amounts due under operating leases and various sundry items.

Property, plant and equipment totaled $69.2 billion at December 31, 2009, down $9.3 billion from 2008, primarily reflecting the deconsolidation of PTL and the classification of NBCU and our Security business as held for sale. GE property, plant and equipment consisted of investments for its own productive use, whereas the largest element for GECS was equipment provided to third parties on operating leases. Details by category of investment are presented in Note 7.

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GE additions to property, plant and equipment totaled $2.4 billion and $3.0 billion in 2009 and 2008, respectively. Total expenditures, excluding equipment leased to others, for the past five years were $13.9 billion, of which 38% was investment for growth through new capacity and product development; 28% was investment in productivity through new equipment and process improvements; and 34% was investment for other purposes such as improvement of research and development facilities and safety and environmental protection.

GECS additions to property, plant and equipment were $6.4 billion and $13.3 billion during 2009 and 2008, respectively, primarily reflecting acquisitions and additions of commercial aircraft at the GECAS business of GE Capital.

Goodwill and other intangible assets totaled $65.6 billion and $11.9 billion, respectively, at December 31, 2009. Goodwill decreased $16.2 billion from 2008, primarily from dispositions (including the classification of NBCU and our Security business as held for sale) and the PTL deconsolidation, partially offset by the effects of the weaker U.S. dollar and acquisitions, including BAC and Interbanca S.p.A. by GE Capital and Airfoils Technologies International – Singapore Pte. Ltd. (ATI – Singapore) at Technology Infrastructure. Other intangible assets decreased $3.0 billion from 2008, primarily from dispositions and amortization expense. See Note 8.

All other assets totaled $103.4 billion at December 31, 2009, a decrease of $3.5 billion, reflecting the classification of NBCU as held for sale and decreases in the fair value of derivative instruments, partially offset by a $5.8 billion equity method investment in PTL following our partial sale in the first quarter of 2009 and increases in contract costs and estimated earnings. We recognized other-than-temporary impairments of cost and equity method investments of $0.9 billion and $0.5 billion in 2009 and 2008, respectively. See Note 9.

Included in other assets are Real Estate equity investments of $32.2 billion and $32.8 billion at December 31, 2009 and 2008, respectively. Our portfolio is diversified, both geographically and by asset type. However, the global real estate market is subject to periodic cycles that can cause significant fluctuations in market value. Throughout the year, these markets have been increasingly affected by rising unemployment, a slowdown in general business activity and continued challenging conditions in the credit markets. We expect these markets will continue to be affected while the economic environment remains challenging.

We review the estimated values of our commercial real estate investments semi-annually. As of our most recent estimate performed in 2009, the carrying value of our Real Estate investments exceeded their estimated value by about $7 billion. The estimated value of the portfolio reflects the continued deteriorating real estate values and market  fundamentals, including reduced market occupancy rates and market rents as well as the effects of limited real estate market liquidity. Given the current and expected challenging market conditions, there continues to be risk and uncertainty surrounding commercial real estate values and our unrealized loss on real estate equity properties may continue to increase. Declines in estimated value of real estate below carrying amount result in impairment losses when the aggregate undiscounted cash flow estimates used in the estimated value measurement are below the carrying amount. As such, estimated losses in the portfolio will not necessarily result in recognized impairment losses. When we recognize an impairment, the impairment is measured based upon the fair value of the underlying asset which is based upon current market data, including current capitalization rates. During 2009, Real Estate recognized pre-tax impairments of $0.8 billion in its real estate investments, compared with $0.3 billion for the comparable period in 2008. Continued deterioration in economic and market conditions may result in further impairments being recognized.

Contract costs and estimated earnings reflect revenues earned in excess of billings on our long-term contracts to construct technically complex equipment (such as power generation, aircraft engines and aeroderivative units) and long-term product maintenance or extended warranty arrangements. Our total contract costs and estimated earnings balances at December 31, 2009 and 2008, were $7.4 billion and $6.0 billion, respectively, reflecting the timing of billing in relation to work performed, as well as changes in estimates of future revenues and costs. Our total contract costs and estimated earnings balance at December 31, 2009, primarily related to customers in our Energy, Aviation and Transportation businesses. Further information is provided in the Critical Accounting Estimates section.

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Liquidity and Borrowings

We manage our liquidity to help ensure access to sufficient funding at acceptable costs to meet our business needs and financial obligations throughout business cycles. Our obligations include principal payments on outstanding borrowings, interest on borrowings, purchase obligations for inventory and equipment and general obligations such as collateral deposits held or collateral required to be posted to counterparties, payroll and general expenses. We rely on cash generated through our operating activities as well as unsecured and secured funding sources, including commercial paper, term debt, bank borrowings, securitization and other retail funding products.

Sources for payment of our obligations are determined through our annual financial and strategic planning processes. Our 2010 funding plan anticipates repayment of principal on outstanding short-term borrowings ($133.1 billion at December 31, 2009) through commercial paper issuances; cash on hand; long-term debt issuances; collections of financing receivables exceeding originations; and deposit funding and alternative sources of funding.

Interest on borrowings is primarily funded through interest earned on existing financing receivables. During 2009, GECS earned interest income on financing receivables of $23.4 billion, which more than offset interest expense of $17.9 billion. Purchase obligations and other general obligations are funded through customer sales revenues (industrial) or collection of principal on our existing portfolio of loans and leases (financial services), cash on hand and operating cash flow.

We maintain a strong focus on our liquidity. Since the fourth quarter of 2008, we have taken a number of actions to strengthen and maintain liquidity, including:

•
At December 31, 2009, our cash and equivalents were $72.3 billion and committed credit lines were $51.7 billion, which in the aggregate were more than twice our GECS commercial paper borrowings balance. We intend to maintain committed credit lines and cash in excess of GECS commercial paper borrowings going forward.

•	In 2009, we reduced ENI (excluding cash and equivalents and the effects of currency exchange rates) in our GE Capital business by approximately $50 billion, primarily through slowing originations.

•	GECS commercial paper borrowings were $47.3 billion at December 31, 2009, compared with $71.8 billion at December 31, 2008.

•	We have completed our long-term debt funding target of $38 billion for 2010, and in 2010 have issued $5.1 billion (through February 15, 2010) towards our long-term debt funding target for 2011.

•
During 2009, we issued an aggregate of $23.2 billion of long-term debt (including $3.2 billion in the fourth quarter) that is not guaranteed under the Federal Deposit Insurance Corporation’s (FDIC) Temporary Liquidity Guarantee Program (TLGP).

•	At GECS, we are managing collections versus originations to help support liquidity needs. In 2009, collections exceeded originations by approximately $44.0 billion.

•
As of December 31, 2009, we had issued notes from our securitization platforms in an aggregate amount of $14.0 billion; $4.3 billion of these notes were eligible for investors to use as collateral under the Federal Reserve Bank of New York’s Term Asset-Backed Securities Loan Facility (TALF).

•
In February 2009, we announced the reduction of the quarterly GE stock dividend by 68%, from $0.31 per share to $0.10 per share, effective with the dividend approved by the Board in June 2009, which was paid in the third quarter. This reduction had the effect of reducing cash outflows of the company by approximately $4 billion in the second half of 2009 and will save approximately $9 billion annually thereafter.

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•	In September 2008, we reduced the GECS dividend to GE and suspended our stock repurchase program. Effective January 2009, we fully suspended the GECS dividend to GE.

•
In October 2008, we raised $15 billion in cash through common and preferred stock offerings and we contributed $15 billion to GECS, including $9.5 billion in the first quarter of 2009 (of which $8.8 billion was further contributed to GECC through capital contribution and share issuance), in order to improve tangible capital and reduce leverage.

Cash and Equivalents

We have cash and equivalents of $72.3 billion at December 31, 2009, which is available to meet Company needs. A substantial portion of this is freely available. About $8 billion is in regulated entities and is subject to regulatory restrictions. About $9 billion is held outside the U.S. and is available to fund operations and other growth of non-U.S. subsidiaries; it is also available to fund Company needs in the U.S. on a short-term basis (without being subject to U.S. tax). We anticipate that we will continue to generate cash from operating activities in the future, which will be available to help meet our liquidity needs. We also generate substantial cash from the principal collections of loans and rentals from leased assets.

We have committed, unused credit lines totaling $51.7 billion that had been extended to us by 59 financial institutions at December 31, 2009. These lines include $36.8 billion of revolving credit agreements under which we can borrow funds for periods exceeding one year. Additionally, $14.4 billion are 364-day lines that contain a term-out feature that allows us to extend borrowings for one year from the date of expiration of the lending agreement.

Funding Plan

In 2009, GECS issued $69.7 billion of long-term debt, including $46.5 billion issued under the TLGP and $23.2 billion in non-guaranteed senior, unsecured debt with maturities up to 30 years. Included in our 2009 issuances is $38 billion that represents the pre-funding of our 2010 long-term debt funding plan. In 2010, we have issued $5.1 billion (through February 15, 2010) toward our 2011 long-term funding plan.

Under the TLGP, the FDIC guaranteed certain senior, unsecured debt issued on or before October 31, 2009. Our TLGP-guaranteed debt matures in 2010 ($6 billion), 2011 ($18 billion) and 2012 ($35 billion). We anticipate funding of these and our other long-term debt maturities through a combination of new debt issuances, collections exceeding originations, alternative funding sources and use of existing cash.

We currently expect that the expiration of the TLGP will not have a significant effect on our liquidity. If, however, significant disruption in the credit markets were to return or if the challenging market conditions continue, our ability to issue unsecured long-term debt may be affected. In the event we cannot sufficiently access our normal sources of funding as a result of the ongoing credit market turmoil, we have a number of alternative means to enhance liquidity, including:

•	Controlling new originations in GECC to reduce capital and funding requirements

•	Using part of our available cash balance

•	Pursuing alternative funding sources, including bank deposits and asset-backed fundings

•	Using our bank credit lines which, with our cash, we intend to maintain in excess of our outstanding commercial paper

•	Generating additional cash from industrial operations

•	Contributing additional capital from GE to GECC, including from funds retained as a result of the reduction in our dividend announced in February 2009 or future dividend reductions

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We believe that our existing funds, combined with our alternative means to enhance liquidity, provide us with sufficient funds to meet our needs and financial obligations.

We maintain securitization capability in most of the asset classes we have traditionally securitized. However, in 2008 and 2009 these capabilities have been, and continue to be, more limited than in 2007. We have continued to execute new securitizations throughout this period using bank administered commercial paper conduits, and more recently have executed new securitizations in both the public term markets and in the private markets. In 2009, we have completed issuances from these platforms in an aggregate amount of $14.0 billion. $4.3 billion of these issuances were eligible for investors to use as collateral under TALF. Total proceeds, including sales to revolving facilities, from our securitizations were $18.7 billion and $71.4 billion during the three months and year-ended December 31, 2009, respectively. Comparable amounts for 2008 were $17.8 billion and $76.8 billion, respectively.

We have deposit-taking capability at 18 banks outside of the U.S. and two banks in the U.S. – GE Money Bank, a Federal Savings Bank (FSB), and GE Capital Financial Inc., an industrial bank (IB). The FSB and IB currently issue certificates of deposit (CDs) distributed by brokers in maturity terms from three months to ten years. Bank deposits, which are a large component of our alternative funding, were $38.9 billion at December 31, 2009, including CDs of $17.7 billion. Total alternative funding increased from $55 billion to $57 billion during 2009, primarily resulting from an increase in bank deposits mainly from the acquisitions of BAC and Interbanca S.p.A., partially offset by a planned reduction in bank borrowings.

Exchange rate and interest rate risks are managed with a variety of techniques, including match funding and selective use of derivatives. We use derivatives to mitigate or eliminate certain financial and market risks because we conduct business in diverse markets around the world and local funding is not always efficient. In addition, we use derivatives to adjust the debt we are issuing to match the fixed or floating nature of the assets we are originating. We apply strict policies to manage each of these risks, including prohibitions on speculative activities. Following is an analysis of the potential effects of changes in interest rates and currency exchange rates using so-called “shock” tests that model effects of shifts in rates. These are not forecasts.

•
It is our policy to minimize exposure to interest rate changes. We fund our financial investments using debt or a combination of debt and hedging instruments so that the interest rates of our borrowings match the expected yields on our assets. To test the effectiveness of our positions, we assumed that, on January 1, 2010, interest rates increased by 100 basis points across the yield curve (a “parallel shift” in that curve) and further assumed that the increase remained in place for 2010. We estimated, based on the year-end 2009 portfolio and holding all other assumptions constant, that our 2010 consolidated net earnings would decline by $0.1 billion as a result of this parallel shift in the yield curve.

•
It is our policy to minimize currency exposures and to conduct operations either within functional currencies or using the protection of hedge strategies. We analyzed year-end 2009 consolidated currency exposures, including derivatives designated and effective as hedges, to identify assets and liabilities denominated in other than their relevant functional currencies. For such assets and liabilities, we then evaluated the effects of a 10% shift in exchange rates between those currencies and the U.S. dollar. This analysis indicated that there would be an inconsequential effect on 2010 earnings of such a shift in exchange rates.

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Debt Instruments, Guarantees and Covenants

Credit Ratings

The major debt rating agencies routinely evaluate our debt. This evaluation is based on a number of factors, which include financial strength as well as transparency with rating agencies and timeliness of financial reporting. On March 12, 2009, Standard & Poor’s (S&P) downgraded GE and GECC’s long-term rating by one notch from “AAA” to “AA+” and, at the same time, revised the outlook from negative to stable. Under S&P’s definitions, an obligation rated “AAA” has the highest rating assigned by S&P. The obligor's capacity to meet its financial commitment on the obligation is extremely strong. An obligation rated “AA” differs from an obligation rated “AAA” only to a small degree in that the obligor's capacity to meet its financial commitment on the obligation is very strong. An S&P rating outlook assesses the potential direction of a long-term credit rating over the intermediate term. In determining a rating outlook, consideration is given to any changes in the economic and/or fundamental business conditions. Stable means that a rating is not likely to change in the next six months to two years.

On March 23, 2009, Moody’s Investors Service (Moody’s) downgraded GE and GECC’s long-term rating by two notches from “Aaa” to “Aa2” with a stable outlook and removed us from review for possible downgrade. Under Moody’s definitions, obligations rated “Aaa” are judged to be of the highest quality, with minimal credit risk. Obligations rated “Aa” are judged to be of high quality and are subject to very low credit risk.

In 2009, the short-term ratings of “A-1+/P-1” were affirmed by both rating agencies at the same time with respect to GE, GECS and GECC. These short-term ratings are in the highest rating categories available from S&P and Moody's. Under the S&P definitions, a short-term obligation rated "A-1+" indicates that the obligor's capacity to meet its financial commitment is extremely strong. Under the Moody's definitions, an issuer that is rated "P-1" has a superior ability to repay short-term debt obligations.

We do not believe that the downgrades by S&P and Moody’s have had a material impact on our cost of funding or liquidity as the downgrades had been widely anticipated in the market and were already reflected in the spreads on our debt.

GE, GECS and GECC have distinct business characteristics that the major debt rating agencies evaluate both quantitatively and qualitatively.

Quantitative measures include:

•	Earnings and profitability, revenue growth, the breadth and diversity of sources of income and return on assets

•	Asset quality, including delinquency and write-off ratios and reserve coverage

•
Funding and liquidity, including cash generated from operating activities, leverage ratios such as debt-to-capital, retained cash flow to debt, market access, back-up liquidity from banks and other sources, composition of total debt and interest coverage

•	Capital adequacy, including required capital and tangible leverage ratios

Qualitative measures include:

•	Franchise strength, including competitive advantage and market conditions and position

•	Strength of management, including experience, corporate governance and strategic thinking

•	Financial reporting quality, including clarity, completeness and transparency of all financial performance communications

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Principal debt conditions are described below.

The following conditions relate to GE and GECS:

•
Swap, forward and option contracts are executed under standard master agreements that typically contain mutual downgrade provisions that provide the ability of the counterparty to require termination if the long-term credit rating of the applicable GE entity were to fall below A-/A3. In certain of these master agreements, the counterparty also has the ability to require termination if the short-term rating of the applicable GE entity were to fall below A-1/P-1. The net derivative liability after consideration of netting arrangements and collateral posted by us under these master agreements was estimated to be $1.3 billion at December 31, 2009. See Note 22.

•
If GECC's ratio of earnings to fixed charges were to deteriorate to below 1.10:1, GE has committed to make payments to GECC. See Income Maintenance Agreement section for further discussion. GE also guaranteed certain issuances of GECS subordinated debt having a face amount of $0.4 billion at December 31, 2009 and 2008.

•
In connection with certain subordinated debentures for which GECC receives equity credit by rating agencies, GE has agreed to promptly return to GECC dividends, distributions or other payments it receives from GECC during events of default or interest deferral periods under such subordinated debentures. There were $7.6 billion of such debentures outstanding at December 31, 2009. See Note 10.

The following conditions relate to consolidated entities:

•
If the short-term credit rating of GECC or certain consolidated entities were to be reduced below A-1/P-1, GECC would be required to provide substitute liquidity for those entities or provide funds to retire the outstanding commercial paper. The maximum net amount that GECC would be required to provide in the event of such a downgrade is determined by contract, and amounted to $2.5 billion at December 31, 2009. See Note 23.

•
One group of consolidated entities holds investment securities funded by the issuance of GICs. If the long-term credit rating of GECC were to fall below AA-/Aa3 or its short-term credit rating were to fall below A-1+/P-1, GECC would be required to provide approximately $2.4 billion to such entities as of December 31, 2009, pursuant to letters of credit issued by GECC. To the extent that the entities’ liabilities exceed the ultimate value of the proceeds from the sale of their assets and the amount drawn under the letters of credit, GECC could be required to provide such excess amount. As of December 31, 2009, the value of these entities’ liabilities was $8.5 billion and the fair value of their assets was $7.3 billion (which included unrealized losses on investment securities of $1.4 billion). With respect to these investment securities, we intend to hold them at least until such time as their individual fair values exceed their amortized cost and we have the ability to hold all such debt securities until maturity.

•
Another consolidated entity also issues GICs where proceeds are loaned to GECC. If the long-term credit rating of GECC were to fall below AA-/Aa3 or its short-term credit rating were to fall below A-1+/P-1, GECC could be required to provide up to approximately $3.0 billion as of December 31, 2009, to repay holders of GICs. These obligations are included in Long-term borrowings in our Statement of Financial Position.

•
If the short-term credit rating of GECC were reduced below A-1/P-1, GECC would be required to partially cash collateralize certain covered bonds. The maximum amount that would be required to be provided in the event of such a downgrade is determined by contract and amounted to $0.8 billion at December 31, 2009. These obligations are included in Long-term borrowings in our Statement of Financial Position.

Ratio of Earnings to Fixed Charges

GECC’s ratio of earnings to fixed charges declined to 0.85:1 during 2009 due to lower pre-tax earnings at GECC, which were primarily driven by higher provisions for losses on financing receivables in connection with the challenging economic environment.

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Income Maintenance Agreement

On March 28, 1991, GE entered into an agreement with GECC to make payments to GECC, constituting additions to pre-tax income under the agreement, to the extent necessary to cause the ratio of earnings to fixed charges of GECC and consolidated affiliates (determined on a consolidated basis) to be not less than 1.10:1 for the period, as a single aggregation, of each GECC fiscal year commencing with fiscal year 1991. On October 29, 2009, GE and GECC amended this agreement to extend the notice period for termination from three years to five years. It was further amended to provide that any future amendments to the agreement that could adversely affect GECC require the consent of the majority of the holders of the aggregate outstanding principal amount of senior unsecured debt securities issued or guaranteed by GECC (with an original stated maturity in excess of 270 days), unless the amendment does not trigger a downgrade of GECC’s long-term ratings.

GE made a $9.5 billion payment to GECS in the first quarter of 2009 (of which $8.8 billion was further contributed to GECC through capital contribution and share issuance) to improve tangible capital and reduce leverage. This payment constitutes an addition to pre-tax income under the agreement and therefore increased the ratio of earnings to fixed charges of GECC for the fiscal year 2009 for purposes of the agreement to 1.33:1. As a result, no further payments under the agreement in 2010 are required related to 2009. Should this ratio fall below 1.10:1 for the fiscal year 2010, further payments would be required by GE to GECC. We currently expect to make a payment from GE to GECC in 2011 of about $2 billion pursuant to this agreement.

Any payment made under the Income Maintenance Agreement will not affect the ratio of earnings to fixed charges as determined in accordance with current SEC rules because it does not constitute an addition to pre-tax income under current U.S. GAAP.

TLGP

On November 12, 2008, the FDIC approved GECC’s application for designation as an eligible entity under the FDIC’s TLGP. Qualifying debt issued by GECC on or before October 31, 2009, is guaranteed under the Debt Guarantee Program of the TLGP and is backed by the full faith and credit of the United States. The FDIC’s guarantee under the TLGP is effective until the earlier of the maturity of the debt or December 31, 2012. At December 31, 2009, GECC had issued and outstanding, $59.3 billion of senior, unsecured debt that was guaranteed by the FDIC under the TLGP. We have incurred $2.3 billion of fees for our participation in the TLGP through December 31, 2009. These fees are amortized into interest expense over the terms of the related borrowings. GECC and GE are parties to an Eligible Entity Designation Agreement and GECC is subject to the terms of a Master Agreement, each entered into with the FDIC. The terms of these agreements include, among other things, a requirement that GE and GECC reimburse the FDIC for any amounts that the FDIC pays to holders of GECC debt that is guaranteed by the FDIC.

Consolidated Statement of Changes in Shareowners’ Equity

GE shareowners’ equity increased by $12.6 billion in 2009, compared with a decrease of $10.9 billion in 2008 and an increase of $4.1 billion in 2007.

Net earnings increased GE shareowners' equity by $11.0 billion, $17.4 billion and $22.2 billion, partially offset by dividends declared of $6.8 billion, $12.6 billion and $11.7 billion in 2009, 2008, 2007, respectively.

Elements of Other Comprehensive Income increased shareowners’ equity by $6.7 billion in 2009, compared with a decrease of $30.2 billion in 2008 and an increase of $4.9 billion in 2007, inclusive of changes in accounting principles. The components of these changes are as follows:

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•
Changes in benefit plans reduced shareowners’ equity by $1.8 billion in 2009, primarily reflecting a decrease in the discount rate used to value pension and postretirement benefit obligations. This compared with a decrease of $13.3 billion and an increase of $2.6 billion in 2008 and 2007, respectively. The decrease in 2008 primarily related to declines in the fair value of plan assets as a result of market conditions and adverse changes in the economic environment. Further information about changes in benefit plans is provided in Note 12.

•
Currency translation adjustments increased shareowners’ equity by $4.1 billion in 2009, decreased equity by $11.0 billion in 2008 and increased equity by $4.5 billion in 2007. Changes in currency translation adjustments reflect the effects of changes in currency exchange rates on our net investment in non-U.S. subsidiaries that have functional currencies other than the U.S. dollar. At the end of 2009, the U.S. dollar was weaker against most major currencies, including the pound sterling, the Australian dollar and the euro, compared with a stronger dollar against those currencies at the end of 2008 and a weaker dollar against those currencies at the end of 2007. The dollar was weaker against the Japanese yen in 2008 and 2007.

•
The change in fair value of investment securities increased shareowners’ equity by $2.7 billion in 2009, reflecting improved market conditions related to securities classified as available for sale, primarily corporate debt and mortgage-backed securities. The change in fair value of investment securities decreased shareowners’ equity by $3.2 billion and $1.5 billion in 2008 and 2007, respectively. Further information about investment securities is provided in Note 3.

•
Changes in the fair value of derivatives designated as cash flow hedges increased shareowners’ equity by $1.6 billion in 2009, primarily related to the effect of higher U.S. interest rates on interest rate swaps and lower foreign rates on cross-currency swaps. The change in the fair value of derivatives designated as cash flow hedges decreased equity by $2.7 billion and $0.5 billion in 2008 and 2007, respectively. Further information about the fair value of derivatives is provided in Note 22.

As discussed previously in the Liquidity and Borrowings section, we took a number of actions in 2008 and 2009 to strengthen our liquidity and our credit rating. Such actions also had an effect on shareowners’ equity, which included a $15 billion addition to equity through common and preferred stock offerings in the fourth quarter of 2008 and reduction in the dividend on GE stock, which had a $4 billion positive effect on equity in 2009.

Overview of Our Cash Flow from 2007 through 2009

Consolidated cash and equivalents were $72.3 billion at December 31, 2009, an increase of $24.1 billion from December 31, 2008. Cash and equivalents totaled $48.2 billion at December 31, 2008, an increase of $32.5 billion from December 31, 2007.

We evaluate our cash flow performance by reviewing our industrial (non-financial services) businesses and financial services businesses separately. Cash from operating activities (CFOA) is the principal source of cash generation for our industrial businesses. The industrial businesses also have liquidity available via the public capital markets. Our financial services businesses use a variety of financial resources to meet our capital needs. Cash for financial services businesses is primarily provided from the issuance of term debt and commercial paper in the public and private markets, as well as financing receivables collections, sales and securitizations.

GE Cash Flow

GE cash and equivalents were $8.7 billion at December 31, 2009, compared with $12.1 billion at December 31, 2008. GE CFOA totaled $16.6 billion in 2009 compared with $19.1 billion and $23.3 billion in 2008 and 2007, respectively. With respect to GE CFOA, we believe that it is useful to supplement our GE Statement of Cash Flows and to examine in a broader context the business activities that provide and require cash.

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December 31 (In billions)	2009	2008	2007

Operating cash collections(a)	$104.1	$115.5	$102.8
Operating cash payments	(87.5)	(98.8)	(86.8)
Cash dividends from GECS	–	2.4	7.3
GE cash from operating activities (GE CFOA)(a)	$16.6	$19.1	$23.3

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GE sells customer receivables to GECS in part to fund the growth of our industrial businesses. These transactions can result in cash generation or cash use. During any given period, GE receives cash from the sale of receivables to GECS. It also foregoes collection of cash on receivables sold. The incremental amount of cash received from sale of receivables in excess of the cash GE would have otherwise collected had those receivables not been sold, represents the cash generated or used in the period relating to this activity. The incremental cash generated in GE CFOA from selling these receivables to GECS increased GE CFOA by an insignificant amount and $0.1 billion in 2009 and 2008, respectively. See Note 26 for additional information about the elimination of intercompany transactions between GE and GECS.

The most significant source of cash in GE CFOA is customer-related activities, the largest of which is collecting cash following a product or services sale. GE operating cash collections decreased by $11.4 billion in 2009 and increased by $12.7 billion in 2008. These changes are consistent with the changes in comparable GE operating segment revenues. Analyses of operating segment revenues discussed in the preceding Segment Operations section are the best way of understanding their customer-related CFOA.

The most significant operating use of cash is to pay our suppliers, employees, tax authorities and others for a wide range of material and services. GE operating cash payments decreased in 2009 by $11.3 billion and increased by $12.0 billion in 2008. These changes are consistent with the changes in GE total costs and expenses.

GE CFOA decreased $2.5 billion compared with 2008, primarily reflecting the lack of a current-year dividend from GECS ($2.4 billion). In 2008, GE CFOA decreased $4.2 billion compared with 2007, primarily reflecting a decrease in the dividend from GECS of $4.9 billion.

Dividends from GECS represented the distribution of a portion of GECS retained earnings and are distinct from cash from continuing operating activities within the financial services businesses. The amounts included in GE CFOA are the total dividends, including normal dividends as well as any special dividends from excess capital, primarily resulting from GECS business sales. Beginning in the first quarter of 2009, GECS fully suspended its normal dividend to GE.

GECS Cash Flow

GECS cash and equivalents were $64.4 billion at December 31, 2009, compared with $37.5 billion at December 31, 2008. GECS cash from operating activities totaled $7.6 billion in 2009, compared with cash from operating activities of $31.2 billion in 2008. This decrease was primarily due to an overall decline in net earnings, a current-year reduction in cash collateral held from counterparties on derivative contracts of $6.9 billion and declines in taxes payable ($2.7 billion). In addition, 2008 GECS cash from operating activities benefited from an increase in cash collateral posted by counterparties.

Consistent with our plan to reduce GECS asset levels, cash from investing activities was $45.7 billion in 2009; $44.0 billion resulted from a reduction in financing receivables, primarily from collections exceeding originations and $9.1 billion resulted from proceeds from business dispositions, including the consumer businesses in Austria and Finland, the credit card and auto businesses in the U.K., the credit card business in Ireland, a portion of our Australian residential mortgage business and the Thailand business. These sources were partially offset by cash used for acquisitions of $5.7 billion, primarily for the acquisition of Interbanca S.p.A.

GECS cash used for financing activities in 2009 reflected our continued reduction in ending net investment. Cash used for financing activities of $26.4 billion related primarily to a $26.9 billion reduction in borrowings (maturities 90 days or less), primarily commercial paper, reductions in long-term borrowings partially offset by the pre-funding of our 2010 long-term debt maturities, and a $4.0 billion decrease in bank deposits, partially offset by a capital contribution from GE to GECS of $9.5 billion.

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GECS pays dividends to GE through a distribution of its retained earnings, including special dividends from proceeds of certain business sales. There were no dividends paid to GE in 2009 compared with $2.4 billion and $7.3 billion in 2008 and 2007, respectively. There were no special dividends paid to GE in 2009 and 2008, compared with $2.4 billion in 2007.

Intercompany Eliminations

Effects of transactions between related companies are eliminated and consist primarily of GECS dividends to GE or capital contributions from GE to GECS; GE customer receivables sold to GECS; GECS services for trade receivables management and material procurement; buildings and equipment (including automobiles) leased between GE and GECS; information technology (IT) and other services sold to GECS by GE; aircraft engines manufactured by GE that are installed on aircraft purchased by GECS from third-party producers for lease to others; and various investments, loans and allocations of GE corporate overhead costs. See Note 26 for further information related to intercompany eliminations.

Contractual Obligations

As defined by reporting regulations, our contractual obligations for future payments as of December 31, 2009, follow.

	Payments due by period
					2015 and
(In billions)	Total	2010	2011-2012	2013-2014	thereafter

Borrowings and bank
deposits (Note 10)	$510.2	$160.8	$157.2	$65.2	$127.0
Interest on borrowings and
bank deposits	131.0	16.0	27.0	17.0	71.0
Operating lease obligations
(Note 19)	5.6	1.2	1.8	1.1	1.5
Purchase obligations(a)(b)	57.0	37.0	16.0	3.0	1.0
Insurance liabilities (Note 11)(c)	20.0	2.0	5.0	3.0	10.0
Other liabilities(d)	97.0	24.0	11.0	11.0	51.0
Contractual obligations of
discontinued operations(e)	1.0	1.0	–	–	–

(a)
Included all take-or-pay arrangements, capital expenditures, contractual commitments to purchase equipment that will be leased to others, contractual commitments related to factoring agreements, software acquisition/license commitments, contractual minimum programming commitments and any contractually required cash payments for acquisitions.

(b)	Excluded funding commitments entered into in the ordinary course of business by our financial services businesses. Further information on these commitments and other guarantees is provided in Note 24.

(c)	Included contracts with reasonably determinable cash flows such as structured settlements, certain property and casualty contracts, and guaranteed investment contracts.

(d)
Included an estimate of future expected funding requirements related to our pension and postretirement benefit plans and included liabilities for unrecognized tax benefits. Because their future cash outflows are uncertain, the following non-current liabilities are excluded from the table above: deferred taxes, derivatives, deferred revenue and other sundry items. See Notes 14 and 22 for further information on certain of these items.

(e)	Included payments for other liabilities.

Variable Interest Entities and Off-Balance Sheet Arrangements

We securitize financial assets and arrange other forms of asset-backed financing in the ordinary course of business to improve shareowner returns and as an alternative source of funding. The securitization transactions we engage in are similar to those used by many financial institutions. Our securitization activities are conducted using Variable Interest Entities (VIEs), principally QSPEs.

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Certain of our VIEs are consolidated because we are considered to be the primary beneficiary of the entity. Our interests in other VIEs for which we are not the primary beneficiary and QSPEs are accounted for as investment securities, financing receivables or equity method investments depending on the nature of our involvement. At December 31, 2009, consolidated variable interest entity assets and liabilities were $17.0 billion and $15.2 billion, respectively, a decrease of $9.9 billion and $6.2 billion from 2008, respectively. In the first quarter of 2009, we deconsolidated PTL and removed $7.0 billion of assets and $0.8 billion of liabilities from our balance sheet. The deconsolidation was a result of our reducing our investment in PTL by selling a 1% limited partnership interest to Penske Truck Leasing Corporation, the general partner of PTL, whose majority shareowner is a member of GE’s Board of Directors, coupled with our resulting minority position on the PTL advisory committee and related changes in our contractual rights. We recognized a pre-tax gain on the sale of $0.3 billion, including a gain on the remeasurement of our retained investment of $0.2 billion.

At December 31, 2009, variable interests in unconsolidated VIEs other than QSPEs were $9.7 billion, an increase of $5.7 billion from 2008, primarily related to the deconsolidation of PTL. In addition to our existing investments, we have contractual obligations to fund additional investments in the unconsolidated VIEs of $1.4 billion, an increase of $0.2 billion from 2008. Together, these represent our maximum exposure to loss if the assets of the unconsolidated VIEs were to have no value.

QSPEs that we use for securitization are funded with asset-backed commercial paper and term debt. The assets we securitize include: receivables secured by equipment, commercial real estate, credit card receivables, floorplan inventory receivables, GE trade receivables and other assets originated and underwritten by us in the ordinary course of business. At December 31, 2009, securitization entities held $46.9 billion in transferred financial assets, a decrease of $5.7 billion from year-end 2008. Assets held by these entities are of equivalent credit quality to our on-book assets. We monitor the underlying credit quality in accordance with our role as servicer and apply rigorous controls to the execution of securitization transactions. With the exception of credit and liquidity support discussed below, investors in these entities have recourse only to the underlying assets.

At December 31, 2009, our Statement of Financial Position included $11.8 billion in retained interests related to the transferred financial assets discussed above. These retained interests are held by QSPEs and VIEs for which we are not the primary beneficiary and take two forms: (1) sellers’ interests, which are classified as financing receivables, and (2) subordinated interests, designed to provide credit enhancement to senior interests, which are classified as investment securities. The carrying value of our retained interests classified as financing receivables was $3.0 billion at December 31, 2009, a decrease of  $1.2 billion from 2008. The carrying value of our retained interests classified as investment securities was $8.8 billion at December 31, 2009, an increase of $2.5 billion from 2008. Certain of these retained interests are accounted for with changes in fair value recorded in earnings. During 2009, we recognized increases in fair values on these retained interests of $0.3 billion compared with declines in fair value on these retained interests of $0.1 billion in 2008. For those retained interests classified as investment securities, we recognized other-than-temporary impairments of $0.1 billion in 2009, compared with $0.3 billion in 2008. Our recourse liability in these arrangements was an inconsequential amount in both 2009 and 2008.

We are party to various credit enhancement positions with securitization entities, including liquidity and credit support agreements and guarantee and reimbursement contracts, and have provided our best estimate of the fair value of estimated losses on such positions. The estimate of fair value is based on prevailing market conditions at December 31, 2009. Should market conditions deteriorate, actual losses could be higher. Our exposure to loss under such agreements was limited to $2.1 billion at December 31, 2009.

We do not have implicit support arrangements with any VIE or QSPE. We did not provide non-contractual support for previously transferred financing receivables to any VIE or QSPE in either 2009 or 2008.

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In 2009, the FASB issued ASU 2009-16 and ASU 2009-17 amendments to ASC 860, Transfers and Servicing, and ASC 810, Consolidation, respectively, which are effective for us on January 1, 2010. ASU 2009-16 will eliminate the QSPE concept, and ASU 2009-17 will require that all such entities be evaluated for consolidation as VIEs, which will result in our consolidating substantially all of our former QSPEs. Upon adoption we will record assets and liabilities of these entities at carrying amounts consistent as if they had always been consolidated, which will require the reversal of a portion of previously recognized securitization gains as a cumulative effect adjustment to retained earnings. See the New Accounting Standards section for further discussion.

Critical Accounting Estimates

Accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of our financial statements because they involve significant judgments and uncertainties. Many of these estimates include determining fair value. All of these estimates reflect our best judgment about current, and for some estimates future, economic and market conditions and their effects based on information available as of the date of these financial statements. If these conditions change from those expected, it is reasonably possible that the judgments and estimates described below could change, which may result in future impairments of investment securities, goodwill, intangibles and long-lived assets, incremental losses on financing receivables, establishment of valuation allowances on deferred tax assets and increased tax liabilities, among other effects. Also see Note 1, Summary of Significant Accounting Policies, which discusses the significant accounting policies that we have selected from acceptable alternatives.

Losses on financing receivables are recognized when they are incurred, which requires us to make our best estimate of probable losses inherent in the portfolio. This estimate requires consideration of historical loss experience, adjusted for current conditions, and judgments about the probable effects of relevant observable data, including present economic conditions such as delinquency rates, financial health of specific customers and market sectors, collateral values, and the present and expected future levels of interest rates. Our risk management process includes standards and policies for reviewing major risk exposures and concentrations, and we evaluate relevant data either for individual loans or financing leases, or on a portfolio basis, as appropriate.

Further information is provided in the Global Risk Management section and Financial Resources and Liquidity – Financing Receivables section, the Asset impairment section that follows and in Notes 1 and 6.

Revenue recognition on long-term product services agreements requires estimates of profits over the multiple-year terms of such agreements, considering factors such as the frequency and extent of future monitoring, maintenance and overhaul events; the amount of personnel, spare parts and other resources required to perform the services; and future billing rate and cost changes. We routinely review estimates under product services agreements and regularly revise them to adjust for changes in outlook. We also regularly assess customer credit risk inherent in the carrying amounts of receivables and contract costs and estimated earnings, including the risk that contractual penalties may not be sufficient to offset our accumulated investment in the event of customer termination. We gain insight into future utilization and cost trends, as well as credit risk, through our knowledge of the installed base of equipment and the close interaction with our customers that comes with supplying critical services and parts over extended periods. Revisions that affect a product services agreement’s total estimated profitability result in an adjustment of earnings; such adjustments increased earnings by $0.2 billion in 2009, decreased earnings by $0.2 billion in 2008 and increased earnings by $0.4 billion in 2007. We provide for probable losses when they become evident.

Further information is provided in Notes 1 and 9.

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Asset impairment assessment involves various estimates and assumptions as follows:

Investments. We regularly review investment securities for impairment using both quantitative and qualitative criteria. Effective April 1, 2009, the FASB amended ASC 320 and modified the requirements for recognizing and measuring other-than-temporary impairment for debt securities. If we do not intend to sell the security and it is not more likely than not that we will be required to sell the security before recovery of our amortized cost, we evaluate other qualitative criteria to determine whether a credit loss exists, such as the financial health of and specific prospects for the issuer, including whether the issuer is in compliance with the terms and covenants of the security. Quantitative criteria include determining whether there has been an adverse change in expected future cash flows. For equity securities, our criteria include the length of time and magnitude of the amount that each security is in an unrealized loss position. Our other-than-temporary impairment reviews involve our finance, risk and asset management functions as well as the portfolio management and research capabilities of our internal and third-party asset managers. See Note 1, which discusses the determination of fair value of investment securities.

Further information about actual and potential impairment losses is provided in the Financial Resources and Liquidity – Investment Securities section and in Notes 1, 3 and 9.

Long-Lived Assets. We review long-lived assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining whether an impairment has occurred typically requires various estimates and assumptions, including determining which undiscounted cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, their amount, and the asset’s residual value, if any. In turn, measurement of an impairment loss requires a determination of fair value, which is based on the best information available. We derive the required undiscounted cash flow estimates from our historical experience and our internal business plans. To determine fair value, we use quoted market prices when available, our internal cash flow estimates discounted at an appropriate interest rate and independent appraisals, as appropriate.

Our operating lease portfolio of commercial aircraft is a significant concentration of assets in GE Capital, and is particularly subject to market fluctuations. Therefore, we test recoverability of each aircraft in our operating lease portfolio at least annually. Additionally, we perform quarterly evaluations in circumstances such as when aircraft are re-leased, current lease terms have changed or a specific lessee’s credit standing changes. We consider market conditions, such as global demand for commercial aircraft. Estimates of future rentals and residual values are based on historical experience and information received routinely from independent appraisers. Estimated cash flows from future leases are reduced for expected downtime between leases and for estimated technical costs required to prepare aircraft to be redeployed. Fair value used to measure impairment is based on management's best estimate. In determining its best estimate, management evaluates average current market values (obtained from third parties) of similar type and age aircraft, which are adjusted for the attributes of the specific aircraft under lease.

We recognized impairment losses on our operating lease portfolio of commercial aircraft of $0.1 billion in both 2009 and 2008. Provisions for losses on financing receivables related to commercial aircraft were $0.1 billion in 2009 and insignificant in 2008.

Further information on impairment losses and our exposure to the commercial aviation industry is provided in the Operations – Overview section and in Notes 7 and 24.

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Real Estate. We review the estimated value of our commercial real estate investments semi-annually. The cash flow estimates used for both estimating value and the recoverability analysis are inherently judgmental, and reflect current and projected lease profiles, available industry information about expected trends in rental, occupancy and capitalization rates and expected business plans, which include our estimated holding period for the asset. Our portfolio is diversified, both geographically and by asset type. However, the global real estate market is subject to periodic cycles that can cause significant fluctuations in market values. As of our most recent estimate performed in 2009, the carrying value of our Real Estate investments exceeded their estimated value by about $7 billion. The estimated value of the portfolio reflects the continued deteriorating real estate values and market fundamentals, including reduced market occupancy rates and market rents as well as the effects of limited real estate market liquidity. Given the current and expected challenging market conditions, there continues to be risk and uncertainty surrounding commercial real estate values and our unrealized loss on real estate equity properties may continue to increase. Declines in the estimated value of real estate below carrying amount result in impairment losses when the aggregate undiscounted cash flow estimates used in the estimated value measurement are below the carrying amount. As such, estimated losses in the portfolio will not necessarily result in recognized impairment losses. When we recognize an impairment, the impairment is measured based upon the fair value of the underlying asset, which is based upon current market data, including current capitalization rates. During 2009, GE Capital Real Estate recognized pre-tax impairments of $0.8 billion in its real estate held for investment, as compared to $0.3 billion in 2008. Continued deterioration in economic conditions or prolonged market illiquidity may result in further impairments being recognized. Furthermore, significant judgment and uncertainty related to forecasted valuation trends, especially in illiquid markets, results in inherent imprecision in real estate value estimates. Further information is provided in the Global Risk Management section and in Note 9.

Goodwill and Other Identified Intangible Assets. We test goodwill for impairment annually and more frequently if circumstances warrant. We determine fair values for each of the reporting units using an income approach. When available and as appropriate, we use comparative market multiples to corroborate discounted cash flow results. For purposes of the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. We use our internal forecasts to estimate future cash flows and include an estimate of long-term future growth rates based on our most recent views of the long-term outlook for each business. Actual results may differ from those assumed in our forecasts. We derive our discount rates by applying the capital asset pricing model (i.e., to estimate the cost of equity financing) and analyzing published rates for industries relevant to our reporting units. We use discount rates that are commensurate with the risks and uncertainty inherent in the respective businesses and in our internally developed forecasts. Valuations using the market approach reflect prices and other relevant observable information generated by market transactions involving comparable businesses.

Compared to the market approach, the income approach more closely aligns the reporting unit valuation to a company’s or business’ specific business model, geographic markets and product offerings, as it is based on specific projections of the business. Required rates of return, along with uncertainty inherent in the forecasts of future cash flows, are reflected in the selection of the discount rate. Equally important, under this approach, reasonably likely scenarios and associated sensitivities can be developed for alternative future circumstances that may not be reflected in an observable market price. A market approach allows for comparison to actual market transactions and multiples. It can be somewhat more limited in its application because the population of potential comparables (or pure plays) is often limited to publicly-traded companies where the characteristics of the comparative business and ours can be significantly different, market data is usually not available for divisions within larger conglomerates or non-public subsidiaries that could otherwise qualify as comparable, and the specific circumstances surrounding a market transaction (e.g., synergies between the parties, terms and conditions of the transaction, etc.) may be different or irrelevant with respect to our business. It can also be difficult under the current market conditions to identify orderly transactions between market participants in similar financial services businesses. We assess the valuation methodology based upon the relevance and availability of data at the time of performing the valuation and weight the methodologies appropriately.

Given the significant decline in our stock price in the first quarter of 2009 and market conditions in the financial services industry at that time, we conducted an additional impairment analysis of the GE Capital reporting units during the first quarter of 2009 using data as of January 1, 2009. As a result of these tests, no goodwill impairment was recognized.

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We performed our annual impairment test for goodwill at all of our reporting units in the third quarter using data as of July 1, 2009. In performing the valuations, we used cash flows, which reflected management’s forecasts and discount rates which reflect the risks associated with the current market. Based on the results of our testing, the fair values at each of the GE Industrial reporting units and the CLL, Consumer, Energy Financial Services and GECAS reporting units exceeded their book values; therefore, the second step of the impairment test (in which fair value of each of the reporting unit’s assets and liabilities is measured) was not required to be performed and no goodwill impairment was recognized. Due to the volatility and uncertainties in the current commercial real estate environment, we used a range of valuations to determine the fair value for our Real Estate reporting unit. While the Real Estate reporting unit’s book value was within the range of its fair value, we further substantiated our Real Estate goodwill balance by performing the second step analysis described above. As a result of our tests for Real Estate, no goodwill impairment was recognized. Our Real Estate reporting unit had a goodwill balance of $1.2 billion at December 31, 2009.

Estimating the fair value of reporting units involves the use of estimates and significant judgments that are based on a number of factors including actual operating results. If current conditions change from those expected, it is reasonably possible that the judgments and estimates described above could change in future periods.

We review identified intangible assets with defined useful lives and subject to amortization for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining whether an impairment loss occurred requires comparing the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset. We test intangible assets with indefinite lives annually for impairment using a fair value method such as discounted cash flows. For our insurance activities remaining in continuing operations, we periodically test for impairment our deferred acquisition costs and present value of future profits.

Further information is provided in the Financial Resources and Liquidity – Goodwill and Other Intangible Assets section and in Notes 1 and 8.

Pension assumptions are significant inputs to the actuarial models that measure pension benefit obligations and related effects on operations. Two assumptions – discount rate and expected return on assets – are important elements of plan expense and asset/liability measurement. We evaluate these critical assumptions at least annually on a plan and country-specific basis. We periodically evaluate other assumptions involving demographic factors, such as retirement age, mortality and turnover, and update them to reflect our experience and expectations for the future. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors.

Accumulated and projected benefit obligations are measured as the present value of future cash payments. We discount those cash payments using the weighted average of market-observed yields for high quality fixed income securities with maturities that correspond to the payment of benefits. Lower discount rates increase present values and subsequent-year pension expense; higher discount rates decrease present values and subsequent-year pension expense.

Our discount rates for principal pension plans at December 31, 2009, 2008 and 2007 were 5.78%, 6.11% and 6.34%, respectively, reflecting market interest rates.

To determine the expected long-term rate of return on pension plan assets, we consider current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. In developing future return expectations for our principal benefit plans’ assets, we evaluate general market trends as well as key elements of asset class returns such as expected earnings growth, yields and spreads across a number of potential scenarios. Assets in our principal pension plans earned 10.0% in 2009, and had average annual earnings of  3.1%, 8.5% and 10.0% per year in the 10-, 15- and 25-year periods ended December 31, 2009, respectively. Based on our analysis of future expectations of asset performance, past return results, and our current and expected asset allocations, we have assumed an 8.5% long-term expected return on those assets.

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Sensitivity to changes in key assumptions for our principal pension plans follows.

•
Discount rate – A 25 basis point increase in discount rate would decrease pension cost in the following year by $0.2 billion and would decrease the pension benefit obligation at year-end by about $1.3 billion.

•	Expected return on assets – A 50 basis point decrease in the expected return on assets would increase pension cost in the following year by $0.3 billion.

Further information on our pension plans is provided in the Operations – Overview section and in Note 12.

Income Taxes. Our annual tax rate is based on our income, statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we operate. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining our tax expense and in evaluating our tax positions, including evaluating uncertainties. We review our tax positions quarterly and adjust the balances as new information becomes available. Our income tax rate is significantly affected by the tax rate on our global operations. In addition to local country tax laws and regulations, this rate depends on the extent earnings are indefinitely reinvested outside the United States. Indefinite reinvestment is determined by management’s judgment about and intentions concerning the future operations of the company. At December 31, 2009, $84 billion of earnings have been indefinitely reinvested outside the United States. Most of these earnings have been reinvested in active non-U.S. business operations and we do not intend to repatriate these earnings to fund U.S. operations. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. Such assets arise because of temporary differences between the financial reporting and tax bases of assets and liabilities, as well as from net operating loss and tax credit carryforwards. We evaluate the recoverability of these future tax deductions and credits by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income rely heavily on estimates. We use our historical experience and our short and long-range business forecasts to provide insight. Further, our global and diversified business portfolio gives us the opportunity to employ various prudent and feasible tax planning strategies to facilitate the recoverability of future deductions. Amounts recorded for deferred tax assets related to non-U.S. net operating losses, net of valuation allowances, were $3.6 billion and $3.1 billion at December 31, 2009 and 2008, respectively, including $1.2 billion and $1.3 billion at December 31, 2009 and 2008, respectively, reported in assets of discontinued operations, primarily related to our loss on the sale of GE Money Japan. Such year-end 2009 amounts are expected to be fully recoverable within the applicable statutory expiration periods. To the extent we do not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is established.

Further information on income taxes is provided in the Operations – Overview section and in Note 14.

Derivatives and Hedging. We use derivatives to manage a variety of risks, including risks related to interest rates, foreign exchange and commodity prices. Accounting for derivatives as hedges requires that, at inception and over the term of the arrangement, the hedged item and related derivative meet the requirements for hedge accounting. The rules and interpretations related to derivatives accounting are complex. Failure to apply this complex guidance correctly will result in all changes in the fair value of the derivative being reported in earnings, without regard to the offsetting changes in the fair value of the hedged item.

In evaluating whether a particular relationship qualifies for hedge accounting, we test effectiveness at inception and each reporting period thereafter by determining whether changes in the fair value of the derivative offset, within a specified range, changes in the fair value of the hedged item. If fair value changes fail this test, we discontinue applying hedge accounting to that relationship prospectively. Fair values of both the derivative instrument and the hedged item are calculated using internal valuation models incorporating market-based assumptions, subject to third-party confirmation.

At December 31, 2009, derivative assets and liabilities were $8.0 billion and $3.7 billion, respectively. Further information about our use of derivatives is provided in Notes 1, 9, 21 and 22.

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Fair Value Measurements. Assets and liabilities measured at fair value every reporting period include investments in debt and equity securities and derivatives. Assets that are not measured at fair value every reporting period but that are subject to fair value measurements in certain circumstances include loans and long-lived assets that have been reduced to fair value when they are held for sale, impaired loans that have been reduced based on the fair value of the underlying collateral, cost and equity method investments and long-lived assets that are written down to fair value when they are impaired and the remeasurement of retained investments in formerly consolidated subsidiaries upon a change in control that results in deconsolidation of a subsidiary, if we sell a controlling interest and retain a noncontrolling stake in the entity. Assets that are written down to fair value when impaired and retained investments are not subsequently adjusted to fair value unless further impairment occurs.

A fair value measurement is determined as the price we would receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date. The determination of fair value often involves significant judgments about assumptions such as determining an appropriate discount rate that factors in both risk and liquidity premiums, identifying the similarities and differences in market transactions, weighting those differences accordingly and then making the appropriate adjustments to those market transactions to reflect the risks specific to our asset being valued. Further information on fair value measurements is provided in Notes 1, 21 and 22.

Other loss contingencies are recorded as liabilities when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. Disclosure is required when there is a reasonable possibility that the ultimate loss will materially exceed the recorded provision. Contingent liabilities are often resolved over long time periods. Estimating probable losses requires analysis of multiple forecasts that often depend on judgments about potential actions by third parties, such as regulators.

Further information is provided in Notes 13 and 24.

Other Information

New Accounting Standards

In 2009, the FASB issued ASU 2009-16 and ASU 2009-17, which amended ASC 860, Transfers and Servicing, and ASC 810, Consolidation, respectively, and are effective for us on January 1, 2010. ASU 2009-16 will eliminate the QSPE concept, and ASU 2009-17 will require that all such entities be evaluated for consolidation as VIEs, which will result in our consolidating substantially all of our former QSPEs.

Among other changes, the amendments to ASC 810 replace the existing quantitative approach for identifying the party that should consolidate a VIE, which was based on exposure to a majority of the risks and rewards, with a qualitative approach, based on determination of which party has the power to direct the most economically significant activities of the entity. The revised guidance will sometimes change the composition of entities that meet the definition of a VIE and the determination about which party should consolidate a VIE, as well as requiring the latter to be evaluated continuously.

We have evaluated all entities that fall within the scope of the amended ASC 810 to determine whether we will be required to consolidate or deconsolidate these entities on January 1, 2010. In addition to the former QSPEs described above, we will consolidate assets of VIEs related to direct investments in entities that hold loans and fixed income securities, a media joint venture and a small number of companies to which we have extended loans in the ordinary course of business and have subsequently been subject to a troubled debt restructuring.

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Upon adoption of the amendments on January 1, 2010, we will consolidate the assets and liabilities of these entities at the amount they would have been reported in our financial statements had we always consolidated them. We will also deconsolidate certain entities where we do not meet the definition of the primary beneficiary under the revised guidance, the effect of which will be insignificant. The incremental effect of consolidation on total assets and liabilities, net of our investment in these entities, will be an increase of approximately $32 billion and $34 billion, respectively. There also will be a net reduction of equity of approximately $2 billion, principally related to the reversal of previously recognized securitization gains as a cumulative effect adjustment to retained earnings, which will be earned back over the life of the assets.

The assets of QSPEs that we will be required to consolidate will be approximately $29 billion, net of our existing retained interests of approximately $9 billion, and liabilities will be $31 billion at January 1, 2010. Significant assets of the QSPEs will include net financing receivables and trade receivables of approximately $39 billion and investment securities of approximately $1 billion. Significant liabilities will include short-term and long-term borrowings of $19 billion each. The assets and liabilities of other VIEs we will consolidate will be approximately $2 billion each.

The amended guidance on ASC 860 also modifies existing derecognition criteria in a manner that will significantly narrow the types of transactions that will qualify as sales. The revised criteria will apply prospectively to transfers of financial assets occurring after December 31, 2009.

On September 23, 2009, the FASB issued amendments to existing standards for revenue arrangements with multiple components. The amendments generally require the allocation of consideration to separate components based on the relative selling price of each component in a revenue arrangement. The amendments also require certain software-enabled products to be accounted for under the general accounting standards for multiple component arrangements as opposed to accounting standards specifically applicable to software arrangements. The amendments are effective prospectively for revenue arrangements entered into or materially modified after January 1, 2011. The financial statement impact of adopting these amendments is expected to be insignificant to our financial statements.

Research and Development

GE-funded research and development expenditures were $3.3 billion, $3.1 billion and $3.0 billion in 2009, 2008 and 2007, respectively. In addition, research and development funding from customers, principally the U.S. government, totaled $1.1 billion, $1.3 billion and $1.1 billion in 2009, 2008 and 2007, respectively. Technology Infrastructure’s Aviation business accounts for the largest share of GE’s research and development expenditures with funding from both GE and customer funds. Energy Infrastructure’s Energy business and Technology Infrastructure’s Healthcare business also made significant expenditures funded primarily by GE.

Expenditures reported above reflect the definition of research and development required by U.S. generally accepted accounting principles. For operating and management purposes, we also measure amounts spent on product and services technology. These technology expenditures were $5.2 billion in 2009 and included our reported research and development expenditures as well as the amount spent to improve our existing products and services, and to improve productivity of our plants, equipment and processes.

Orders Backlog

GE’s total backlog of firm unfilled orders at the end of 2009 was $67.3 billion, a decrease of 4% from year-end 2008, reflecting decreased demand at Energy Infrastructure, partially offset by increased demand at Technology Infrastructure. Of this backlog, $46.3 billion related to products, of which 61% was scheduled for delivery in 2010. Product services orders, included in this reported backlog for only the succeeding 12 months, were $21.0 billion at the end of 2009. Product services orders beyond the succeeding 12 months were approximately $108 billion, which combined with the firm unfilled orders described above resulted in a total backlog of approximately $175 billion at December 31, 2009. Orders constituting backlog may be cancelled or deferred by customers, subject in certain cases to penalties. See the Segment Operations section for further information.

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Item 6. Selected Financial Data.

The following table provides key information for Consolidated, GE and GECS.

(Dollars in millions; per-share amounts in dollars)	2009	2008	2007	2006	2005

General Electric Company and
Consolidated Affiliates
Revenues	$156,783	$182,515	$172,488	$151,568	$136,262
Earnings from continuing operations attributable to the Company	11,218	18,089	22,457	19,344	17,279
Earnings (loss) from discontinued operations, net of taxes,
attributable to the Company	(193)	(679)	(249)	1,398	(559)
Net earnings attributable to the Company	11,025	17,410	22,208	20,742	16,720
Dividends declared(a)	6,785	12,649	11,713	10,675	9,647
Return on average GE shareowners’ equity(b)	10.1%	15.9%	20.4%	19.8%	18.1%
Per common share
Earnings from continuing operations – diluted	$1.03	$1.78	$2.20	$1.86	$1.63
Earnings (loss) from discontinued operations – diluted	(0.02)	(0.07)	(0.02)	0.13	(0.05)
Net earnings – diluted	1.01	1.72	2.17	2.00	1.57
Earnings from continuing operations – basic	1.03	1.79	2.21	1.87	1.63
Earnings (loss) from discontinued operations – basic	(0.02)	(0.07)	(0.02)	0.14	(0.05)
Net earnings – basic	1.01	1.72	2.18	2.00	1.58
Dividends declared	0.61	1.24	1.15	1.03	0.91
Stock price range	17.52-5.87	38.52-12.58	42.15-33.90	38.49-32.06	37.34-32.67
Year-end closing stock price	15.13	16.20	37.07	37.21	35.05
Cash and equivalents	72,260	48,187	15,731	14,086	8,608
Total assets of continuing operations	780,298	796,046	786,794	674,966	588,821
Total assets	781,818	797,769	795,683	697,273	673,210
Long-term borrowings	338,215	322,847	318,530	260,656	212,082
Common shares outstanding – average (in thousands)	10,613,717	10,079,923	10,182,083	10,359,320	10,569,805
Common shareowner accounts – average	605,000	604,000	608,000	624,000	634,000
Employees at year end
United States	134,000	152,000	155,000	155,000	161,000
Other countries	154,000	171,000	172,000	164,000	155,000
BAC Credomatic GECF Inc.(c)	16,000	–	–	–	–
Total employees	304,000	323,000	327,000	319,000	316,000

GE data
Short-term borrowings	$504	$2,375	$4,106	$2,076	$972
Long-term borrowings	11,681	9,827	11,656	9,043	8,986
Noncontrolling interests	5,797	6,678	6,503	5,544	5,308
GE shareowners’ equity	117,291	104,665	115,559	111,509	108,633
Total capital invested	$135,273	$123,545	$137,824	$128,172	$123,899
Return on average total capital invested(b)	9.5%	14.8%	18.9%	18.5%	16.7%
Borrowings as a percentage of total capital invested(b)	9.0%	9.9%	11.4%	8.7%	8.0%
Working capital(b)	$(1,596)	$3,904	$6,433	$7,527	$7,853

GECS data
Revenues	$54,163	$71,287	$71,936	$61,351	$54,889
Earnings from continuing operations attributable to GECS	1,590	7,774	12,417	10,219	8,929
Earnings (loss) from discontinued operations, net of taxes,
attributable to GECS	(175)	(719)	(2,116)	439	(1,352)
Net earnings attributable to GECS	1,415	7,055	10,301	10,658	7,577
GECS shareowner’s equity	70,833	53,279	57,676	54,097	50,812
Total borrowings and bank deposits	500,334	514,601	500,922	426,262	362,042
Ratio of debt to equity at GECC	6.75:1 (d)	8.80:1 (d)	8.15:1	7.50:1	7.23:1
Total assets	$650,241	$660,902	$646,485	$565,258	$540,584

Transactions between GE and GECS have been eliminated from the consolidated information.

(a)	Included $300 million and $75 million of preferred stock dividends in 2009 and 2008, respectively.

(b)	Indicates terms are defined in the Glossary.

(c)	In 2009, we consolidated BAC Credomatic GECF Inc. (BAC) as a result of an increase in our ownership from 49.99% to 75%.

(d)	Ratios of 5.23:1 and 7.10:1 for 2009 and 2008, respectively, net of cash and equivalents and with classification of hybrid debt as equity.

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Supplemental Information

Financial Measures that Supplement Generally Accepted Accounting Principles

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under U.S. Securities and Exchange Commission rules. Specifically, we have referred, in various sections of this Annual Report, to:

•	Industrial earnings, excluding NBCU

•	Cash generated by our Industrial businesses

•	Average GE shareowners’ equity, excluding effects of discontinued operations

•	Ratio of debt to equity at GECC, net of cash and equivalents and with classification of hybrid debt as equity

•	GE Capital ending net investment (ENI), excluding cash and equivalents and the effects of currency exchange rates, at December 31, 2009 and 2008

•
GE pre-tax earnings from continuing operations, excluding GECS earnings from continuing operations, the corresponding effective tax rates and the reconciliation of the U.S. federal statutory rate to those effective tax rates for the three years ended December 31, 2009

•	Delinquency rates on managed equipment financing loans and leases and managed consumer financing receivables for 2009, 2008 and 2007

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow.

Industrial Earnings, Excluding NBCU
(In millions)	2009	2008	% change

Total segment profit	$18,261	$25,579
Less GE Capital	1,737	8,126
Less NBC Universal	2,264	3,131
Segment profit, excluding GE Capital and NBC Universal
(Industrial earnings, excluding NBCU)	$14,260	$14,322	–%

We have provided the increase in 2009 segment profit excluding the earnings of our financial services segment, GE Capital, and our media business, NBC Universal. We believe that this is a useful comparison because it provides investors with information on the results of our industrial businesses without the NBC Universal business, which is classified as a business held for sale at December 31, 2009. We believe that this measure, considered along with the corresponding GAAP measure, provides management and investors with additional information for comparison to other industrial businesses.

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Cash Generated by our Industrial Businesses
(In millions)	2009

Cash from GE's operating activities as reported	$16,581
Less dividends from GECS	–
Cash from GE's operating activities, excluding dividends from
GECS (Industrial CFOA)	$16,581

We refer to cash generated by our industrial businesses as "Industrial CFOA," which we define as GE’s cash from operating activities less the amount of dividends received by GE from GECS. This includes the effects of intercompany transactions, including GE customer receivables sold to GECS; GECS services for trade receivables management and material procurement; buildings and equipment (including automobiles) leased between GE and GECS; information technology (IT) and other services sold to GECS by GE; aircraft engines manufactured by GE that are installed on aircraft purchased by GECS from third-party producers for lease to others; and various investments, loans and allocations of GE corporate overhead costs. We believe that investors may find it useful to compare GE’s operating cash flows without the effect of GECS dividends, since these dividends are not representative of the operating cash flows of our industrial businesses and can vary from period to period based upon the results of the financial services businesses. Management recognizes that this measure may not be comparable to cash flow results of companies which contain both industrial and financial services businesses, but believes that this comparison is aided by the provision of additional information about the amounts of dividends paid by our financial services business and the separate presentation in our financial statements of the Financial Services (GECS) cash flows. We believe that our measure of Industrial CFOA provides management and investors with a useful measure to compare the capacity of our industrial operations to generate operating cash flow with the operating cash flow of other non-financial businesses and companies and as such provides a useful measure to supplement the reported GAAP CFOA measure.

Average GE Shareowners' Equity, Excluding Effects of Discontinued Operations(a)
December 31 (In millions)	2009	2008	2007	2006	2005

Average GE shareowners’
equity(b)	$110,535	$113,387	$113,842	$109,174	$110,998
Less the effects of
Cumulative earnings from
discontinued operations	–	–	–	–	2,094
Average net investment in
discontinued operations	(642)	(590)	3,640	11,658	13,298
Average GE shareowners’
equity, excluding effects of
discontinued operations(a)	$111,177	$113,977	$110,202	$97,516	$95,606

(a)	Used for computing return on average GE shareowners’ equity and return on average total capital invested.

(b)	On an annual basis, calculated using a five-point average.

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Our ROTC calculation excludes earnings (losses) of discontinued operations from the numerator because U.S. GAAP requires us to display those earnings (losses) in the Statement of Earnings. We exclude the cumulative effect of earnings (losses) of discontinued operations from the denominator in our ROTC calculation (1) for each of the periods for which related discontinued operations were presented, and (2) for our average net investment in discontinued operations since July 1, 2005. Had we disposed of these operations before July 1, 2005, we would have applied the proceeds to reduce parent-supported debt at GECC. However, since parent-supported debt at GECC was retired by June 30, 2005, we have assumed that we would have distributed the proceeds after that time to shareowners through share repurchases, thus reducing average GE shareowners’ equity. Our calculation of average GE shareowners’ equity may not be directly comparable to similarly titled measures reported by other companies. We believe that it is a clearer way to measure the ongoing trend in return on total capital for the continuing operations of our businesses given the extent that discontinued operations have affected our reported results. We believe that this results in a more relevant measure for management and investors to evaluate performance of our continuing operations, on a consistent basis, and to evaluate and compare the performance of our continuing operations with the ongoing operations of other businesses and companies.

Definitions indicating how the above-named ratios are calculated using average GE shareowners’ equity, excluding effects of discontinued operations, can be found in the Glossary.

Ratio of Debt to Equity at GECC, Net of Cash and Equivalents and with Classification of Hybrid Debt as Equity
December 31 (Dollars in millions)	2009	2008

GECC debt	$497,456	$512,189
Less cash and equivalents	63,696	36,425
Less hybrid debt	7,725	7,725
	$426,035	$468,039

GECC equity	$73,718	$58,229
Plus hybrid debt	7,725	7,725
	$81,443	$65,954

Ratio	5.23:1	7.10:1

We have provided the GECC ratio of debt to equity on a basis that reflects the use of cash and equivalents to reduce debt, and with long-term debt due in 2066 and 2067 classified as equity. We believe that this is a useful comparison to a GAAP-based ratio of debt to equity because cash balances may be used to reduce debt and because this long-term debt has equity-like characteristics. The usefulness of this supplemental measure may be limited, however, as the total amount of cash and equivalents at any point in time may be different than the amount that could practically be applied to reduce outstanding debt, and it may not be advantageous or practical to replace certain long-term debt with equity. In the first quarter of 2009, GE made a $9.5 billion payment to GECS (of which $8.8 billion was further contributed to GECC through capital contribution and share issuance). Despite these potential limitations, we believe that this measure, considered along with the corresponding GAAP measure, provides investors with additional information that may be more comparable to other financial institutions and businesses.

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GE Capital Ending Net Investment (ENI), Excluding Cash and Equivalents
and the Effects of Currency Exchange Rates
December 31 (In billions)	2009	2008

GECC total assets	$622.7	$636.3
Less assets of discontinued operations	1.5	1.6
Less non-interest bearing liabilities	48.2	59.9
GE Capital ENI	573.0	574.8
Less cash and equivalents	63.7	36.4
Less effects of currency exchange rates	21.4	–
GE Capital ENI, excluding cash and equivalents and the effects of
currency exchange rates	$487.9	$538.4

We use ENI to measure the size of our financial services business. We believe that this measure is a better indicator of the capital (debt or equity) required to fund a business as it adjusts for non-interest bearing liabilities generated in the normal course of business that do not require a capital outlay. We also believe that by excluding the impact of GECC discontinued operations, cash and equivalents and the effects of currency exchange movements during the year, we provide a more meaningful measure for our GE Capital segment.

GE Pre-Tax Earnings from Continuing Operations, Excluding
GECS Earnings and the Corresponding Effective Tax Rates
(Dollars in millions)	2009	2008	2007

GE earnings from continuing operations before income taxes	$14,142	$21,926	$25,958
Less GECS earnings from continuing operations	1,590	7,774	12,417
Total	$12,552	$14,152	$13,541

GE provision for income taxes	$2,739	$3,427	$2,794
GE effective tax rate, excluding GECS earnings	21.8%	24.2%	20.6%

Reconciliation of U.S. Federal Statutory Income Tax Rate to GE Effective Tax Rate, Excluding GECS Earnings
	2009	2008	2007

U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
Reduction in rate resulting from
Tax on global activities including exports	(12.0)	(8.0)	(9.4)
U.S. business credits	(1.1)	(0.5)	(0.6)
All other – net	(0.1)	(2.3)	(4.4)
	(13.2)	(10.8)	(14.4)
GE effective tax rate, excluding GECS earnings	21.8%	24.2%	20.6%

We believe that the GE effective tax rate is best analyzed in relation to GE earnings before income taxes excluding the GECS net earnings from continuing operations, as GE tax expense does not include taxes on GECS earnings. Management believes that in addition to the Consolidated and GECS tax rates shown in Note 14, this supplemental measure provides investors with useful information as it presents the GE effective tax rate that can be used in comparing the GE results to other non-financial services businesses.

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Delinquency Rates on Certain Financing Receivables

Delinquency rates on managed equipment financing loans and leases and managed consumer financing receivables follow.

Equipment Financing

December 31	2009	2008	2007

Managed	2.81%	2.17%	1.21%
Off-book	2.29	1.20	0.71
On-book	2.91	2.34	1.33

Consumer

December 31	2009	2008	2007

Managed	8.85%	7.48%	5.40%
U.S.	7.66	7.14	5.52
Non-U.S.	9.38	7.65	5.35
Off-book	7.20	8.24	6.64
U.S.	7.20	8.24	6.64
Non-U.S.	(a)	(a)	(a)
On-book	9.13	7.36	5.24
U.S.	8.08	6.39	4.78
Non-U.S.	9.38	7.65	5.35

(a)	Not applicable.

Delinquency rates on on-book and off-book equipment financing loans and leases increased from December 31, 2008 and December 31, 2007, to December 31, 2009, as a result of continuing weakness in the global economic and credit environment. In addition, delinquency rates on on-book equipment financing loans and leases increased nine basis points from December 31, 2008 to December 31, 2009, as a result of the inclusion of the CitiCapital acquisition.

The increase in on-book delinquencies for consumer financing receivables in the U.S. from December 31, 2008 and December 31, 2007, to December 31, 2009, primarily reflects the continued rise in delinquencies across the U.S. credit card receivables platforms. The increase in on-book delinquencies for consumer financing receivables outside of the U.S. from December 31, 2008 and December 31, 2007, to December 31, 2009, reflects the effects of the declining U.K. housing market. The increase in off-book delinquencies for consumer financing receivables in the U.S. from December 31, 2007 to December 31, 2008, primarily reflects the rise in delinquencies across the U.S. credit card receivables platform. The decrease in off-book delinquencies for consumer financing receivables in the U.S. from December 31, 2008 to December 31, 2009, reflected the replacement of certain lower-credit quality receivables from a securitization trust in 2009.

We believe that delinquency rates on managed financing receivables provide a useful perspective of our portfolio quality and are key indicators of financial performance. We use this non-GAAP financial measure because it provides information that enables management and investors to understand the underlying operational performance and trends of certain financing receivables and facilitates a comparison with the performance of our competitors. The same underwriting standards and ongoing risk monitoring are used for both on-book and off-book portfolios as the customer’s credit performance will affect both loans retained on the Statement of Financial Position and securitized loans. We believe that managed basis information is useful to management and investors, enabling them to understand both the credit risks associated with the loans reported on the Statement of Financial Position and our retained interests in securitized loans.

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Glossary

Backlog Unfilled customer orders for products and product services (12 months for product services).

Borrowing Financial liability (short or long-term) that obligates us to repay cash or another financial asset to another entity.

Borrowings as a percentage of total capital invested For GE, the sum of borrowings and mandatorily redeemable preferred stock, divided by the sum of borrowings, mandatorily redeemable preferred stock, noncontrolling interests and total shareowners’ equity.

Cash equivalents Highly liquid debt instruments with original maturities of three months or less, such as commercial paper. Typically included with cash for reporting purposes, unless designated as available-for-sale and included with investment securities.

Cash flow hedges Qualifying derivative instruments that we use to protect ourselves against exposure to variability in future cash flows. The exposure may be associated with an existing asset or liability, or with a forecasted transaction. See “Hedge.”

Commercial paper Unsecured, unregistered promise to repay borrowed funds in a specified period ranging from overnight to 270 days.

Derivative instrument A financial instrument or contract with another party (counterparty) that is designed to meet any of a variety of risk management objectives, including those related to fluctuations in interest rates, currency exchange rates or commodity prices. Options, forwards and swaps are the most common derivative instruments we employ. See “Hedge.”

Discontinued operations Certain businesses we have sold or committed to sell within the next year and therefore will no longer be part of our ongoing operations. The net earnings, assets and liabilities, and cash flows of such businesses are separately classified on our Statement of Earnings, Statement of Financial Position and Statement of Cash Flows, respectively, for all periods presented.

Effective tax rate Provision for income taxes as a percentage of earnings from continuing operations before income taxes and accounting changes. Does not represent cash paid for income taxes in the current accounting period. Also referred to as “actual tax rate” or “tax rate.”

Ending Net Investment (ENI) is the total capital we have invested in the financial services business. It is the sum of short-term borrowings, long-term borrowings and equity (excluding noncontrolling interests) adjusted for unrealized gains and losses on investment securities and hedging instruments. Alternatively, it is the amount of assets of continuing operations less the amount of non-interest bearing liabilities.

Equipment leased to others Rental equipment we own that is available to rent and is stated at cost less accumulated depreciation.

Fair value hedge Qualifying derivative instruments that we use to reduce the risk of changes in the fair value of assets, liabilities or certain types of firm commitments. Changes in the fair values of derivative instruments that are designated and effective as fair value hedges are recorded in earnings, but are offset by corresponding changes in the fair values of the hedged items. See “Hedge.”

Financing receivables Investment in contractual loans and leases due from customers (not investment securities).

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Forward contract Fixed price contract for purchase or sale of a specified quantity of a commodity, security, currency or other financial instrument with delivery and settlement at a specified future date. Commonly used as a hedging tool. See “Hedge.”

Goodwill The premium paid for acquisition of a business. Calculated as the purchase price less the fair value of net assets acquired (net assets are identified tangible and intangible assets, less liabilities assumed).

Guaranteed investment contracts (GICs) Deposit-type products that guarantee a minimum rate of return, which may be fixed or floating.

Hedge A technique designed to eliminate risk. Often refers to the use of derivative financial instruments to offset changes in interest rates, currency exchange rates or commodity prices, although many business positions are “naturally hedged” – for example, funding a U.S. fixed-rate investment with U.S. fixed-rate borrowings is a natural interest rate hedge.

Intangible asset A non-financial asset lacking physical substance, such as goodwill, patents, licenses, trademarks and customer relationships.

Interest rate swap Agreement under which two counterparties agree to exchange one type of interest rate cash flow for another. In a typical arrangement, one party periodically will pay a fixed amount of interest, in exchange for which that party will receive variable payments computed using a published index. See “Hedge.”

Investment securities Generally, an instrument that provides an ownership position in a corporation (a stock), a creditor relationship with a corporation or governmental body (a bond), rights to contractual cash flows backed by pools of financial assets or rights to ownership such as those represented by options, subscription rights and subscription warrants.

Managed receivables Total receivable amounts on which we continue to perform billing and collection activities, including receivables that have been sold with and without credit recourse and are no longer reported on our Statement of Financial Position.

Match funding A risk control policy that provides funding for a particular financial asset having the same currency, maturity and interest rate characteristics as that asset. Match funding is executed directly, by issuing debt, or synthetically, through a combination of debt and derivative financial instruments. For example, when we lend at a fixed interest rate in the U.S., we can borrow those U.S. dollars either at a fixed rate of interest or at a floating rate executed concurrently with a pay-fixed interest rate swap. See “Hedge.”

Monetization Sale of financial assets to a third party for cash. For example, we sell certain loans, credit card receivables and trade receivables to third-party financial buyers, typically providing at least some credit protection and often agreeing to provide collection and processing services for a fee. Monetization normally results in gains on interest-bearing assets and losses on non-interest bearing assets. See “Securitization” and “Variable Interest Entity.”

Noncontrolling interest Portion of shareowner's equity in a subsidiary that is not attributable to GE. In prior financial statements, this was labeled minority interest and was presented outside of shareowners' equity.

Operating profit GE earnings from continuing operations before interest and other financial charges, income taxes and effects of accounting changes.

Option The right, not the obligation, to execute a transaction at a designated price, generally involving equity interests, interest rates, currencies or commodities. See “Hedge.”

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Product services For purposes of the financial statement display of sales and costs of sales in our Statement of Earnings, “goods” is required by U.S. Securities and Exchange Commission regulations to include all sales of tangible products, and “services” must include all other sales, including broadcasting and other services activities. In our Management’s Discussion and Analysis of Operations we refer to sales under product service agreements and sales of both goods (such as spare parts and equipment upgrades) and related services (such as monitoring, maintenance and repairs) as sales of “product services,” which is an important part of our operations.

Product services agreements Contractual commitments, with multiple-year terms, to provide specified services for products in our Energy Infrastructure and Technology Infrastructure installed base – for example, monitoring, maintenance, service and spare parts for a gas turbine/generator set installed in a customer’s power plant.

Productivity The rate of increased output for a given level of input, with both output and input measured in constant currency.

Progress collections Payments received from customers as deposits before the associated work is performed or product is delivered.

Qualifying SPEs (QSPEs) These entities are a specific type of Variable Interest Entity defined in ASC 860, Transfers and Servicing. The activities of QSPEs are significantly limited and entirely specified in the legal documents that established the entity. There also are significant limitations on the types of assets and derivative instruments they may hold and the types and extent of activities and decision-making they may engage in.

Retained interest A portion of a transferred financial asset retained by the transferor that provides rights to receive portions of the cash inflows from that asset.

Return on average GE shareowners’ equity Earnings from continuing operations before accounting changes divided by average GE shareowners’ equity, excluding effects of discontinued operations (on an annual basis, calculated using a five-point average). Average GE shareowners’ equity, excluding effects of discontinued operations, as of the end of each of the years in the five-year period ended December 31, 2009, is described in the Supplemental Information section.

Return on average total capital invested For GE, earnings from continuing operations before accounting changes plus the sum of after-tax interest and other financial charges and noncontrolling interests, divided by the sum of the averages of total shareowners’ equity (excluding effects of discontinued operations), borrowings, mandatorily redeemable preferred stock and noncontrolling interests (on an annual basis, calculated using a five-point average). Average total shareowners’ equity, excluding effects of discontinued operations as of the end of each of the years in the five-year period ended December 31, 2009, is described in the Supplemental Information section.

Securitization A process whereby loans or other receivables are packaged, underwritten and sold to investors. In a typical transaction, assets are sold to a special purpose entity, which purchases the assets with cash raised through issuance of beneficial interests (usually debt instruments) to third-party investors. Whether or not credit risk associated with the securitized assets is retained by the seller depends on the structure of the securitization. See “Monetization” and “Variable interest entity.”

Subprime For purposes of Consumer related discussion, subprime includes consumer finance products like mortgage, auto, cards, sales finance and personal loans to U.S. and global borrowers whose credit score implies a higher probability of default based upon GECC's proprietary scoring models and definitions, which add various qualitative and quantitative factors to a base credit score such as a FICO score or global bureau score. Although, FICO and global bureau credit scores are a widely accepted rating of individual consumer creditworthiness, the internally modeled scores are more reflective of the behavior and default risks in the portfolio compared to stand-alone generic bureau scores.

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Turnover Broadly based on the number of times that working capital is replaced during a year. Current receivables turnover is total sales divided by the five-point average balance of GE current receivables. Inventory turnover is total sales divided by a five-point average balance of inventories. See “Working capital.”

Unpaid claims and claims adjustment expenses Claims reserves for events that have occurred, including both reported and incurred-but-not-reported (IBNR) reserves, and the expenses of settling such claims.

Variable interest entity Entity defined by ASC 810, Consolidation, and that must be consolidated by its primary beneficiary. A variable interest entity has one or both of the following characteristics: (1) its equity at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) as a group, the equity investors lack one or more of the following characteristics: (a) direct or indirect ability to make decisions, (b) obligation to absorb expected losses, or (c) right to receive expected residual returns.

Working capital Represents GE current receivables and inventories, less GE accounts payable and progress collections.

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Report of Independent Registered Public Accounting Firm

To Shareowners and Board of Directors
of General Electric Company:

We have audited the accompanying statement of financial position of General Electric Company and consolidated affiliates (“GE”) as of December 31, 2009 and 2008, and the related statements of earnings, changes in shareowners’ equity and cash flows for each of the years in the three-year period ended December 31, 2009. We also have audited GE’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). GE management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on GE’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements appearing on pages 59, 61, 62, 64, 66-144 and the Summary of Operating Segments table on page 10 present fairly, in all material respects, the financial position of GE as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, GE maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by COSO.

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As discussed in Note 1 to the consolidated financial statements, GE, in 2009, changed its method of accounting for impairment of debt securities, business combinations and noncontrolling interests; in 2008, changed its method of accounting for fair value measurements and adopted the fair value option for certain financial assets and financial liabilities; and, in 2007, changed its methods of accounting for uncertainty in income taxes and for a change or projected change in the timing of cash flows relating to income taxes generated by leveraged lease transactions.

Our audits of GE’s consolidated financial statements were made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The accompanying consolidating information appearing on pages 60, 63 and 65 is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations and cash flows of the individual entities. The consolidating information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

/s/ KPMG LLP
KPMG LLP
Stamford, Connecticut
February 19, 2010, except as to page 10 and notes 1, 4, 6, 8, and 27, which are as of May 6, 2010

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Statement of Earnings
	General Electric Company
	and consolidated affiliates
For the years ended December 31 (In millions; per-share amounts in dollars)	2009	2008	2007

Revenues
Sales of goods	$65,068	$69,100	$60,670
Sales of services	38,709	43,669	38,856
Other income (Note 17)	1,006	1,586	3,019
GECS earnings from continuing operations	–	–	–
GECS revenues from services (Note 18)	52,000	68,160	69,943
Total revenues	156,783	182,515	172,488

Costs and expenses (Note 19)
Cost of goods sold	50,580	54,602	47,309
Cost of services sold	25,341	29,170	25,816
Interest and other financial charges	18,769	26,209	23,762
Investment contracts, insurance losses and
insurance annuity benefits	3,017	3,213	3,469
Provision for losses on financing receivables (Note 6)	10,928	7,518	4,431
Other costs and expenses	37,804	42,021	40,173
Total costs and expenses	146,439	162,733	144,960

Earnings (loss) from continuing operations
before income taxes	10,344	19,782	27,528
Benefit (provision) for income taxes (Note 14)	1,090	(1,052)	(4,155)
Earnings from continuing operations	11,434	18,730	23,373
Loss from discontinued operations,
net of taxes (Note 2)	(193)	(679)	(249)
Net earnings	11,241	18,051	23,124
Less net earnings attributable to
noncontrolling interests	216	641	916
Net earnings attributable to the Company	11,025	17,410	22,208
Preferred stock dividends declared	(300)	(75)	–
Net earnings attributable to GE common
shareowners	$10,725	$17,335	$22,208

Amounts attributable to the Company
Earnings from continuing operations	$11,218	$18,089	$22,457
Loss from discontinued operations,
net of taxes	(193)	(679)	(249)
Net earnings attributable to the Company	$11,025	$17,410	$22,208

Per-share amounts (Note 20)
Earnings from continuing operations
Diluted earnings per share	$1.03	$1.78	$2.20
Basic earnings per share	1.03	1.79	2.21

Net earnings
Diluted earnings per share	1.01	1.72	2.17
Basic earnings per share	1.01	1.72	2.18

Dividends declared per share	0.61	1.24	1.15

See Note 3 for other-than-temporary impairment amounts.

See accompanying notes.

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Statement of Earnings (Continued)
For the years ended December 31	GE(a)			GECS
(In millions; per-share amounts in dollars)	2009	2008	2007	2009	2008	2007

Revenues
Sales of goods	$64,211	$67,637	$60,374	$970	$1,773	$718
Sales of services	39,246	44,377	39,422	–	–	–
Other income (Note 17)	1,179	1,965	3,371	–	–	–
GECS earnings from continuing operations	1,590	7,774	12,417	–	–	–
GECS revenues from services (Note 18)	–	–	–	53,193	69,514	71,218
Total revenues	106,226	121,753	115,584	54,163	71,287	71,936

Costs and expenses (Note 19)
Cost of goods sold	49,886	53,395	47,103	808	1,517	628
Cost of services sold	25,878	29,878	26,382	–	–	–
Interest and other financial charges	1,478	2,153	1,993	17,942	25,116	22,706
Investment contracts, insurance losses and
insurance annuity benefits	–	–	–	3,193	3,421	3,647
Provision for losses on financing receivables (Note 6)	–	–	–	10,928	7,518	4,431
Other costs and expenses	14,842	14,401	14,148	23,500	28,085	26,537
Total costs and expenses	92,084	99,827	89,626	56,371	65,657	57,949

Earnings (loss) from continuing operations
before income taxes	14,142	21,926	25,958	(2,208)	5,630	13,987
Benefit (provision) for income taxes (Note 14)	(2,739)	(3,427)	(2,794)	3,829	2,375	(1,361)
Earnings from continuing operations	11,403	18,499	23,164	1,621	8,005	12,626
Loss from discontinued operations,
net of taxes (Note 2)	(193)	(679)	(249)	(175)	(719)	(2,116)
Net earnings	11,210	17,820	22,915	1,446	7,286	10,510
Less net earnings attributable to
noncontrolling interests	185	410	707	31	231	209
Net earnings attributable to the Company	11,025	17,410	22,208	1,415	7,055	10,301
Preferred stock dividends declared	(300)	(75)	–	–	–	–
Net earnings attributable to GE common
shareowners	$10,725	$17,335	$22,208	$1,415	$7,055	$10,301

Amounts attributable to the Company
Earnings from continuing operations	$11,218	$18,089	$22,457	$1,590	$7,774	$12,417
Loss from discontinued operations,
net of taxes	(193)	(679)	(249)	(175)	(719)	(2,116)
Net earnings attributable to the Company	$11,025	$17,410	$22,208	$1,415	$7,055	$10,301

(a)	Represents the adding together of all affiliated companies except General Electric Capital Services, Inc. (GECS or financial services), which is presented on a one-line basis.

In the consolidating data on this page, "GE" means the basis of consolidation as described in Note 1 to the consolidated financial statements; "GECS" means General Electric Capital Services, Inc. and all of its affiliates and associated companies. Separate information is shown for "GE" and "GECS. " Transactions between GE and GECS have been eliminated from the "General Electric Company and consolidated affiliates" columns on the prior page.

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Consolidated Statement of Changes in Shareowners' Equity
(In millions)	2009	2008	2007

Changes in shareowners’ equity (Note 15)
GE shareowners' equity balance at January 1	$104,665	$115,559	$111,509
Dividends and other transactions with shareowners	(5,049)	1,873	(23,102)
Other comprehensive income (loss)
Investment securities – net	2,659	(3,218)	(1,484)
Currency translation adjustments – net	4,135	(11,007)	4,527
Cash flow hedges – net	1,598	(2,664)	(539)
Benefit plans – net	(1,804)	(13,288)	2,566
Total other comprehensive income (loss)	6,588	(30,177)	5,070
Increases from net earnings attributable to the Company	11,025	17,410	22,208
Comprehensive income (loss)	17,613	(12,767)	27,278
Cumulative effect of changes in accounting principles(a)	62	–	(126)
Balance at December 31	117,291	104,665	115,559
Noncontrolling interests(b)	7,845	8,947	8,004
Total equity balance at December 31	$125,136	$113,612	$123,563

On January 1, 2009, we adopted an amendment to ASC 810, Consolidation, that requires certain changes to the presentation of our financial statements. This amendment requires us to classify noncontrolling interests (previously referred to as "minority interest") as part of shareowners' equity.

(a)	We adopted amendments to ASC 320, Investments - Debt and Equity Securities, and recorded a cumulative effect adjustment to increase retained earnings as of April 1, 2009. See Note 15.

(b)	See Note 15 for an explanation of the change in noncontrolling interests for 2009.

See accompanying notes.

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Statement of Financial Position
	General Electric Company
	and consolidated affiliates
At December 31 (In millions, except share amounts)	2009	2008

Assets
Cash and equivalents	$72,260	$48,187
Investment securities (Note 3)	51,941	41,446
Current receivables (Note 4)	16,458	21,411
Inventories (Note 5)	11,987	13,674
Financing receivables – net (Note 6)	329,232	365,168
Other GECS receivables	14,177	13,439
Property, plant and equipment – net (Note 7)	69,212	78,530
Investment in GECS	–	–
Goodwill (Note 8)	65,574	81,759
Other intangible assets – net (Note 8)	11,929	14,977
All other assets (Note 9)	103,417	106,899
Assets of businesses held for sale (Note 2)	34,111	10,556
Assets of discontinued operations (Note 2)	1,520	1,723
Total assets	$781,818	$797,769

Liabilities and equity
Short-term borrowings (Note 10)	$133,054	$164,061
Accounts payable, principally trade accounts	19,703	20,819
Progress collections and price adjustments
accrued	12,192	12,536
Dividends payable	1,141	3,340
Other GE current liabilities	13,386	18,220
Bank deposits (Note 10)	38,923	36,854
Long-term borrowings (Note 10)	338,215	322,847
Investment contracts, insurance liabilities
and insurance annuity benefits (Note 11)	31,641	34,032
All other liabilities (Note 13)	58,861	64,796
Deferred income taxes (Note 14)	2,173	4,584
Liabilities of businesses held for sale (Note 2)	6,092	636
Liabilities of discontinued operations (Note 2)	1,301	1,432
Total liabilities	656,682	684,157

Preferred stock (30,000 shares outstanding at
both year-end 2009 and 2008)	–	–
Common stock (10,663,075,000 and 10,536,897,000
shares outstanding at year-end 2009 and
2008, respectively)	702	702
Accumulated other comprehensive income – net(a)
Investment securities	(435)	(3,094)
Currency translation adjustments	3,836	(299)
Cash flow hedges	(1,734)	(3,332)
Benefit plans	(16,932)	(15,128)
Other capital	37,729	40,390
Retained earnings	126,363	122,123
Less common stock held in treasury	(32,238)	(36,697)

Total GE shareowners’ equity	117,291	104,665
Noncontrolling interests(b)	7,845	8,947
Total equity (Notes 15 and 16)	125,136	113,612

Total liabilities and equity	$781,818	$797,769

(a)	The sum of accumulated other comprehensive income - net was $(15,265) million and $(21,853) million at December 31, 2009 and 2008, respectively.

(b)	Included accumulated other comprehensive income - net attributable to noncontrolling interests of $(188) million and $(194) million at December 31, 2009 and 2008, respectively.

See accompanying notes.

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Statement of Financial Position (Continued)

	GE(a)		GECS
At December 31 (In millions, except share amounts)	2009	2008	2009	2008

Assets
Cash and equivalents	$8,654	$12,090	$64,356	$37,486
Investment securities (Note 3)	30	213	51,913	41,236
Current receivables (Note 4)	9,818	15,064	–	–
Inventories (Note 5)	11,916	13,597	71	77
Financing receivables – net (Note 6)	–	–	336,926	372,456
Other GECS receivables	–	–	18,752	18,636
Property, plant and equipment – net (Note 7)	12,495	14,433	56,717	64,097
Investment in GECS	70,833	53,279	–	–
Goodwill (Note 8)	36,613	56,394	28,961	25,365
Other intangible assets – net (Note 8)	8,450	11,364	3,479	3,613
All other assets (Note 9)	17,097	22,435	87,471	85,721
Assets of businesses held for sale (Note 2)	33,986	–	125	10,556
Assets of discontinued operations (Note 2)	50	64	1,470	1,659
Total assets	$209,942	$198,933	$650,241	$660,902

Liabilities and equity
Short-term borrowings (Note 10)	$504	$2,375	$133,939	$163,899
Accounts payable, principally trade accounts	10,373	11,699	13,275	13,882
Progress collections and price adjustments
accrued	12,957	13,058	–	–
Dividends payable	1,141	3,340	–	–
Other GE current liabilities	13,386	18,284	–	–
Bank deposits (Note 10)	–	–	38,923	36,854
Long-term borrowings (Note 10)	11,681	9,827	327,472	313,848
Investment contracts, insurance liabilities
and insurance annuity benefits (Note 11)	–	–	32,009	34,369
All other liabilities (Note 13)	35,232	32,767	23,756	32,090
Deferred income taxes (Note 14)	(4,620)	(3,949)	6,793	8,533
Liabilities of businesses held for sale (Note 2)	6,037	–	55	636
Liabilities of discontinued operations (Note 2)	163	189	1,138	1,243
Total liabilities	86,854	87,590	577,360	605,354

Preferred stock (30,000 shares outstanding at
both year-end 2009 and 2008)	–	–	–	–
Common stock (10,663,075,000 and 10,536,897,000
shares outstanding at year-end 2009 and
2008, respectively)	702	702	1	1
Accumulated other comprehensive income – net
Investment securities	(435)	(3,094)	(436)	(3,097)
Currency translation adjustments	3,836	(299)	1,372	(1,258)
Cash flow hedges	(1,734)	(3,332)	(1,769)	(3,134)
Benefit plans	(16,932)	(15,128)	(434)	(367)
Other capital	37,729	40,390	27,591	18,079
Retained earnings	126,363	122,123	44,508	43,055
Less common stock held in treasury	(32,238)	(36,697)	–	–

Total GE shareowners’ equity	117,291	104,665	70,833	53,279
Noncontrolling interests	5,797	6,678	2,048	2,269
Total equity (Notes 15 and 16)	123,088	111,343	72,881	55,548

Total liabilities and equity	$209,942	$198,933	$650,241	$660,902

(a)	Represents the adding together of all affiliated companies except General Electric Capital Services, Inc. (GECS or financial services), which is presented on a one-line basis.

In the consolidating data on this page, "GE" means the basis of consolidation as described in Note 1 to the consolidated financial statements; "GECS" means General Electric Capital Services, Inc. and all of its affiliates and associated companies. Separate information is shown for “GE” and “GECS.” Transactions between GE and GECS have been eliminated from the “General Electric Company and consolidated affiliates” columns on the prior page.

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Statement of Cash Flows
	General Electric Company and consolidated affiliates
For the years ended December 31 (In millions)	2009	2008	2007

Cash flows – operating activities
Net earnings	$11,241	$18,051	$23,124
Less net earnings attributable to noncontrolling interests	216	641	916
Net earnings attributable to the Company	11,025	17,410	22,208
Loss from discontinued operations	193	679	249
Adjustments to reconcile net earnings attributable to the
Company to cash provided from operating activities
Depreciation and amortization of property,
plant and equipment	10,636	11,492	10,275
Earnings from continuing operations retained by GECS	–	–	–
Deferred income taxes	(2,705)	(1,284)	657
Decrease (increase) in GE current receivables	3,273	(24)	(868)
Decrease (increase) in inventories	1,101	(719)	(1,562)
Increase (decrease) in accounts payable	(480)	(1,078)	(997)
Increase (decrease) in GE progress collections	(500)	2,827	4,622
Provision for losses on GECS financing receivables	10,928	7,518	4,431
All other operating activities (Note 25)	(8,747)	11,020	927
Cash from (used for) operating activities – continuing
operations	24,724	47,841	39,942
Cash from (used for) operating activities – discontinued
operations	(131)	760	3,380
Cash from (used for) operating activities	24,593	48,601	43,322

Cash flows – investing activities
Additions to property, plant and equipment	(8,634)	(16,010)	(17,803)
Dispositions of property, plant and equipment	6,479	10,975	8,457
Net decrease (increase) in GECS financing receivables	43,690	(17,484)	(44,237)
Proceeds from sales of discontinued operations	–	5,423	11,574
Proceeds from principal business dispositions	9,978	4,986	2,746
Payments for principal businesses purchased	(6,130)	(28,110)	(17,215)
Capital contribution from GE to GECS	–	–	–
All other investing activities	(2,520)	5,695	(9,910)
Cash from (used for) investing activities – continuing
operations	42,863	(34,525)	(66,388)
Cash from (used for) investing activities – discontinued
operations	134	(876)	(3,116)
Cash from (used for) investing activities	42,997	(35,401)	(69,504)

Cash flows – financing activities
Net increase (decrease) in borrowings (maturities of
90 days or less)	(25,741)	(48,454)	308
Net increase (decrease) in bank deposits	(3,986)	20,623	2,144
Newly issued debt (maturities longer than 90 days)	82,959	116,569	100,528
Repayments and other reductions (maturities longer
than 90 days)	(85,178)	(69,050)	(49,874)
Proceeds from issuance of preferred stock and warrants	–	2,965	–
Proceeds from issuance of common stock	–	12,006	–
Net dispositions (purchases) of GE shares for treasury	623	(1,249)	(12,319)
Dividends paid to shareowners	(8,986)	(12,408)	(11,492)
Capital contribution from GE to GECS	–	–	–
All other financing activities	(3,204)	(1,862)	(1,204)
Cash from (used for) financing activities – continuing
operations	(43,513)	19,140	28,091
Cash from (used for) financing activities – discontinued
operations	–	(4)	(154)
Cash from (used for) financing activities	(43,513)	19,136	27,937

Increase (decrease) in cash and equivalents	24,077	32,336	1,755
Cash and equivalents at beginning of year	48,367	16,031	14,276
Cash and equivalents at end of year	72,444	48,367	16,031
Less cash and equivalents of discontinued operations
at end of year	184	180	300
Cash and equivalents of continuing operations
at end of year	$72,260	$48,187	$15,731
Supplemental disclosure of cash flows information
Cash paid during the year for interest	$(19,601)	$(25,853)	$(23,340)
Cash recovered (paid) during the year for income taxes	(2,535)	(3,237)	(2,912)

See accompanying notes.

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Statement of Cash Flows (Continued)
	GE(a)			GECS
For the years ended December 31 (In millions)	2009	2008	2007	2009	2008	2007

Cash flows – operating activities
Net earnings	$11,210	$17,820	$22,915	$1,446	$7,286	$10,510
Less net earnings attributable to noncontrolling interests	185	410	707	31	231	209
Net earnings attributable to the Company	11,025	17,410	22,208	1,415	7,055	10,301
Loss from discontinued operations	193	679	249	175	719	2,116
Adjustments to reconcile net earnings attributable to the
Company to cash provided from operating activities
Depreciation and amortization of property,
plant and equipment	2,311	2,162	2,149	8,325	9,330	8,126
Earnings from continuing operations retained by GECS	(1,590)	(5,423)	(5,126)	–	–	–
Deferred income taxes	(460)	(417)	564	(2,245)	(867)	93
Decrease (increase) in GE current receivables	3,056	(168)	14	–	–	–
Decrease (increase) in inventories	1,188	(524)	(1,496)	(6)	(14)	2
Increase (decrease) in accounts payable	(918)	233	(1,073)	(379)	(1,045)	485
Increase (decrease) in GE progress collections	(257)	2,896	4,620	–	–	–
Provision for losses on GECS financing receivables	–	–	–	10,928	7,518	4,431
All other operating activities (Note 25)	2,033	2,238	1,192	(10,654)	8,508	(539)
Cash from (used for) operating activities – continuing
operations	16,581	19,086	23,301	7,559	31,204	25,015
Cash from (used for) operating activities – discontinued
operations	2	(5)	(857)	(133)	765	4,039
Cash from (used for) operating activities	16,583	19,081	22,444	7,426	31,969	29,054

Cash flows – investing activities
Additions to property, plant and equipment	(2,429)	(2,996)	(2,968)	(6,443)	(13,321)	(15,217)
Dispositions of property, plant and equipment	–	–	–	6,479	10,975	8,457
Net decrease (increase) in GECS financing receivables	–	–	–	43,952	(17,375)	(44,164)
Proceeds from sales of discontinued operations	–	203	10,826	–	5,220	117
Proceeds from principal business dispositions	890	58	1,047	9,088	4,928	1,699
Payments for principal businesses purchased	(428)	(3,149)	(9,645)	(5,702)	(24,961)	(7,570)
Capital contribution from GE to GECS	(9,500)	(5,500)	–	–	–	–
All other investing activities	(198)	324	(1,697)	(1,686)	5,979	(8,730)
Cash from (used for) investing activities – continuing
operations	(11,665)	(11,060)	(2,437)	45,688	(28,555)	(65,408)
Cash from (used for) investing activities – discontinued
operations	(2)	5	1,003	136	(881)	(3,921)
Cash from (used for) investing activities	(11,667)	(11,055)	(1,434)	45,824	(29,436)	(69,329)

Cash flows – financing activities
Net increase (decrease) in borrowings (maturities of
90 days or less)	317	(2,152)	(3,284)	(26,882)	(45,515)	1,642
Net increase (decrease) in bank deposits	–	–	–	(3,986)	20,623	2,144
Newly issued debt (maturities longer than 90 days)	1,883	136	8,751	81,186	116,117	91,678
Repayments and other reductions (maturities longer
than 90 days)	(1,675)	(1,936)	(298)	(83,503)	(67,114)	(49,576)
Proceeds from issuance of preferred stock and warrants	–	2,965	–	–	–	–
Proceeds from issuance of common stock	–	12,006	–	–	–	–
Net dispositions (purchases) of GE shares for treasury	623	(1,249)	(12,319)	–	–	–
Dividends paid to shareowners	(8,986)	(12,408)	(11,492)	–	(2,351)	(7,291)
Capital contribution from GE to GECS	–	–	–	9,500	5,500	–
All other financing activities	(514)	–	–	(2,691)	(1,862)	(1,204)
Cash from (used for) financing activities – continuing
operations	(8,352)	(2,638)	(18,642)	(26,376)	25,398	37,393
Cash from (used for) financing activities – discontinued
operations	–	–	(146)	–	(4)	(8)
Cash from (used for) financing activities	(8,352)	(2,638)	(18,788)	(26,376)	25,394	37,385

Increase (decrease) in cash and equivalents	(3,436)	5,388	2,222	26,874	27,927	(2,890)
Cash and equivalents at beginning of year	12,090	6,702	4,480	37,666	9,739	12,629
Cash and equivalents at end of year	8,654	12,090	6,702	64,540	37,666	9,739
Less cash and equivalents of discontinued operations
at end of year	–	–	–	184	180	300
Cash and equivalents of continuing operations
at end of year	$8,654	$12,090	$6,702	$64,356	$37,486	$9,439
Supplemental disclosure of cash flows information
Cash paid during the year for interest	$(768)	$(1,190)	$(1,466)	$(18,833)	$(24,663)	$(21,874)
Cash recovered (paid) during the year for income taxes	(3,078)	(2,627)	(4,036)	543	(610)	1,124

(a)	Represents the adding together of all affiliated companies except General Electric Capital Services, Inc. (GECS or financial services), which is presented on a one-line basis.

In the consolidating data on this page, "GE" means the basis of consolidation as described in Note 1 to the consolidated financial statements; "GECS" means General Electric Capital Services, Inc. and all of its affiliates and associated companies. Separate information is shown for “GE” and “GECS.” Transactions between GE and GECS have been eliminated from the “General Electric Company and consolidated affiliates” columns on the prior page and are discussed in Note 26.

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Notes to Consolidated Financial Statements

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Principles

Our financial statements are prepared in conformity with U.S. generally accepted accounting principles (GAAP).

Consolidation

Our financial statements consolidate all of our affiliates – entities that we control, most often because we hold a majority voting interest. Associated companies are entities that we do not control but over which we have significant influence, most often because we hold a voting interest of 20% to 50%. Results of associated companies are presented on a one-line basis. Investments in and advances to associated companies are presented on a one-line basis in the caption “All other assets” in our Statement of Financial Position, net of allowance for losses that represents our best estimate of probable losses inherent in such assets.

Financial Statement Presentation

We have reclassified certain prior-year amounts to conform to the current-year’s presentation.

Financial data and related measurements are presented in the following categories:

GE – This represents the adding together of all affiliates other than General Electric Capital Services, Inc. (GECS), whose operations are presented on a one-line basis.

GECS – This affiliate owns all of the common stock of General Electric Capital Corporation (GECC). GECC and its respective affiliates are consolidated in the accompanying GECS columns and constitute the majority of its business.

Consolidated – This represents the adding together of GE and GECS, giving effect to the elimination of transactions between GE and GECS.

Operating Segments – These comprise our five businesses, focused on the broad markets they serve: Energy Infrastructure, Technology Infrastructure, NBC Universal (NBCU), GE Capital and Home & Business Solutions. Prior-period information has been reclassified to be consistent with the current organization.

Unless otherwise indicated, information in these notes to consolidated financial statements relates to continuing operations. Certain of our operations have been presented as discontinued. See Note 2.

The effects of translating to U.S. dollars the financial statements of non-U.S. affiliates whose functional currency is the local currency are included in shareowners’ equity. Asset and liability accounts are translated at year-end exchange rates, while revenues and expenses are translated at average rates for the respective periods.

Preparing financial statements in conformity with U.S. GAAP requires us to make estimates based on assumptions about current, and for some estimates future, economic and market conditions (for example, unemployment, market liquidity, the real estate market, etc.), which affect reported amounts and related disclosures in our financial statements. Although our current estimates contemplate current conditions and how we expect them to change in the future, as appropriate, it is reasonably possible that in 2010 actual conditions could be worse than anticipated in those estimates, which could materially affect our results of operations and financial position. Among other effects, such changes could result in future impairments of investment securities, goodwill, intangibles and long-lived assets, incremental losses on financing receivables, establishment of valuation allowances on deferred tax assets and increased tax liabilities.

Sales of Goods and Services

We record all sales of goods and services only when a firm sales agreement is in place, delivery has occurred or services have been rendered and collectibility of the fixed or determinable sales price is reasonably assured.

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Arrangements for the sale of goods and services sometimes include multiple components. Most of our multiple component arrangements involve the sale of goods and services in the Technology Infrastructure segment. Our arrangements with multiple components usually involve future service deliverables such as installation, training or the future delivery of ancillary equipment. In such agreements, the amount assigned to each component is based on the total price and the undelivered component’s objectively determined fair value, determined from sources such as the separate selling price for that or a similar component or from competitor prices for similar components. If fair value of an undelivered component cannot be satisfactorily determined, we defer revenue until all multiple components are delivered.

Except for goods sold under long-term agreements, we recognize sales of goods under the provisions of U.S. Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) 104, Revenue Recognition. We often sell consumer products, home videos and computer hardware and software products with a right of return. We use our accumulated experience to estimate and provide for such returns when we record the sale. In situations where arrangements include customer acceptance provisions based on seller or customer-specified objective criteria, we recognize revenue when formal acceptance occurs or we have reliably demonstrated that all specified acceptance criteria have been met. In arrangements where we provide goods for trial and evaluation purposes, we only recognize revenue after customer acceptance occurs. Unless otherwise noted, we do not provide for anticipated losses before we record sales.

Certain of our sales of goods and services involve inconsequential or perfunctory performance obligations. These obligations can include non-essential installation or training, and in some instances provision of product manuals and limited technical product support. When the only remaining undelivered performance obligation under an arrangement is inconsequential or perfunctory, we recognize revenue on the total contract and provide for the cost of the unperformed obligation.

We recognize revenue on agreements for sales of goods and services under power generation unit and uprate contracts; nuclear fuel assemblies; larger oil drilling equipment projects; aeroderivative unit contracts; military development contracts; and long-term construction projects, using long-term construction and production contract accounting. We estimate total long-term contract revenue net of price concessions as well as total contract costs. For goods sold under power generation unit and uprate contracts, nuclear fuel assemblies, aeroderivative unit contracts and military development contracts, we recognize sales as we complete major contract-specified deliverables, most often when customers receive title to the goods or accept the services as performed. For larger oil drilling equipment projects and long-term construction projects, we recognize sales based on our progress towards contract completion measured by actual costs incurred in relation to our estimate of total expected costs. We measure long-term contract revenues by applying our contract-specific estimated margin rates to incurred costs. We routinely update our estimates of future costs for agreements in process and report any cumulative effects of such adjustments in current operations. We provide for any loss that we expect to incur on these agreements when that loss is probable.

We recognize revenue upon delivery for sales of aircraft engines, military propulsion equipment and related spare parts not sold under long-term product services agreements. Delivery of commercial engines, non-U.S. military equipment and all related spare parts occurs on shipment; delivery of military propulsion equipment sold to the U.S. Government or agencies thereof occurs upon receipt of a Material Inspection and Receiving Report, DD Form 250 or Memorandum of Shipment. Commercial aircraft engines are complex aerospace equipment manufactured to customer order under a variety of sometimes-complex, long-term agreements. We measure sales of commercial aircraft engines by applying our contract-specific estimated margin rates to incurred costs. We routinely update our estimates of future costs for commercial aircraft engine agreements in process and report any cumulative effects of such adjustments in current operations. We measure revenue for military propulsion equipment and spare parts not subject to long-term product services agreements based on the specific contract on a specifically-measured output basis. We provide for any loss that we expect to incur on these agreements when that loss is probable; consistent with industry practice, for commercial aircraft engines, we make such provision only if such losses are not recoverable from future highly probable sales of spare parts for those engines.

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We sell product services under long-term product maintenance or extended warranty agreements in our Technology Infrastructure and Energy Infrastructure segments, principally in Aviation, Energy and Transportation, where costs of performing services are incurred on other than a straight-line basis. We also sell product services in Healthcare, where such costs generally are expected to be on a straight-line basis. For the Aviation, Energy and Transportation agreements, we recognize related sales based on the extent of our progress towards completion measured by actual costs incurred in relation to total expected costs. We routinely update our estimates of future costs for agreements in process and report any cumulative effects of such adjustments in current operations. For the Healthcare agreements, we recognize revenues on a straight-line basis and expense related costs as incurred. We provide for any loss that we expect to incur on any of these agreements when that loss is probable.

NBC Universal records broadcast and cable television and Internet advertising sales when advertisements are aired, net of provision for any viewer shortfalls (make goods). We record sales from theatrical distribution of films as the films are exhibited; sales of home videos, net of a return provision, when the videos are delivered to and available for sale by retailers; fees from cable/satellite operators when services are provided; and licensing of film and television programming when we make the material available for airing.

GECS Revenues from Services (Earned Income)

We use the interest method to recognize income on all loans. Interest on loans includes origination, commitment and other non-refundable fees related to funding (recorded in earned income on the interest method). We stop accruing interest at the earlier of the time at which collection of an account becomes doubtful or the account becomes 90 days past due. We recognize interest income on nonearning loans either as cash is collected or on a cost-recovery basis as conditions warrant. We resume accruing interest on nonearning, non-restructured commercial loans only when (a) payments are brought current according to the loan’s original terms and (b) future payments are reasonably assured. When we agree to restructured terms with the borrower, we resume accruing interest only when reasonably assured that we will recover full contractual payments, and such loans pass underwriting reviews equivalent to those applied to new loans. We resume accruing interest on nonearning consumer loans when the customer’s account is less than 90 days past due.

We recognize financing lease income on the interest method to produce a level yield on funds not yet recovered. Estimated unguaranteed residual values are based upon management's best estimates of the value of the leased asset at the end of the lease term. We use various sources of data in determining this estimate, including information obtained from third parties, which is adjusted for the attributes of the specific asset under lease. Guarantees of residual values by unrelated third parties are considered part of minimum lease payments. Significant assumptions we use in estimating residual values include estimated net cash flows over the remaining lease term, anticipated results of future remarketing, and estimated future component part and scrap metal prices, discounted at an appropriate rate.

We recognize operating lease income on a straight-line basis over the terms of underlying leases.

Fees include commitment fees related to loans that we do not expect to fund and line-of-credit fees. We record these fees in earned income on a straight-line basis over the period to which they relate. We record syndication fees in earned income at the time related services are performed, unless significant contingencies exist.

Depreciation and Amortization

The cost of GE manufacturing plant and equipment is depreciated over its estimated economic life. U.S. assets are depreciated using an accelerated method based on a sum-of-the-years digits formula; non-U.S. assets are generally depreciated on a straight-line basis.

The cost of GECS equipment leased to others on operating leases is depreciated on a straight-line basis to estimated residual value over the lease term or over the estimated economic life of the equipment.

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The cost of GECS acquired real estate investments is depreciated on a straight-line basis to the estimated salvage value over the expected useful life or the estimated proceeds upon sale of the investment at the end of the expected holding period if that approach produces a higher measure of depreciation expense.

The cost of individually significant customer relationships is amortized in proportion to estimated total related sales; cost of other intangible assets is generally amortized on a straight-line basis over the asset’s estimated economic life. We review long-lived assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. See Notes 7 and 8.

NBC Universal Film and Television Costs

We defer film and television production costs, including direct costs, production overhead, development costs and interest. We do not defer costs of exploitation, which principally comprise costs of film and television program marketing and distribution. We amortize deferred film and television production costs, as well as associated participation and residual costs, on an individual production basis using the ratio of the current period’s gross revenues to estimated total remaining gross revenues from all sources; we state such costs at the lower of amortized cost or fair value. Estimates of total revenues and costs are based on anticipated release patterns, public acceptance and historical results for similar products. We defer the costs of acquired broadcast material, including rights to material for use on NBC Universal’s broadcast and cable/satellite television networks, at the earlier of acquisition or when the license period begins and the material is available for use. We amortize acquired broadcast material and rights when we broadcast the associated programs; we state such costs at the lower of amortized cost or net realizable value.

Losses on Financing Receivables

Our allowance for losses on financing receivables represents our best estimate of probable losses inherent in the portfolio. Our method of calculating estimated losses depends on the size, type and risk characteristics of the related receivables. Write-offs are deducted from the allowance for losses and subsequent recoveries are added. Impaired financing receivables are written down to the extent that we judge principal to be uncollectible.

Our portfolio consists entirely of homogenous consumer loans and of commercial loans and leases. The underlying assumptions, estimates and assessments we use to provide for losses are continually updated to reflect our view of current conditions. Changes in such estimates can significantly affect the allowance and provision for losses. It is possible to experience credit losses that are different from our current estimates.

Our consumer loan portfolio consists of smaller balance, homogenous loans including card receivables, installment loans, auto loans and leases and residential mortgages. We collectively evaluate each portfolio for impairment quarterly. The allowance for losses on these receivables is established through a process that estimates the probable losses inherent in the portfolio based upon statistical analyses of portfolio data. These analyses include migration analysis, in which historical delinquency and credit loss experience is applied to the current aging of the portfolio, together with other analyses that reflect current trends and conditions. We also consider overall portfolio indicators including nonearning loans, trends in loan volume and lending terms, credit policies and other observable environmental factors such as unemployment rates and home price indices.

We write off unsecured closed-end installment loans at 120 days contractually past due and unsecured open-ended revolving loans at 180 days contractually past due. We write down consumer loans secured by collateral other than residential real estate when such loans are 120 days past due. Consumer loans secured by residential real estate (both revolving and closed-end loans) are written down to the fair value of collateral, less costs to sell, no later than when they become 360 days past due. Unsecured consumer loans in bankruptcy are written off within 60 days of notification of filing by the bankruptcy court or within contractual write-off periods, whichever occurs earlier.

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Our commercial loan and lease portfolio consists of a variety of loans and leases, including both larger balance, non-homogenous loans and leases and smaller balance homogenous commercial and equipment loans and leases. Losses on such loans and leases are recorded when probable and estimable. We routinely evaluate our entire portfolio for potential specific credit or collection issues that might indicate an impairment. For larger balance, non-homogenous loans and leases, this survey first considers the financial status, payment history, collateral value, industry conditions and guarantor support related to specific customers. Any delinquencies or bankruptcies are indications of potential impairment requiring further assessment of collectibility. We routinely receive financial as well as rating agency reports on our customers, and we elevate for further attention those customers whose operations we judge to be marginal or deteriorating. We also elevate customers for further attention when we observe a decline in collateral values for asset-based loans. While collateral values are not always available, when we observe such a decline, we evaluate relevant markets to assess recovery alternatives – for example, for real estate loans, relevant markets are local; for commercial aircraft loans, relevant markets are global. We provide allowances based on our evaluation of all available information, including expected future cash flows, fair value of collateral, net of expected disposal costs, and the secondary market value of the financing receivables. After providing for specific incurred losses, we then determine an allowance for losses that have been incurred in the balance of the portfolio but cannot yet be identified to a specific loan or lease. This estimate is based on historical and projected default rates and loss severity, and it is prepared by each respective line of business.

The remainder of our commercial loans and leases are portfolios of smaller balance homogenous commercial and equipment positions that we evaluate collectively by portfolio for impairment based upon various statistical analyses considering historical losses and aging, as well as our view on current market and economic conditions.

Experience is not available for new products; therefore, while we are developing that experience, we set loss allowances based on our experience with the most closely analogous products in our portfolio.

"Impaired" loans are defined as larger balance or restructured loans for which it is probable that the lender will be unable to collect all amounts due according to the original contractual terms of the loan agreement. Troubled debt restructurings are those loans in which we have granted a concession to a borrower experiencing financial difficulties where we do not receive adequate compensation. Such loans are classified as impaired, and are individually reviewed for specific reserves.

When we repossess collateral in satisfaction of a loan, we write down the receivable against the allowance for losses. Repossessed collateral is included in the caption “All other assets” in the Statement of Financial Position and carried at the lower of cost or estimated fair value less costs to sell.

Partial Sales of Business Interests

On January 1, 2009, we adopted amendments to Accounting Standards Codification (ASC) 810, Consolidation, which requires that gains or losses on sales of affiliate shares where we retain control be recorded in equity. Gains or losses on sales that result in our loss of control are recorded in earnings along with remeasurement gains or losses on any investments in the entity that we retained. Prior to January 1, 2009, we recorded gains or losses on sales of their own shares by affiliates except when realization of gains was not reasonably assured, in which case we recorded the results in shareowners’ equity. We recorded gains or losses on sales of interests in commercial and military engine and aeroderivative equipment programs.

Cash and Equivalents

Debt securities and money market instruments with original maturities of three months or less are included in cash equivalents unless designated as available-for-sale and classified as investment securities.

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Investment Securities

We report investments in debt and marketable equity securities, and certain other equity securities, at fair value. See Note 21 for further information on fair value. Unrealized gains and losses on available-for-sale investment securities are included in shareowners’ equity, net of applicable taxes and other adjustments. We regularly review investment securities for impairment using both quantitative and qualitative criteria. Effective April 1, 2009, the Financial Accounting Standards Board (FASB) amended ASC 320, Investments – Debt and Equity Securities. This amendment modified the existing model for recognition and measurement of impairment for debt securities. The two principal changes to the impairment model for securities are as follows:

•
Recognition of an other-than-temporary impairment charge for debt securities is required if any of these conditions are met: (1) we do not expect to recover the entire amortized cost basis of the security, (2) we intend to sell the security or (3) it is more likely than not that we will be required to sell the security before we recover its amortized cost basis.

•
If the first condition above is met, but we do not intend to sell and it is not more likely than not that we will be required to sell the security before recovery of its amortized cost basis, we are required to record the difference between the security’s amortized cost basis and its recoverable amount in earnings and the difference between the security’s recoverable amount and fair value in other comprehensive income. If either the second or third criterion is met, then we are required to recognize the entire difference between the security’s amortized cost basis and its fair value in earnings.

If we do not intend to sell the security or it is not more likely than not that we will be required to sell the security before recovery of our amortized cost, we evaluate other qualitative criteria to determine whether a credit loss exists, such as the financial health of and specific prospects for the issuer, including whether the issuer is in compliance with the terms and covenants of the security. Quantitative criteria include determining whether there has been an adverse change in expected future cash flows.

Realized gains and losses are accounted for on the specific identification method. Unrealized gains and losses on investment securities classified as trading and certain retained interests are included in earnings.

Inventories

All inventories are stated at the lower of cost or realizable values. Cost for a significant portion of GE U.S. inventories is determined on a last-in, first-out (LIFO) basis. Cost of other GE inventories is determined on a first-in, first-out (FIFO) basis. LIFO was used for 39% and 40% of GE inventories at December 31, 2009 and 2008, respectively. GECS inventories consist of finished products held for sale; cost is determined on a FIFO basis.

Intangible Assets

We do not amortize goodwill, but test it at least annually for impairment at the reporting unit level. A reporting unit is the operating segment, or a business one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. However, components are aggregated as a single reporting unit if they have similar economic characteristics. We recognize an impairment charge if the carrying amount of a reporting unit exceeds its fair value and the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill. We use discounted cash flows to establish fair values. When available and as appropriate, we use comparative market multiples to corroborate discounted cash flow results. When all or a portion of a reporting unit is disposed of, goodwill is allocated to the gain or loss on disposition based on the relative fair values of the business disposed of and the portion of the reporting unit that will be retained.

We amortize the cost of other intangibles over their estimated useful lives unless such lives are deemed indefinite. The cost of intangible assets is generally amortized on a straight-line basis over the asset’s estimated economic life, except that individually significant customer-related intangible assets are amortized in relation to total related sales. Amortizable intangible assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested annually for impairment and written down to fair value as required.

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GECS Investment Contracts, Insurance Liabilities and Insurance Annuity Benefits

Certain entities, which we consolidate, provide guaranteed investment contracts to states, municipalities and municipal authorities.

Our insurance activities also include providing insurance and reinsurance for life and health risks and providing certain annuity products. Three product groups are provided: traditional insurance contracts, investment contracts and universal life insurance contracts. Insurance contracts are contracts with significant mortality and/or morbidity risks, while investment contracts are contracts without such risks. Universal life insurance contracts are a particular type of long-duration insurance contract whose terms are not fixed and guaranteed.

For short-duration insurance contracts, including accident and health insurance, we report premiums as earned income over the terms of the related agreements, generally on a pro-rata basis. For traditional long-duration insurance contracts including term, whole life and annuities payable for the life of the annuitant, we report premiums as earned income when due.

Premiums received on investment contracts (including annuities without significant mortality risk) and universal life contracts are not reported as revenues but rather as deposit liabilities. We recognize revenues for charges and assessments on these contracts, mostly for mortality, contract initiation, administration and surrender. Amounts credited to policyholder accounts are charged to expense.

Liabilities for traditional long-duration insurance contracts represent the present value of such benefits less the present value of future net premiums based on mortality, morbidity, interest and other assumptions at the time the policies were issued or acquired. Liabilities for investment contracts and universal life policies equal the account value, that is, the amount that accrues to the benefit of the contract or policyholder including credited interest and assessments through the financial statement date.

Liabilities for unpaid claims and claims adjustment expenses represent our best estimate of the ultimate obligations for reported and incurred-but-not-reported claims and the related estimated claim settlement expenses. Liabilities for unpaid claims and claims adjustment expenses are continually reviewed and adjusted through current operations.

Fair Value Measurements

We adopted ASC 820 in two steps; effective January 1, 2008, we adopted it for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis and effective January 1, 2009, for all non-financial instruments accounted for at fair value on a non-recurring basis.

For financial assets and liabilities fair valued on a recurring basis, fair value is the price we would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. Preference is given to observable inputs. These two types of inputs create the following fair value hierarchy:

Level 1 –	Quoted prices for identical instruments in active markets.

Level 2 –
Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 –	Significant inputs to the valuation model are unobservable.

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We maintain policies and procedures to value instruments using the best and most relevant data available. In addition, we have risk management teams that review valuation, including independent price validation for certain instruments. Further, in other instances, we retain independent pricing vendors to assist in valuing certain instruments.

The following section describes the valuation methodologies we use to measure different financial instruments at fair value on a recurring basis.

Investments in Debt and Equity Securities. When available, we use quoted market prices to determine the fair value of investment securities, and they are included in Level 1. Level 1 securities primarily include publicly-traded equity securities.

When quoted market prices are unobservable, we obtain pricing information from an independent pricing vendor. The pricing vendor uses various pricing models for each asset class that are consistent with what other market participants would use. The inputs and assumptions to the model of the pricing vendor are derived from market observable sources including: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers, and other market-related data. Since many fixed income securities do not trade on a daily basis, the methodology of the pricing vendor uses available information as applicable such as benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. The pricing vendor considers available market observable inputs in determining the evaluation for a security. Thus, certain securities may not be priced using quoted prices, but rather determined from market observable information. These investments are included in Level 2 and primarily comprise our portfolio of corporate fixed income, and government, mortgage and asset-backed securities. In infrequent circumstances, our pricing vendors may provide us with valuations that are based on significant unobservable inputs, and in those circumstances we classify the investment securities in Level 3.

Annually, we conduct reviews of our primary pricing vendor to validate that the inputs used in that vendor’s pricing process are deemed to be market observable as defined in the standard. While we were not provided access to proprietary models of the vendor, our reviews have included on-site walk-throughs of the pricing process, methodologies and control procedures for each asset class and level for which prices are provided. Our review also included an examination of the underlying inputs and assumptions for a sample of individual securities across asset classes, credit rating levels and various durations, a process we continue to perform for each reporting period. In addition, the pricing vendor has an established challenge process in place for all security valuations, which facilitates identification and resolution of potentially erroneous prices. We believe that the prices received from our pricing vendor are representative of prices that would be received to sell the assets at the measurement date (exit prices) and are classified appropriately in the hierarchy.

We use non-binding broker quotes as our primary basis for valuation when there is limited, or no, relevant market activity for a specific instrument or for other instruments that share similar characteristics. We have not adjusted the prices we have obtained. Investment securities priced using non-binding broker quotes are included in Level 3. As is the case with our primary pricing vendor, third-party brokers do not provide access to their proprietary valuation models, inputs and assumptions. Accordingly, our risk management personnel conduct internal reviews of pricing for all such investment securities quarterly to ensure reasonableness of valuations used in our financial statements. These reviews are designed to identify prices that appear stale, those that have changed significantly from prior valuations, and other anomalies that may indicate that a price may not be accurate. Based on the information available, we believe that the fair values provided by the brokers are representative of prices that would be received to sell the assets at the measurement date (exit prices).

Retained interests in securitizations are valued using a discounted cash flow model that considers the underlying structure of the securitization and estimated net credit exposure, prepayment assumptions, discount rates and expected life.

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Derivatives. We use closing prices for derivatives included in Level 1, which are traded either on exchanges or liquid over-the-counter markets.

The majority of our derivatives are valued using internal models. The models maximize the use of market observable inputs including interest rate curves and both forward and spot prices for currencies and commodities. Derivative assets and liabilities included in Level 2 primarily represent interest rate swaps, cross-currency swaps and foreign currency and commodity forward and option contracts.

Derivative assets and liabilities included in Level 3 primarily represent interest rate products that contain embedded optionality or prepayment features.

Non-Recurring Fair Value Measurements. Certain assets are measured at fair value on a non-recurring basis. These assets are not measured at fair value on an ongoing basis, but are subject to fair value adjustments only in certain circumstances. These assets can include loans and long-lived assets that have been reduced to fair value when they are held for sale, impaired loans that have been reduced based on the fair value of the underlying collateral, cost and equity method investments and long-lived assets that are written down to fair value when they are impaired and the remeasurement of retained investments in formerly consolidated subsidiaries upon a change in control that results in deconsolidation of a subsidiary, if we sell a controlling interest and retain a noncontrolling stake in the entity. Assets that are written down to fair value when impaired and retained investments are not subsequently adjusted to fair value unless further impairment occurs.

The following describes the valuation methodologies we use to measure financial and non-financial instruments accounted for at fair value on a non-recurring basis and for assets within our pension plans and retiree benefit plans at each reporting period, as applicable.

Loans. When available, we use observable market data, including pricing on recent closed market transactions, to value loans which are included in Level 2. When this data is unobservable, we use valuation methodologies using current market interest rate data adjusted for inherent credit risk, and such loans are included in Level 3. When appropriate, loans are valued using collateral values as a practical expedient.

Cost and Equity Method Investments. Cost and equity method investments are valued using market observable data such as quoted prices when available. When market observable data is unavailable, investments are valued using a discounted cash flow model, comparative market multiples or a combination of both approaches as appropriate. These investments are generally included in Level 3.

Investments in private equity, real estate and collective funds are valued using net asset values. The net asset values are determined based on the fair values of the underlying investments in the funds. Investments in private equity and real estate funds are generally included in Level 3 because they are not redeemable at the measurement date. Investments in collective funds are included in Level 2.

Long-lived Assets. Long-lived assets, including aircraft and real estate, are valued using the best information available, including quoted market prices or market prices for similar assets when available or internal cash flow estimates discounted at an appropriate interest rate or independent appraisals, as appropriate. For real estate, cash flow estimates are based on current market estimates that reflect current and projected lease profiles and available industry information about expected trends in rental, occupancy and capitalization rates. These investments are generally included in Level 3.

Investments in Subsidiaries and Formerly Consolidated Subsidiaries. Upon a change in control that results in either consolidation or deconsolidation of a subsidiary, the fair value measurement of our previous equity investment or retained noncontrolling stake in the former subsidiary, respectively, are valued using an income approach, a market approach, or a combination of both approaches as appropriate. In applying these methodologies, we rely on a number of factors, including actual operating results, future business plans, economic projections, market observable pricing multiples of similar businesses and comparable transactions, and possible control premium. These investments are included in Level 3.

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Accounting Changes

The FASB has made the Accounting Standards Codification (ASC) effective for financial statements issued for interim and annual periods ending after September 15, 2009. The ASC combines all previously issued authoritative GAAP into one codified set of guidance organized by subject area. In these financial statements, references to previously issued accounting standards have been replaced with the relevant ASC references. Subsequent revisions to GAAP by the FASB will be incorporated into the ASC through issuance of Accounting Standards Updates (ASU).

We adopted ASC 820, Fair Value Measurements and Disclosures, in two steps; effective January 1, 2008, we adopted it for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis and effective January 1, 2009, for all non-financial instruments accounted for at fair value on a non-recurring basis. This guidance establishes a new framework for measuring fair value and expands related disclosures. See Note 21.

Effective January 1, 2008, we adopted ASC 825, Financial Instruments. Upon adoption, we elected to report $172 million of commercial mortgage loans at fair value in order to recognize them on the same accounting basis (measured at fair value through earnings) as the derivatives economically hedging these loans. See Note 21.

On January 1, 2009, we adopted an amendment to ASC 805, Business Combinations. This amendment significantly changed the accounting for business acquisitions both during the period of the acquisition and in subsequent periods. Among the more significant changes in the accounting for acquisitions are the following:

•
Acquired in-process research and development (IPR&D) is accounted for as an asset, with the cost recognized as the research and development is realized or abandoned. IPR&D was previously expensed at the time of the acquisition.

•
Contingent consideration is recorded at fair value as an element of purchase price with subsequent adjustments recognized in operations. Contingent consideration was previously accounted for as a subsequent adjustment of purchase price.

•
Subsequent decreases in valuation allowances on acquired deferred tax assets are recognized in operations after the measurement period. Such changes were previously considered to be subsequent changes in consideration and were recorded as decreases in goodwill.

•	Transaction costs are expensed. These costs were previously treated as costs of the acquisition.

•
Upon gaining control of an entity in which an equity method or cost basis investment was held, the carrying value of that investment is adjusted to fair value with the related gain or loss recorded in earnings. Previously, this fair value adjustment would not have been made.

In April 2009, the FASB amended ASC 805 and changed the previous accounting for assets and liabilities arising from contingencies in a business combination. We adopted this amendment retrospectively effective January 1, 2009. The amendment requires pre-acquisition contingencies to be recognized at fair value, if fair value can be determined or reasonably estimated during the measurement period. If fair value cannot be determined or reasonably estimated, the standard requires measurement based on the recognition and measurement criteria of ASC 450, Contingencies.

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On January 1, 2009, we adopted an amendment to ASC 810, that requires us to make certain changes to the presentation of our financial statements. This amendment requires us to classify earnings attributable to noncontrolling interests (previously referred to as “minority interest”) as part of consolidated net earnings ($216 million and $641 million for 2009 and 2008, respectively) and to include the accumulated amount of noncontrolling interests as part of shareowners' equity ($7,845 million and $8,947 million at December 31, 2009 and 2008, respectively). The net earnings amounts we have previously reported are now presented as "Net earnings attributable to the Company" and, as required, earnings per share continues to reflect amounts attributable only to the Company. Similarly, in our presentation of shareowners’ equity, we distinguish between equity amounts attributable to GE shareowners and amounts attributable to the noncontrolling interests – previously classified as minority interest outside of shareowners’ equity. Beginning January 1, 2009, dividends to noncontrolling interests ($548 million in 2009) are classified as financing cash flows. In addition to these financial reporting changes, this guidance provides for significant changes in accounting related to noncontrolling interests; specifically, increases and decreases in our controlling financial interests in consolidated subsidiaries will be reported in equity similar to treasury stock transactions. If a change in ownership of a consolidated subsidiary results in loss of control and deconsolidation, any retained ownership interests are remeasured with the gain or loss reported in net earnings.

Effective January 1, 2009, we adopted ASC 808, Collaborative Arrangements, that requires gross basis presentation of revenues and expenses for principal participants in collaborative arrangements. Our Technology Infrastructure and Energy Infrastructure segments enter into collaborative arrangements with manufacturers and suppliers of components used to build and maintain certain engines, aeroderivatives, and turbines, under which GE and these participants share in risks and rewards of these product programs. Adoption of the standard had no effect as our historical presentation had been consistent with the new requirements.

We adopted amendments to ASC 320, Investments – Debt and Equity Securities, and recorded a cumulative effect adjustment to increase retained earnings as of April 1, 2009, of $62 million.

On January 1, 2007, we adopted amendments to ASC 740, Income Taxes. Among other things, the amendments require application of a “more likely than not” threshold to the recognition and derecognition of tax positions and require recalculation of returns on leveraged leases when there is a change in the timing or projected timing of cash flows relating to income taxes associated with such leases. The January 1, 2007 transition reduced our retained earnings by $126 million, $49 million associated with the application of a "more likely than not" threshold to the recognition and derecognition of tax provisions and $77 million with the recalculation of returns on leveraged leases. Of this total, $89 million was a decrease in goodwill and $77 million was a decrease in financing receivables – net, partially offset by a $40 million decrease in income tax liabilities.

NOTE 2. ASSETS AND LIABILITIES OF BUSINESSES HELD FOR SALE AND DISCONTINUED OPERATIONS

Assets and Liabilities of Businesses Held for Sale

On December 3, 2009, we entered into an agreement with Comcast Corporation to transfer the assets of the NBCU business to a newly formed entity, which will consist of our NBCU businesses and Comcast Corporation's cable networks, regional sports networks, certain digital properties and certain unconsolidated investments. Pursuant to the transaction, we will receive $6,500 million in cash (subject to certain adjustments based on various events between contract signing and closing) and will own a 49% interest in the newly formed entity. The transaction is subject to receipt of various regulatory approvals and is expected to close within the next year.

We also entered into an agreement whereby we will acquire approximately 38% of Vivendi’s interest in NBCU for $2,000 million on September 26, 2010, if the transaction described above has not yet closed. Provided the transaction subsequently closes, we will acquire the remaining Vivendi NBCU interest for $3,578 million and make an additional payment of $222 million related to the previously purchased shares. If the entity formation transaction closes before September 26, 2010, we will purchase Vivendi’s entire ownership interest in NBCU (20%) for $5,800 million.

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Prior to the sale, NBCU will borrow approximately $9,100 million from third-party lenders and distribute the cash to us. We expect to realize approximately $8,000 million in cash after debt reduction, transaction fees and the buyout of the Vivendi interest in NBCU.

With respect to our 49% interest in the newly formed entity, we will hold redemption rights which, if exercised, cause the entity to purchase half of our ownership interest after 3.5 years and the remaining half after 7 years subject to certain exceptions, conditions and limitations. Our interest will also be subject to call provisions which, if exercised, allow Comcast Corporation to purchase our interest at specified times subject to certain exceptions. The redemption price for such transactions is determined pursuant to a formula specified in the agreement.

We have classified the NBCU assets and liabilities of $32,150 million and $5,751 million, respectively, as held for sale at December 31, 2009. The major classes of assets are current receivables ($2,136 million), property, plant and equipment – net ($1,805 million), goodwill and other intangible assets – net ($21,574 million) and all other assets ($6,514 million), including film and television production costs of $4,507 million. The major classes of liabilities are accounts payable ($398 million), other current liabilities ($4,051 million) and all other liabilities ($1,300 million).

On November 12, 2009, we committed to sell our Security business (within Corporate Items and Eliminations), and completed this sale in the first quarter of 2010. Assets and liabilities of $1,780 million and $282 million, respectively, were classified as held for sale at December 31, 2009.

On January 7, 2009, we exchanged our Consumer businesses in Austria and Finland, the credit card and auto businesses in the U.K., and the credit card business in Ireland for a 100% ownership interest in Interbanca S.p.A., an Italian corporate bank. Assets and liabilities of $7,887 million and $636 million, respectively, were classified as held for sale at December 31, 2008; we recognized a $184 million loss, net of tax, related to the classification of the assets held for sale at the lower of carrying amount or estimated fair value less costs to sell.

On December 24, 2008, we committed to sell a portion of our Australian residential mortgage business, including certain underlying mortgage receivables, and completed this sale during the first quarter of 2009. Assets of $2,669 million were classified as held for sale at December 31, 2008 (liabilities were insignificant); we recognized a $38 million loss, net of tax, related to the classifications of the assets held for sale at the lower of carrying amount or estimated fair value less costs to sell.

Summarized financial information for businesses held for sale is shown below.

December 31 (In millions)	2009	2008

Assets
Cash and equivalents	$–	$35
Current receivables	2,188	–
Financing receivables – net	–	9,915
Property, plant and equipment – net	1,978	71
Goodwill	20,086	–
Other intangible assets – net	2,866	394
All other assets	6,621	–
Other	372	141
Assets of businesses held for sale	$34,111	$10,556

Liabilities
Accounts payable	$451	$89
Other GE current liabilities	4,139	–
All other liabilities	1,447	–
Other	55	547
Liabilities of businesses held for sale	$6,092	$636

(77)

Discontinued Operations

Discontinued operations primarily comprised GE Money Japan (our Japanese personal loan business, Lake, and our Japanese mortgage and card businesses, excluding our investment in GE Nissen Credit Co., Ltd.), our U.S. mortgage business (WMC) and Plastics. Associated results of operations, financial position and cash flows are separately reported as discontinued operations for all periods presented.

GE Money Japan

During the third quarter of 2007, we committed to a plan to sell Lake upon determining that, despite restructuring, Japanese regulatory limits for interest charges on unsecured personal loans did not permit us to earn an acceptable return. During the third quarter of 2008, we completed the sale of GE Money Japan, which included Lake, along with our Japanese mortgage and card businesses, excluding our investment in GE Nissen Credit Co., Ltd. As a result, we recognized an after-tax loss of $908 million in 2007 and an incremental loss in 2008 of $361 million. GE Money Japan revenues from discontinued operations were $1 million, $763 million and $1,307 million in 2009, 2008 and 2007, respectively. In total, GE Money Japan losses from discontinued operations, net of taxes, were $158 million, $651 million and $1,220 million in 2009, 2008 and 2007, respectively.

WMC

During the fourth quarter of 2007, we completed the sale of our U.S. mortgage business. In connection with the transaction, WMC retained certain obligations related to loans sold prior to the disposal of the business, including WMC’s contractual obligations to repurchase previously sold loans as to which there was an early payment default or with respect to which certain contractual representations and warranties were not met. Reserves related to these obligations were $205 million at December 31, 2009, and $244 million at December 31, 2008. The amount of these reserves is based upon pending and estimated future loan repurchase requests, the estimated percentage of loans validly tendered for repurchase, and our estimated losses on loans repurchased. Based on our historical experience, we estimate that a small percentage of the total loans we originated and sold will be tendered for repurchase, and of those tendered, only a limited amount will qualify as “validly tendered,” meaning the loans sold did not satisfy specified contractual obligations. The amount of our current reserve represents our best estimate of losses with respect to our repurchase obligations. However, actual losses could exceed our reserve amount if actual claim rates, valid tenders or losses we incur on repurchased loans are higher than historically observed. WMC revenues from discontinued operations were $2 million, $(71) million and $(1,424) million in 2009, 2008 and 2007, respectively. In total, WMC’s loss from discontinued operations, net of taxes, was $1 million, $41 million and $987 million in 2009, 2008 and 2007, respectively.

GE industrial earnings (loss) from discontinued operations, net of taxes, were $(18) million, $40 million and $1,867 million in 2009, 2008 and 2007, respectively.

Assets of GE industrial discontinued operations were $50 million and $64 million at December 31, 2009 and 2008, respectively. Liabilities of GE industrial discontinued operations were $163 million and $189 million at December 31, 2009 and 2008, respectively, and primarily represent taxes payable and pension liabilities related to the sale of our Plastics business in 2007.

Summarized financial information for discontinued GECS operations is shown below.

(78)

(In millions)	2009	2008	2007

Operations
Total revenues	$(4)	$692	$(117)

Loss from discontinued operations
before income taxes	$(126)	$(571)	$(2,225)
Income tax benefit	36	212	981
Loss from discontinued operations,
net of taxes	$(90)	$(359)	$(1,244)

Disposal
Loss on disposal before income taxes	$(178)	$(1,479)	$(1,510)
Income tax benefit	93	1,119	638
Loss on disposal, net of taxes	$(85)	$(360)	$(872)

Loss from discontinued operations,
net of taxes(a)	$(175)	$(719)	$(2,116)

(a)
The sum of GE industrial earnings (loss) from discontinued operations, net of taxes, and GECS earnings (loss) from discontinued operations, net of taxes, are reported as GE industrial earnings (loss) from discontinued operations, net of taxes, on the Statement of Earnings.

December 31 (In millions)	2009	2008

Assets
Cash and equivalents	$184	$180
All other assets	12	19
Other	1,274	1,460
Assets of discontinued operations	$1,470	$1,659

December 31 (In millions)	2009	2008

Liabilities
Liabilities of discontinued operations	$1,138	$1,243

Assets at December 31, 2009 and 2008, primarily comprised a deferred tax asset for a loss carryforward, which expires in 2015, related to the sale of our GE Money Japan business.

(79)

NOTE 3. INVESTMENT SECURITIES

The vast majority of our investment securities are classified as available-for-sale and comprise mainly investment-grade debt securities supporting obligations to annuitants and policyholders in our run-off insurance operations and holders of guaranteed investment contracts, and retained interests in securitization entities.

	2009				2008
		Gross	Gross			Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Amortized	unrealized	unrealized	Estimated
December 31 (In millions)	cost	gains	losses	fair value	cost	gains	losses	fair value

GE
Debt - U.S. corporate	$12	$4	$(1)	$15	$182	$–	$–	$182
Equity - available-for-sale	14	1	–	15	32	–	(1)	31
	26	5	(1)	30	214	–	(1)	213
GECS
Debt
U.S. corporate	23,410	981	(756)	23,635	22,183	512	(2,477)	20,218
State and municipal	2,006	34	(246)	1,794	1,556	19	(94)	1,481
Residential mortgage-
backed(a)	4,005	79	(766)	3,318	5,326	70	(1,052)	4,344
Commercial mortgage-backed	3,053	89	(440)	2,702	2,910	14	(788)	2,136
Asset-backed	2,994	48	(305)	2,737	3,173	3	(691)	2,485
Corporate - non-U.S.	1,831	59	(50)	1,840	1,441	14	(166)	1,289
Government - non-U.S.	2,902	63	(29)	2,936	1,300	61	(19)	1,342
U.S. government and federal
agency	2,628	46	–	2,674	739	65	(100)	704
Retained interests(b)	8,479	392	(40)	8,831	6,395	113	(152)	6,356
Equity
Available-for-sale	489	242	(5)	726	629	24	(160)	493
Trading	720	–	–	720	388	–	–	388
	52,517	2,033	(2,637)	51,913	46,040	895	(5,699)	41,236
Eliminations	(2)	–	–	(2)	(7)	–	4	(3)
Total	$52,541	$2,038	$(2,638)	$51,941	$46,247	$895	$(5,696)	$41,446

(a)	Substantially collateralized by U.S. mortgages.

(b)
Included $1,918 million and $1,752 million of retained interests at December 31, 2009 and 2008, respectively, accounted for at fair value in accordance with ASC 815, Derivatives and Hedging. See Note 23.

The fair value of investment securities increased to $51.9 billion at December 31, 2009, from $41.4 billion at December 31, 2008, primarily driven by decreases in unrealized losses due to market improvements, investment of cash into short-term investments such as money market funds and certificates of deposits, and an increase in our retained interests in securitization entities.

(80)

The following tables present the gross unrealized losses and estimated fair values of our available-for-sale investment securities.

	In loss position for
	Less than 12 months		12 months or more
		Gross		Gross
	Estimated	unrealized	Estimated	unrealized
December 31 (In millions)	fair value	losses	fair value	losses

2009
Debt
U.S. corporate	$3,146	$(88)	$4,881	$(669)
State and municipal	592	(129)	535	(117)
Residential mortgage-backed	118	(14)	1,678	(752)
Commercial mortgage-backed	167	(5)	1,293	(435)
Asset-backed	126	(11)	1,342	(294)
Corporate - non-U.S.	374	(18)	481	(32)
Government - non-U.S.	399	(4)	224	(25)
U.S. government and federal agency	–	–	–	–
Retained interests	208	(16)	27	(24)
Equity	92	(2)	10	(3)
Total	$5,222	$(287)	$10,471	$(2,351)

2008
Debt
U.S. corporate	$6,602	$(1,108)	$5,629	$(1,369)
State and municipal	570	(44)	278	(50)
Residential mortgage-backed	1,355	(107)	1,614	(945)
Commercial mortgage-backed	774	(184)	1,218	(604)
Asset-backed	1,064	(419)	1,063	(272)
Corporate - non-U.S.	454	(106)	335	(60)
Government - non-U.S.	88	(4)	275	(15)
U.S. government and federal agency	–	–	150	(100)
Retained interests	1,403	(71)	274	(81)
Equity	268	(153)	9	(4)
Total	$12,578	$(2,196)	$10,845	$(3,500)

We adopted amendments to ASC 320 and recorded a cumulative effect adjustment to increase retained earnings as of April 1, 2009, of $62 million.

We regularly review investment securities for impairment using both qualitative and quantitative criteria. We presently do not intend to sell our debt securities and believe that it is not more likely than not that we will be required to sell these securities that are in an unrealized loss position before recovery of our amortized cost. We believe that the unrealized loss associated with our equity securities will be recovered within the foreseeable future.

The vast majority of our U.S. corporate debt securities are rated investment grade by the major rating agencies. We evaluate U.S. corporate debt securities based on a variety of factors such as the financial health of and specific prospects for the issuer, including whether the issuer is in compliance with the terms and covenants of the security. In the event a U.S. corporate debt security is deemed to be other-than-temporarily impaired, we isolate the credit portion of the impairment by comparing the present value of our expectation of cash flows to the amortized cost of the security. We discount the cash flows using the original effective interest rate of the security.

(81)

The vast majority of our residential mortgage-backed securities (RMBS) have investment-grade credit ratings from the major rating agencies and are in a senior position in the capital structure of the deal. Of our total RMBS at December 31, 2009 and 2008, approximately $897 million and $1,310 million, respectively, relate to residential subprime credit, primarily supporting our guaranteed investment contracts. These are collateralized primarily by pools of individual, direct mortgage loans (a majority of which were originated in 2006 and 2005), not other structured products such as collateralized debt obligations. In addition, of the total residential subprime credit exposure at December 31, 2009 and 2008, approximately $768 million and $1,093 million, respectively, was insured by Monoline insurers (Monolines).

The vast majority of our commercial mortgage-backed securities (CMBS) also have investment-grade credit ratings from the major rating agencies and are in a senior position in the capital structure of the deal. Our CMBS investments are collateralized by both diversified pools of mortgages that were originated for securitization (conduit CMBS) and pools of large loans backed by high quality properties (large loan CMBS), a majority of which were originated in 2006 and 2007.

For asset-backed securities, including RMBS, we estimate the portion of loss attributable to credit using a discounted cash flow model that considers estimates of cash flows generated from the underlying collateral. Estimates of cash flows consider internal credit risk, interest rate and prepayment assumptions that incorporate management’s best estimate of key assumptions, including default rates, loss severity and prepayment rates. For CMBS, we estimate the portion of loss attributable to credit by evaluating potential losses on each of the underlying loans in the security. Collateral cash flows are considered in the context of our position in the capital structure of the deal. Assumptions can vary widely depending upon the collateral type, geographic concentrations and vintage.

If there has been an adverse change in cash flows for RMBS, management considers credit enhancements such as monoline insurance (which are features of a specific security). In evaluating the overall credit worthiness of the Monoline, we use an analysis that is similar to the approach we use for corporate bonds, including an evaluation of the sufficiency of the Monoline’s cash reserves and capital, ratings activity, whether the Monoline is in default or default appears imminent, and the potential for intervention by an insurance or other regulator.

During the period April 1, 2009, through December 31, 2009, we recorded pre-tax, other-than-temporary impairments of $780 million, of which $455 million was recorded through earnings ($42 million relates to equity securities), and $325 million was recorded in accumulated other comprehensive income (AOCI).

Prior to April 1, 2009, we recognized impairments in earnings of $423 million associated with debt securities still held. As of April 1, 2009, we reversed previously recognized impairments of $99 million ($62 million after tax) as an adjustment to retained earnings in accordance with the amendments to ASC 320. Subsequent to April 1, 2009, we recognized first time impairments of $108 million and incremental charges on previously impaired securities of $257 million. These amounts included $124 million related to securities that were subsequently sold.

Contractual Maturities of GECS Investment in Available-for Sale Debt
Securities (Excluding Mortgage-Backed and Asset-Backed Securities)
	Amortized	Estimated
(In millions)	cost	fair value

Due in
2010	$5,558	$5,563
2011-2014	5,567	5,742
2015-2019	4,334	4,224
2020 and later	17,318	17,350

We expect actual maturities to differ from contractual maturities because borrowers have the right to call or prepay certain obligations.

(82)

Supplemental information about gross realized gains and losses on available-for-sale investment securities follows.

(In millions)	2009	2008	2007

GE
Gains	$4	$–	$5
Losses, including impairments	(173)	(148)	–
Net	(169)	(148)	5
GECS
Gains(a)	164	212	1,026
Losses, including impairments	(637)	(1,472)	(141)
Net	(473)	(1,260)	885
Total	$(642)	$(1,408)	$890

(a)	Included gain on sale of Swiss Re common stock of $566 million in 2007.

Although we generally do not have the intent to sell any specific securities at the end of the period, in the ordinary course of managing our investment securities portfolio, we may sell securities prior to their maturities for a variety of reasons, including diversification, credit quality, yield and liquidity requirements and the funding of claims and obligations to policyholders. In some of our bank subsidiaries we maintain a certain level of purchases and sales volume principally of non-U.S. government debt securities. In these situations, fair value approximates carrying value for these securities.

Proceeds from investment securities sales and early redemptions by the issuer totaled $7,823 million, $3,942 million and $18,055 million in 2009, 2008 and 2007, respectively, principally from the sales and early redemptions of securities in our bank subsidiaries in 2009, securities that support the guaranteed investment contract portfolio in 2008 and the sale of Swiss Re common stock in 2007.

We recognized pre-tax gains on trading securities of $408 million, $108 million and $292 million in 2009, 2008 and 2007, respectively. Investments in retained interests increased by $291 million during 2009, decreased $113 million and $102 million during 2008 and 2007, respectively, reflecting changes in fair value.

NOTE 4. CURRENT RECEIVABLES

	Consolidated(a)		GE
December 31 (In millions)	2009	2008	2009	2008

Energy Infrastructure	$7,328	$8,378	$5,641	$6,719
Technology Infrastructure	7,226	8,510	4,110	5,438
NBC Universal(b)	–	3,660	–	2,701
Home & Business Solutions	775	901	209	388
Corporate items and eliminations	1,679	621	408	445
	17,008	22,070	10,368	15,691
Less allowance for losses	(550)	(659)	(550)	(627)
Total	$16,458	$21,411	$9,818	$15,064

(a)	Included GE industrial customer receivables factored through a GECS affiliate and reported as financing receivables by GECS. See Note 26.

(b)	Excluded $2,282 million of receivables classified as assets of businesses held for sale at December 31, 2009.

GE receivables balances at December 31, 2009 and 2008, before allowance for losses, included $7,455 million and $11,274 million, respectively, from sales of goods and services to customers, and $37 million and $293 million at December 31, 2009 and 2008, respectively, from transactions with associated companies.

(83)

GE current receivables of $104 million and $231 million at December 31, 2009 and 2008, respectively, arose from sales, principally of Aviation goods and services on open account to various agencies of the U.S. government. About 6% of GE sales of goods and services were to the U.S. government in 2009, compared with 5% in 2008 and 4% in 2007.

NOTE 5. INVENTORIES

December 31 (In millions)	2009	2008

GE
Raw materials and work in process	$7,581	$8,710
Finished goods	4,105	5,032
Unbilled shipments	759	561
	12,445	14,303
Less revaluation to LIFO	(529)	(706)
	11,916	13,597
GECS
Finished goods	71	77
Total	$11,987	$13,674

NOTE 6. GECS FINANCING RECEIVABLES AND ALLOWANCE FOR LOSSES ON FINANCING RECEIVABLES

December 31 (In millions)	2009	2008

Loans, net of deferred income	$290,586	$310,203
Investment in financing leases, net of deferred income	54,445	67,578
	345,031	377,781
Less allowance for losses	(8,105)	(5,325)
Financing receivables - net(a)	$336,926	$372,456

(a)
Included $3,444 million and $6,461 million primarily related to consolidated, liquidating securitization entities at December 31, 2009 and 2008, respectively. In addition, financing receivables at December 31, 2009 and 2008, included $2,704 million and $2,736 million, respectively, relating to loans that had been acquired in a transfer but have been subject to credit deterioration since origination per ASC 310, Receivables.

Effective January 1, 2009, loans acquired in a business acquisition are recorded at fair value, which incorporates our estimate at the acquisition date of the credit losses over the remaining life of the portfolio. As a result, the allowance for loan losses is not carried over at acquisition. This may result in lower reserve coverage ratios prospectively. Details of financing receivables – net follow.

(84)

December 31 (In millions)	2009	2008

Commercial Lending and Leasing (CLL)(a)
Americas	$87,496	$105,410
Europe	41,455	40,093
Asia	13,202	16,683
Other	2,836	3,137
	144,989	165,323
Consumer(a)
Non-U.S. residential mortgages	58,345	60,243
Non-U.S. installment and revolving credit	24,976	24,224
U.S. installment and revolving credit	23,190	27,645
Non-U.S. auto	13,344	16,586
Other	11,688	11,524
	131,543	140,222

Real Estate	44,841	46,735

Energy Financial Services	7,790	8,392

GE Capital Aviation Services (GECAS)	13,254	13,078

Other(b)	2,614	4,031
	345,031	377,781
Less allowance for losses	(8,105)	(5,325)
Total	$336,926	$372,456

(a)	During the first quarter of 2009, we transferred Artesia from CLL to Consumer. Prior-period amounts were reclassified to conform to the current-period’s presentation.

(b)	Consisted of loans and financing leases related to certain consolidated, liquidating securitization entities.

GECS financing receivables include both loans and financing leases. Loans represent transactions in a variety of forms, including revolving charge and credit, mortgages, installment loans, intermediate-term loans and revolving loans secured by business assets. The portfolio includes loans carried at the principal amount on which finance charges are billed periodically, and loans carried at gross book value, which includes finance charges.

Investment in financing leases consists of direct financing and leveraged leases of aircraft, railroad rolling stock, autos, other transportation equipment, data processing equipment, medical equipment, commercial real estate and other manufacturing, power generation, and commercial equipment and facilities.

For federal income tax purposes, the leveraged leases and the majority of the direct financing leases are leases in which GECS depreciates the leased assets and is taxed upon the accrual of rental income. Certain direct financing leases are loans for federal income tax purposes. For these transactions, GECS is taxable only on the portion of each payment that constitutes interest, unless the interest is tax-exempt (e.g., certain obligations of state governments).

Investment in direct financing and leveraged leases represents net unpaid rentals and estimated unguaranteed residual values of leased equipment, less related deferred income. GECS has no general obligation for principal and interest on notes and other instruments representing third-party participation related to leveraged leases; such notes and other instruments have not been included in liabilities but have been offset against the related rentals receivable. The GECS share of rentals receivable on leveraged leases is subordinate to the share of other participants who also have security interests in the leased equipment.

(85)

For federal income tax purposes, GECS is entitled to deduct the interest expense accruing on nonrecourse financing related to leveraged leases.

Net Investment in Financing Leases
	Total financing leases		Direct financing leases(a)		Leveraged leases(b)
December 31 (In millions)	2009	2008	2009	2008	2009	2008

Total minimum lease payments receivable	$64,110	$81,115	$50,098	$63,309	$14,012	$17,806
Less principal and interest on third-party
nonrecourse debt	(9,660)	(12,720)	–	–	(9,660)	(12,720)
Net rentals receivable	54,450	68,395	50,098	63,309	4,352	5,086
Estimated unguaranteed residual value of
leased assets	9,603	10,255	6,814	7,425	2,789	2,830
Less deferred income	(9,608)	(11,072)	(7,629)	(8,733)	(1,979)	(2,339)
Investment in financing leases, net of
deferred income	54,445	67,578	49,283	62,001	5,162	5,577
Less amounts to arrive at net investment
Allowance for losses	(654)	(498)	(534)	(440)	(120)	(58)
Deferred taxes	(6,210)	(7,317)	(2,485)	(3,082)	(3,725)	(4,235)
Net investment in financing leases	$47,581	$59,763	$46,264	$58,479	$1,317	$1,284

(a)	Included $615 million and $824 million of initial direct costs on direct financing leases at December 31, 2009 and 2008, respectively.

(b)
Included pre-tax income of $164 million and $268 million and income tax of $65 million and $106 million during 2009 and 2008, respectively. Net investment credits recognized on leveraged leases during 2009 and 2008 were inconsequential.

Contractual Maturities
		Net
	Total	rentals
(In millions)	loans	receivable

Due in
2010	$85,472	$15,977
2011	40,033	11,065
2012	32,196	7,946
2013	25,381	5,587
2014	22,798	3,221
2015 and later	84,706	10,654
Total	$290,586	$54,450

We expect actual maturities to differ from contractual maturities.

(86)

Individually impaired loans are defined by GAAP as larger balance or restructured loans for which it is probable that the lender will be unable to collect all amounts due according to original contractual terms of the loan agreement. An analysis of impaired loans and specific reserves follows. The vast majority of our consumer and a portion of our CLL nonearning receivables are excluded from this definition, as they represent smaller balance homogeneous loans that we evaluate collectively by portfolio for impairment.

December 31 (In millions)	2009	2008

Loans requiring allowance for losses	$9,145	$2,712
Loans expected to be fully recoverable	3,741	871
Total impaired loans	$12,886	$3,583

Allowance for losses (specific reserves)	$2,331	$635
Average investment during the period	8,493	2,064
Interest income earned while impaired(a)	227	48

(a)	Recognized principally on cash basis.

Impaired loans increased by $9,303 million from December 31, 2008, to December 31, 2009 primarily relating to increases at Real Estate ($5,678 million) and CLL ($2,711 million). We regularly review our Real Estate loans for impairment using both quantitative and qualitative factors, such as debt service coverage and loan-to-value ratios.  We classify Real Estate loans as impaired when the most recent valuation reflects a projected loan-to-value ratio at maturity in excess of 100%, even if the loan is currently paying in accordance with contractual terms. The increase in impaired loans and related specific reserves at Real Estate reflects our current estimate of collateral values of the underlying properties, and our estimate of loans which are not past due, but for which it is probable that we will be unable to collect the full principal balance at maturity due to a decline in the underlying value of the collateral. Of our $6,519 million impaired loans at Real Estate at December 31, 2009, $4,396 million are currently paying in accordance with the contractual terms of the loan. Impaired loans at CLL primarily represent senior secured lending positions.

(87)

GECS Allowance for Losses on Financing Receivables
	Balance	Provision				Balance
	January 1,	charged to		Gross		December 31,
(In millions)	2009	operations	Other(a)	write-offs	Recoveries	2009

CLL(b)
Americas	$843	$1,399	$(39)	$(1,117)	$93	$1,179
Europe	311	624	(13)	(431)	84	575
Asia	163	257	3	(203)	24	244
Other	4	10	–	(3)	–	11

Consumer(b)
Non-U.S. residential
mortgages	381	913	77	(517)	95	949
Non-U.S. installment
and revolving credit	1,049	1,823	41	(2,307)	575	1,181
U.S. installment and
revolving credit	1,700	3,576	(974)	(2,817)	213	1,698
Non-U.S. auto	203	403	31	(548)	219	308
Other	226	354	43	(388)	65	300

Real Estate	301	1,442	13	(264)	2	1,494

Energy Financial
Services	58	33	4	(67)	–	28

GECAS	58	65	(3)	(16)	–	104

Other	28	29	–	(24)	1	34
Total	$5,325	$10,928	$(817)	$(8,702)	$1,371	$8,105

(a)	Other primarily included the effects of securitization activity, currency exchange and dispositions.

(b)	During the first quarter of 2009, we transferred Artesia from CLL to Consumer. Prior-period amounts were reclassified to conform to the current-period’s presentation.

(88)

	Balance	Provision					Balance
	January 1,	charged to			Gross		December 31,
(In millions)	2008	operations	Other	(a)	write-offs	Recoveries	2008

CLL(b)
Americas	$471	$909	$111		$(728)	$80	$843
Europe	256	344	(34)		(334)	79	311
Asia	226	152	34		(256)	7	163
Other	3	4	(4)		–	1	4

Consumer(b)
Non-U.S. residential
mortgages	245	322	(38)		(217)	69	381
Non-U.S. installment
and revolving credit	1,369	1,742	(417)		(2,544)	899	1,049
U.S. installment and
revolving credit	985	3,217	(624)		(2,173)	295	1,700
Non-U.S. auto	304	349	(122)		(560)	232	203
Other	166	229	9		(246)	68	226

Real Estate	168	135	9		(12)	1	301

Energy Financial
Services	19	36	3		–	–	58

GECAS	8	51	–		(1)	–	58

Other	18	28	–		(18)	–	28
Total	$4,238	$7,518	$(1,073)		$(7,089)	$1,731	$5,325

(a)	Other primarily included the effects of securitization activity, currency exchange, dispositions and acquisitions.

(b)	During the first quarter of 2009, we transferred Artesia from CLL to Consumer. Prior-period amounts were reclassified to conform to the current-period’s presentation.

(89)

	Balance	Provision					Balance
	January 1,	charged to			Gross		December 31,
(In millions)	2007	operations	Other	(a)	write-offs	Recoveries	2007

CLL(b)
Americas	$466	$345	$(9)		$(426)	$95	$471
Europe	221	148	49		(244)	82	256
Asia	48	40	186		(55)	7	226
Other	3	24	(1)		(23)	–	3

Consumer(b)
Non-U.S. residential
mortgages	415	(138)	4		(128)	92	245
Non-U.S. installment
and revolving credit	1,246	1,663	(22)		(2,317)	799	1,369
U.S. installment and
revolving credit	876	1,960	(703)		(1,505)	357	985
Non-U.S. auto	265	253	55		(586)	317	304
Other	182	121	(6)		(200)	69	166

Real Estate	155	24	6		(25)	8	168

Energy Financial
Services	29	(10)	–		–	–	19

GECAS	15	(8)	1		–	–	8

Other	24	9	–		(17)	2	18
Total	$3,945	$4,431	$(440)		$(5,526)	$1,828	$4,238

(a)	Other primarily included the effects of acquisitions, currency exchange and securitization activity.

(b)	During the first quarter of 2009, we transferred Artesia from CLL to Consumer. Prior-period amounts were reclassified to conform to the current-period's presentation.

(90)

NOTE 7. PROPERTY, PLANT AND EQUIPMENT

	Depreciable
	lives-new
December 31 (Dollars in millions)	(in years)		2009	2008

Original cost
GE(a)
Land and improvements	8	(b)	$562	$738
Buildings, structures and related equipment	8-40		7,569	7,354
Machinery and equipment	4-20		20,714	22,114
Leasehold costs and manufacturing plant
under construction	1-10		1,431	2,305
			30,276	32,511
GECS(c)
Land and improvements, buildings, structures
and related equipment	2-40	(b)	6,119	7,076
Equipment leased to others
Aircraft	20		42,634	40,478
Vehicles(d)	1-14		21,589	32,098
Railroad rolling stock	5-36		4,290	4,402
Construction and manufacturing	2-24		2,759	3,363
Mobile equipment	12-25		2,786	2,954
All other	2-40		2,862	2,789
			83,039	93,160
Total			$113,315	$125,671
Net carrying value
GE(a)
Land and improvements			$527	$705
Buildings, structures and related equipment			3,812	3,768
Machinery and equipment			6,932	7,999
Leasehold costs and manufacturing plant
under construction			1,224	1,961
			12,495	14,433
GECS(c)
Land and improvements, buildings, structures
and related equipment			3,785	4,527
Equipment leased to others
Aircraft(e)			32,983	32,288
Vehicles(d)			11,519	18,149
Railroad rolling stock			2,887	2,915
Construction and manufacturing			1,697	2,333
Mobile equipment			1,912	2,022
All other			1,934	1,863
			56,717	64,097
Total			$69,212	$78,530

(a)	Excluded $3,426 million of original cost and $1,942 million of net carrying value at December 31, 2009, classified as assets of businesses held for sale.

(b)	Depreciable lives exclude land.

(c)	Included $1,609 million and $1,748 million of original cost of assets leased to GE with accumulated amortization of $572 million and $491 million at December 31, 2009 and 2008, respectively.

(d)	At December 31, 2008, included $7,774 million of original cost assets and $4,737 million net carrying value related to Penske Truck Leasing Co., L.P. (PTL), which was deconsolidated in 2009.

(e)
The GECAS business of GE Capital recognized impairment losses of $127 million in 2009 and $72 million in 2008 recorded in the caption “Other costs and expenses” in the Statement of Earnings to reflect adjustments to fair value based on current market values from independent appraisers.

(91)

Amortization of GECS equipment leased to others was $7,179 million, $8,173 million and $7,222 million in 2009, 2008 and 2007, respectively. Noncancellable future rentals due from customers for equipment on operating leases at December 31, 2009, are as follows:

(In millions)

Due in
2010	$7,812
2011	6,110
2012	4,724
2013	3,729
2014	3,046
2015 and later	8,820
Total	$34,241

NOTE 8. GOODWILL AND OTHER INTANGIBLE ASSETS

December 31 (In millions)	2009	2008

Goodwill
GE	$36,613	$56,394
GECS	28,961	25,365
Total	$65,574	$81,759

December 31 (In millions)	2009	2008

Other intangible assets
GE
Intangible assets subject to amortization(a)	$8,345	$9,010
Indefinite-lived intangible assets(b)	105	2,354
	8,450	11,364
GECS
Intangible assets subject to amortization	3,479	3,613
Total	$11,929	$14,977

(a)
Excluded intangible assets subject to amortization of $365 million at NBCU and $283 million at our Security business classified as held for sale at December 31, 2009, which principally consists of capitalized software and customer-related assets.

(b)
Excluded $2,207 million of indefinite-lived intangible assets at NBCU classified as held for sale at December 31, 2009, which principally comprised trademarks, tradenames and U.S. Federal Communications Commission licenses.

(92)

Changes in goodwill balances follow.

	2009				2008
		Acquisitions/	Dispositions,			Acquisitions/	Dispositions,
		acquisition	currency			acquisition	currency
	Balance	accounting	exchange	Balance	Balance	accounting	exchange	Balance
(In millions)	January 1	adjustments	and other	December 31	January 1	adjustments	and other	December 31

Energy Infrastructure	$12,563	$(166)	$380	$12,777	$12,710	$764	$(911)	$12,563
Technology Infrastructure	22,215	458	(25)	22,648	21,468	1,099	(352)	22,215
NBC Universal	18,973	26	(18,999)	–	18,733	403	(163)	18,973
GE Capital	25,365	3,225	371	28,961	25,427	2,024	(2,086)	25,365
Home & Business
Solutions	1,166	1	21	1,188	1,247	8	(89)	1,166
Corporate Items and
Eliminations	1,477	1	(1,478)	–	1,531	(5)	(49)	1,477
Total	$81,759	$3,545	$(19,730)	$65,574	$81,116	$4,293	$(3,650)	$81,759
Goodwill related to new acquisitions in 2009 was $3,417 million and included acquisitions of BAC Credomatic GECF Inc. (BAC) ($1,605 million) and Interbanca S.p.A. ($1,394 million) at GE Capital and Airfoils Technologies International – Singapore Pte. Ltd. (ATI-Singapore) ($342 million) at Technology Infrastructure. During 2009, the goodwill balance increased by $128 million related to acquisition accounting adjustments for prior-year acquisitions. The most significant of these adjustments was an increase of $180 million associated with the 2008 acquisition of CitiCapital at GE Capital, partially offset by a decrease of $141 million associated with the 2008 acquisition of Hydril Pressure Control by Energy Infrastructure. Also during 2009, goodwill balances decreased $19,730 million, primarily as a result of NBCU and our Security business being classified as held for sale ($19,001 million) and ($1,077 million), respectively, by the deconsolidation of PTL ($634 million) at GE Capital and the disposition of 81% of GE Homeland Protection, Inc. ($423 million), partially offset by weaker U.S. dollar ($1,666 million).

On March 20, 2009, we increased our ownership in ATI-Singapore from 49% to 100% and concurrently acquired from the same seller a controlling financial interest in certain affiliates. We remeasured our previous equity interests to fair value, resulting in a pre-tax gain of $254 million, which is reported in other income.

On June 25, 2009, we increased our ownership in BAC from 49.99% to 75% for a purchase price of $623 million, in accordance with terms of a previous agreement. We remeasured our previously held equity investment to fair value, resulting in a pre-tax gain of $343 million, which is reported in GECS revenues from services.

Goodwill balances increased $3,694 million in 2008 from new acquisitions. The most significant increases related to acquisitions of Hydril Pressure Control ($725 million) at Energy Infrastructure, Merrill Lynch Capital ($643 million) at GE Capital, Vital Signs ($594 million) and Whatman plc. ($592 million) at Technology Infrastructure, Bank BPH ($470 million) at GE Capital, CDM Resource Management, Ltd. ($229 million) at GE Capital and CitiCapital ($166 million) at GE Capital. During 2008, the goodwill balance increased by $599 million related to acquisition accounting adjustments for prior-year acquisitions. The most significant of these adjustments were increases of $267 million and $171 million associated with the 2007 acquisitions of Oxygen Media Corp. by NBC Universal and Sanyo Electric Credit Co., Ltd. by GE Capital, respectively. In 2008, goodwill balances decreased $2,639 million as a result of the stronger U.S. dollar.

Upon closing an acquisition, we estimate the fair values of assets and liabilities acquired and consolidate the acquisition as quickly as possible. Given the time it takes to obtain pertinent information to finalize the acquired company’s balance sheet, then to adjust the acquired company’s accounting policies, procedures, and books and records to our standards, it is often several quarters before we are able to finalize those initial fair value estimates. Accordingly, it is not uncommon for our initial estimates to be subsequently revised.

(93)

Given the significant decline in our stock price in the first quarter of 2009 and market conditions in the financial services industry at that time, we conducted an additional impairment analysis of the GE Capital reporting units during the first quarter of 2009 using data as of January 1, 2009. As a result of these tests, no goodwill impairment was recognized.

We performed our annual impairment test for goodwill at all of our reporting units in the third quarter using data as of July 1, 2009. In performing the valuations, we used cash flows that reflected management’s forecasts and discount rates that reflect the risks associated with the current market. Based on the results of our testing, the fair values at each of the GE Industrial reporting units and the CLL, Consumer, Energy Financial Services and GECAS reporting units exceeded their book values; therefore, the second step of the impairment test (in which fair value of each of the reporting unit’s assets and liabilities are measured) was not required to be performed and no goodwill impairment was recognized. Due to the volatility and uncertainties in the current commercial real estate environment, we used a range of valuations to determine the fair value for our Real Estate reporting unit. While the Real Estate reporting unit’s book value was within the range of its fair value, we further substantiated our Real Estate goodwill balance by performing the second step analysis described above. As a result of our tests for Real Estate, no goodwill impairment was recognized. Our Real Estate reporting unit had a goodwill balance of $1,189 million at December 31, 2009.

Estimating the fair value of reporting units involves the use of estimates and significant judgments that are based on a number of factors including actual operating results. If current conditions change from those expected, it is reasonably possible that the judgments and estimates described above could change in future periods.

Intangible Assets Subject to Amortization
	Gross
	carrying	Accumulated
December 31 (In millions)	amount	amortization	Net

GE
2009
Customer-related	$4,213	$(702)	$3,511
Patents, licenses and trademarks	4,568	(1,716)	2,852
Capitalized software	4,366	(2,560)	1,806
All other	301	(125)	176
Total	$13,448	$(5,103)	$8,345
2008
Customer-related	$4,551	$(900)	$3,651
Patents, licenses and trademarks	4,751	(1,690)	3,061
Capitalized software	4,706	(2,723)	1,983
All other	470	(155)	315
Total	$14,478	$(5,468)	$9,010

GECS
2009
Customer-related	$1,831	$(690)	$1,141
Patents, licenses and trademarks	630	(461)	169
Capitalized software	2,183	(1,567)	616
Lease valuations	1,754	(793)	961
Present value of future profits	921	(470)	451
All other	444	(303)	141
Total	$7,763	$(4,284)	$3,479
2008
Customer-related	$1,790	$(616)	$1,174
Patents, licenses and trademarks	564	(460)	104
Capitalized software	2,166	(1,476)	690
Lease valuations	1,761	(594)	1,167
Present value of future profits	869	(439)	430
All other	210	(162)	48
Total	$7,360	$(3,747)	$3,613

(94)

During 2009, we recorded additions to intangible assets subject to amortization of $1,707 million. The components of finite-lived intangible assets acquired during 2009 and their respective weighted-average amortizable period are: $302 million – Customer-related (15.4 years); $171 million – Patents, licenses and trademarks (11.2 years); $611 million – Capitalized software (4.3 years); $4 million – Lease valuations (5.2 years); and $619 million – All other (4.0 years).

Consolidated amortization related to intangible assets subject to amortization was $2,100 million and $2,091 million for 2009 and 2008, respectively. We estimate annual pre-tax amortization for intangible assets subject to amortization over the next five calendar years to be as follows: 2010 – $1,725 million; 2011 – $1,442 million; 2012 – $1,229 million; 2013 – $1,036 million; 2014 – $1,044 million.

(95)

NOTE 9. ALL OTHER ASSETS

December 31 (In millions)	2009	2008

GE
Investments
Associated companies(a)	$1,710	$2,785
Other	454	608
	2,164	3,393
Contract costs and estimated earnings	7,387	5,999
Long-term receivables, including notes(a)(b)	2,056	2,613
Derivative instruments	327	527
Film and television costs(a)	–	4,667
Other	5,163	5,236
	17,097	22,435
GECS
Investments
Real estate(c)(d)	36,957	36,743
Associated companies	25,374	18,694
Assets held for sale(e)	3,708	5,038
Cost method(d)	1,972	2,482
Other	1,985	1,854
	69,996	64,811
Derivative instruments	7,682	12,115
Advances to suppliers	2,224	2,187
Deferred acquisition costs	1,054	1,230
Deferred borrowing costs(f)	2,559	1,499
Other	3,956	3,879
	87,471	85,721
Eliminations	(1,151)	(1,257)
Total	$103,417	$106,899

(a)
Investments in associated companies, film and television costs and long-term receivables excluded $1,236 million, $4,507 million and $466 million, respectively, of assets classified as assets of businesses held for sale at December 31, 2009.

(b)	Included loans to GECS of $1,102 million and $1,038 million at December 31, 2009 and 2008, respectively.

(c)
GECS investment in real estate consisted principally of two categories: real estate held for investment and equity method investments. Both categories contained a wide range of properties including the following at December 31, 2009: office buildings (45%), apartment buildings (13%), industrial properties (11%), retail facilities (9%), franchise properties (7%), parking facilities (2%) and other (13%). At December 31, 2009, investments were located in the Americas (46%), Europe (32%) and Asia (22%).

(d)
The fair value of and unrealized loss on cost method investments in a continuous loss position for less than 12 months at December 31, 2009, were $423 million and $67 million, respectively. The fair value of and unrealized loss on cost method investments in a continuous loss position for 12 months or more at December 31, 2009, were $48 million and $13 million, respectively. The fair value of and unrealized loss on cost method investments in a continuous loss position for less than 12 months at December 31, 2008, were $565 million and $98 million, respectively. The fair value of and unrealized loss on cost method investments in a continuous loss position for 12 months or more at December 31, 2008, were $64 million and $4 million, respectively.

(e)
Assets were classified as held for sale on the date a decision was made to dispose of them through sale, securitization or other means. Such assets consisted primarily of credit card receivables, loans, aircraft, equipment and real estate properties, and were accounted for at the lower of carrying amount or estimated fair value less costs to sell. These amounts are net of valuation allowances of $145 million and $112 million at December 31, 2009 and 2008, respectively.

(f)	Included $1,642 million and $434 million at December 31, 2009 and 2008, respectively, of unamortized fees related to our participation in the Temporary Liquidity Guarantee Program.

(96)

NOTE 10. BORROWINGS AND BANK DEPOSITS

Short-term Borrowings		2009		2008
			Average		Average
December 31 (Dollars in millions)		Amount	rate(a)	Amount	rate(a)

GE
Commercial paper
U.S.		$–	–%	$–	–%
Non-U.S.		–	–	1	7.82
Payable to banks		83	4.80	78	2.91
Current portion of long-term debt		27	6.56	1,703	0.84
Other		394		593
Total GE short-term borrowings		504		2,375
GECS
Commercial paper
U.S.
Unsecured(b)		37,775	0.20	62,768	2.12
Asset-backed(c)		2,424	0.29	3,652	2.57
Non-U.S.		9,525	0.86	9,033	4.12
Current portion of long-term
borrowings(b)(d)(e)		70,262	3.39	69,682	3.83
GE Interest Plus notes(f)		7,541	2.40	5,633	3.58
Other		6,412		13,131
Total GECS short-term borrowings		133,939		163,899

Eliminations		(1,389)		(2,213)
Total short-term borrowings		$133,054		$164,061

Long-term Borrowings		2009		2008
			Average		Average
December 31 (Dollars in millions)	Maturities	Amount	rate(a)	Amount	rate (a)

GE
Senior notes	2013-2017	$8,968	5.12%	$8,962	5.11%
Industrial development/pollution
control bonds	2011-2027	264	0.19	264	1.10
Payable to banks, principally U.S.	2010-2016	2,001	2.96	317	6.93
Other		448		284
Total GE long-term borrowings		11,681		9,827
GECS
Senior notes
Unsecured(b)(e)(g)	2011-2055	312,852	3.23	296,760	4.82
Asset-backed(h)	2011-2035	3,390	4.01	5,002	5.12
Subordinated notes(i)	2012-2037	2,686	5.77	2,866	5.70
Subordinated debentures(j)	2066-2067	7,647	6.48	7,315	6.20
Other		897		1,905
Total GECS long-term borrowings		327,472		313,848

Eliminations		(938)		(828)
Total long-term borrowings		$338,215		$322,847

Bank deposits(k)		$38,923		$36,854

Total borrowings and bank
deposits		$510,192		$523,762

(97)

(a)
Based on year-end balances and year-end local currency interest rates. Current portion of long-term debt included the effects of related fair value interest rate and currency hedges, if any, directly associated with the original debt issuance.

(b)
General Electric Capital Corporation (GECC) had issued and outstanding $59,336 million (long-term borrowings) and $35,243 million ($21,823 million commercial paper and $13,420 million long-term borrowings) of senior, unsecured debt that was guaranteed by the Federal Deposit Insurance Corporation (FDIC) under the Temporary Liquidity Guarantee Program at December 31, 2009 and 2008, respectively. GECC and GE are parties to an Eligible Entity Designation Agreement and GECC is subject to the terms of a Master Agreement, each entered into with the FDIC. The terms of these agreements include, among other things, a requirement that GE and GECC reimburse the FDIC for any amounts that the FDIC pays to holders of GECC debt that is guaranteed by the FDIC.

(c)	Consists entirely of obligations of consolidated, liquidating securitization entities. See Note 23.

(d)	Included $204 million and $326 million of asset-backed senior notes, issued by consolidated, liquidating securitization entities at December 31, 2009 and 2008, respectively.

(e)
Included in total long-term borrowings was $3,138 million of obligations to holders of guaranteed investment contracts at December 31, 2009, of which GECC could be required to repay up to approximately $3,000 million if its long-term credit rating were to fall below AA-/Aa3 or its short-term credit rating were to fall below A-1+/P-1.

(f)	Entirely variable denomination floating rate demand notes.

(g)
Included $1,649 million of covered bonds at December 31, 2009. If the short-term credit rating of GECC were reduced below A-1/P-1, GECC would be required to partially cash collateralize these bonds in an amount up to $775 million.

(h)	Included $452 million and $2,104 million of asset-backed senior notes, issued by consolidated, liquidating securitization entities at December 31, 2009 and 2008, respectively. See Note 23.

(i)	Included $417 million and $750 million of subordinated notes guaranteed by GE at December 31, 2009 and 2008, respectively.

(j)	Subordinated debentures receive rating agency equity credit and were hedged at issuance to the U.S. dollar equivalent of $7,725 million.

(k)
Included $21,252 million and $12,314 million of deposits in non-U.S. banks at December 31, 2009 and 2008, respectively, and $10,476 million and $6,699 million of certificates of deposits distributed by brokers with maturities greater than one year at December 31, 2009 and 2008, respectively.

Our borrowings are addressed below from the perspectives of liquidity, interest rate and currency risk management. Additional information about borrowings and associated swaps can be found in Note 22.

Liquidity is affected by debt maturities and our ability to repay or refinance such debt. Long-term debt maturities over the next five years follow.

(In millions)	2010		2011	2012	2013	2014

GE	$27		$2,011	$32	$5,033	$108
GECS	70,262	(a)	65,532	83,311	29,551	27,369

(a)	Fixed and floating rate notes of $632 million contain put options with exercise dates in 2010, and which have final maturity beyond 2014.

Committed credit lines totaling $51.7 billion had been extended to us by 59 banks at year-end 2009. Availability of these lines is shared between GE and GECS with $9.0 billion and $51.7 billion available to GE and GECS, respectively. The GECS lines include $36.8 billion of revolving credit agreements under which we can borrow funds for periods exceeding one year. Additionally, $14.4 billion are 364-day lines that contain a term-out feature that allows GE or GECS to extend the borrowings for one year from the date of expiration of the lending agreement. We pay banks for credit facilities, but amounts were insignificant in each of the past three years.

(98)

NOTE 11. GECS INVESTMENT CONTRACTS, INSURANCE LIABILITIES AND INSURANCE ANNUITY BENEFITS

GECS investment contracts, insurance liabilities and insurance annuity benefits comprise mainly obligations to annuitants and policyholders in our run-off insurance operations and holders of guaranteed investment contracts.

December 31 (In millions)	2009	2008

Investment contracts	$3,940	$4,212
Guaranteed investment contracts	8,310	10,828
Total investment contracts	12,250	15,040
Life insurance benefits(a)	16,847	16,259
Unpaid claims and claims adjustment expenses	2,102	2,145
Unearned premiums	532	623
Universal life benefits	278	302
Total	$32,009	$34,369

(a)	Life insurance benefits are accounted for mainly by a net-level-premium method using estimated yields generally ranging from 3.0% to 8.50% in both 2009 and 2008.

When insurance affiliates cede insurance to third parties, such as reinsurers, they are not relieved of their primary obligation to policyholders. Losses on ceded risks give rise to claims for recovery; we establish allowances for probable losses on such receivables from reinsurers as required. Reinsurance recoverables are included in the caption “Other GECS receivables" on our Statement of Financial Position, and amounted to $1,188 million and $1,062 million at December 31, 2009 and 2008, respectively.

We recognize reinsurance recoveries as a reduction of the Statement of Earnings caption “Investment contracts, insurance losses and insurance annuity benefits.” Reinsurance recoveries were $219 million, $221 million and $104 million for the years ended December 31, 2009, 2008 and 2007, respectively.

NOTE 12. POSTRETIREMENT BENEFIT PLANS

Pension Benefits

We sponsor a number of pension plans. Principal pension plans, together with affiliate and certain other pension plans (other pension plans) detailed in this note, represent about 99% of our total pension assets. We use a December 31 measurement date for our plans.

Principal Pension Plans are the GE Pension Plan and the GE Supplementary Pension Plan.

The GE Pension Plan provides benefits to certain U.S. employees based on the greater of a formula recognizing career earnings or a formula recognizing length of service and final average earnings. Certain benefit provisions are subject to collective bargaining.

The GE Supplementary Pension Plan is an unfunded plan providing supplementary retirement benefits primarily to higher-level, longer-service U.S. employees.

(99)

Other Pension Plans in 2009 included 32 U.S. and non-U.S. pension plans with pension assets or obligations greater than $50 million. These defined benefit plans provide benefits to employees based on formulas recognizing length of service and earnings.

Pension Plan Participants
		Principal	Other
		pension	pension
December 31, 2009	Total	plans	plans

Active employees	157,000	120,000	37,000
Vested former employees	239,000	200,000	39,000
Retirees and beneficiaries	239,000	215,000	24,000
Total	635,000	535,000	100,000

Cost of Pension Plans
	Total			Principal pension plans				Other pension plans
(In millions)	2009	2008	2007	2009		2008	2007	2009	2008	2007

Expected return on plan assets	$(4,943)	$(4,850)	$(4,459)	$(4,505)		$(4,298)	$(3,950)	$(438)	$(552)	$(509)
Service cost for benefits earned	1,906	1,663	1,727	1,609		1,331	1,355	297	332	372
Interest cost on benefit obligation	3,129	3,152	2,885	2,669		2,653	2,416	460	499	469
Prior service cost amortization	437	332	247	426	(a)	321	241	11	11	6
Net actuarial loss amortization	482	316	856	348		237	693	134	79	163
Pension plans cost	$1,011	$613	$1,256	$547		$244	$755	$464	$369	$501

(a)	In 2009, included a $103 million loss as a result of our agreement with Comcast Corporation to transfer the assets of the NBCU business to a newly formed entity in which we will own a 49% interest.

Actuarial assumptions are described below. The discount rates at December 31 measured the year-end benefit obligations and the earnings effects for the subsequent year.

	Principal pension plans				Other pension plans (weighted average)
December 31	2009	2008	2007	2006	2009	2008	2007	2006

Discount rate	5.78%	6.11%	6.34%	5.75%	5.31%	6.03%	5.65%	4.97%
Compensation increases	4.20	4.20	5.00	5.00	4.56	4.47	4.50	4.26
Expected return on assets	8.50	8.50	8.50	8.50	7.29	7.41	7.51	7.44

To determine the expected long-term rate of return on pension plan assets, we consider current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. In developing future return expectations for our principal benefit plans' assets, we evaluate general market trends as well as key elements of asset class returns such as expected earnings growth, yields and spreads across a number of potential scenarios. For the principal pension plans, we apply our expected rate of return to a market-related value of assets, which stabilizes variability in the amounts to which we apply that expected return.

We amortize experience gains and losses as well as the effects of changes in actuarial assumptions and plan provisions over a period no longer than the average future service of employees.

Funding policy for the GE Pension Plan is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit and tax laws plus such additional amounts as we may determine to be appropriate. We have not made contributions to the GE Pension Plan since 1987 and will not make any such contributions in 2010. In 2010, we expect to pay approximately $190 million for benefit payments under our GE Supplementary Pension Plan and administrative expenses of our principal pension plans and expect to contribute approximately $600 million to other pension plans. In 2009, comparative amounts were $168 million and $676 million, respectively.

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Benefit obligations are described in the following tables. Accumulated and projected benefit obligations (ABO and PBO) represent the obligations of a pension plan for past service as of the measurement date. ABO is the present value of benefits earned to date with benefits computed based on current compensation levels. PBO is ABO increased to reflect expected future compensation.

Projected Benefit Obligation
	Principal pension plans		Other pension plans
(In millions)	2009	2008	2009	2008

Balance at January 1	$45,168	$42,947	$7,748	$9,014
Service cost for benefits earned	1,609	1,331	297	332
Interest cost on benefit obligations	2,669	2,653	460	499
Participant contributions	167	169	35	40
Plan amendments	–	–	3	16
Actuarial loss (gain)(a)	1,331	791	1,113	(923)
Benefits paid	(2,827)	(2,723)	(398)	(383)
Acquisitions (dispositions) - net	–	–	(219)	545
Exchange rate adjustments	–	–	558	(1,392)
Balance at December 31(b)	$48,117	$45,168	$9,597	$7,748

(a)	Principally associated with discount rate changes.

(b)	The PBO for the GE Supplementary Pension Plan, which is an unfunded plan, was $3,828 million and $3,505 million at year-end 2009 and 2008, respectively.

Accumulated Benefit Obligation
December 31 (In millions)	2009	2008

GE Pension Plan	$42,917	$40,313
GE Supplementary Pension Plan	2,901	2,582
Other pension plans	8,947	7,075

Plans With Assets Less Than ABO
December 31 (In millions)	2009	2008

Funded plans with assets less than ABO
Plan assets	$47,740	$4,914
Accumulated benefit obligations	49,948	5,888
Projected benefit obligations	51,837	6,468
Unfunded plans(a)
Accumulated benefit obligations	$3,725	$3,352
Projected benefit obligations	4,675	4,303

(a)	Primarily related to the GE Supplementary Pension Plan.

Plan Assets

The fair value of the major categories of the pension plans' investments are presented below. The inputs and valuation techniques used to measure the fair value of the assets are consistently applied and described in Note 1.

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Fair Value of Plan Assets
	Principal pension plans		Other pension plans
(In millions)	2009	2008	2009	2008

Balance at January 1	$40,730	$59,700	$5,374	$7,411
Actual gain (loss) on plan assets	3,859	(16,569)	935	(1,743)
Employer contributions	168	153	676	627
Participant contributions	167	169	35	40
Benefits paid	(2,827)	(2,723)	(398)	(383)
Acquisitions (dispositions) - net	–	–	(142)	565
Exchange rate adjustments	–	–	439	(1,143)
Balance at December 31	$42,097	$40,730	$6,919	$5,374

Asset Allocation
	2009 Target allocation
			Other
			pension plans
	Principal		(weighted
	pension plans		average)

Equity securities	34-74	%(a)	60%
Debt securities (including cash equivalents)	10-40		30
Private equities	5-15		1
Real estate	4-14		4
Other	1-14		5

(a)	Target allocations were 17-37% for U.S. equity securities and 17-37% for non-U.S. equity securities.

Plan fiduciaries of the GE Pension Plan set investment policies and strategies for the GE Pension Trust and oversee its investment allocation, which includes selecting investment managers, commissioning periodic asset-liability studies and setting long-term strategic targets. Long-term strategic investment objectives include preserving the funded status of the plan and balancing risk and return. Target allocation percentages are established at an asset class level by plan fiduciaries. Target allocation ranges are guidelines, not limitations, and occasionally plan fiduciaries will approve allocations above or below a target range.

GE Pension Trust assets are invested subject to the following additional guidelines:

•	Short-term securities must generally be rated A1/P1 or better, except for 15% of such securities that may be rated A2/P2.

•	Real estate investments may not exceed 25% of total assets.

•	Investments in restricted securities (excluding real estate investments) that are not freely tradable may not exceed 30% of total assets (actual was 17% of trust assets at December 31, 2009).

According to statute, the aggregate holdings of all qualifying employer securities (e.g., GE common stock) and qualifying employer real property may not exceed 10% of the fair value of trust assets at the time of purchase. GE securities represented 3.3% and 3.5% of trust assets at year-end 2009 and 2008, respectively.

The GE Pension Plan has a broadly diversified portfolio of investments in equities, fixed income, private equities, real estate and hedge funds; these investments are both U.S. and non-U.S. in nature. As of December 31, 2009, no one sector concentration of assets exceeded 15% of total GE Pension Plan assets.

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The following table presents GE Pension Plan investments measured at fair value.

December 31, 2009 (In millions)	Level 1	Level 2	Level 3	Total

Equity securities
U.S. equity securities	$12,216	$383	$–	$12,599
Non-U.S. equity securities	8,120	323	–	8,443
Debt securities
Fixed income and cash investment funds	–	2,769	46	2,815
U.S. corporate (a)	–	2,945	97	3,042
Residential mortgage-backed	–	1,053	298	1,351
U.S. government and federal agency	–	2,564	–	2,564
Other debt securities(b)	–	1,527	62	1,589
Private equities(c)	–	–	5,339	5,339
Real estate(c)	–	–	2,775	2,775
Other investments(d)	–	–	1,537	1,537
Total investments	$20,336	$11,564	$10,154	42,054
Cash and other				43
Total assets				$42,097

(a)	Primarily represented investment-grade bonds of U.S. issuers from diverse industries.

(b)	Primarily represented investments in non-U.S. corporate bonds and commercial mortgage-backed securities.

(c)	Included direct investments and investment funds.

(d)	Substantially all represented hedge funds.

The following table presents the changes in Level 3 investments for the GE Pension Plan.

Changes in Level 3 Investments for the Year Ended December 31, 2009
							Net change
							in unrealized
							gains (losses)
							relating to
			Purchases,	Transfers			investments
		Net realized/	issuances	in and/or			still held at
	January 1,	unrealized	and	out of		December 31,	December 31,
(In millions)	2009	gains (losses)	settlements	Level 3	(a)	2009	2009	(b)

Equity securities
Non-U.S. equity securities	$358	$(8)	$(350)	$–		$–	$–
Debt securities
Fixed income and cash
investment funds	–	3	43	–		46	3
U.S. corporate	112	(1)	(12)	(2)		97	(7)
Residential mortgage-backed	142	15	124	17		298	(33)
Other debt securities	54	5	3	–		62	(23)
Private equities	4,893	88	358	–		5,339	23
Real estate	4,944	(2,225)	56	–		2,775	(2,407)
Other investments	1,613	192	(268)	–		1,537	(30)
	$12,116	$(1,931)	$(46)	$15		$10,154	$(2,474)

(a)	Transfers in and out of Level 3 are considered to occur at the beginning of the period.

(b)	Represented the amount of unrealized gains or losses for the period included in the GE Pension Plan earnings.

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As of December 31, 2009, other pension plans' assets were $6,919 million. Equity investment funds amounting to $3,996 million and fixed income and cash investment funds amounting to $1,843 million represented approximately 85% of total investments as of December 31, 2009. The investments were classified as 15% Level 1, 80% Level 2 and 5% Level 3. The changes in Level 3 investments were insignificant for the year ended December 31, 2009.

Pension Asset (Liability)
	Principal pension plans		Other pension plans
December 31 (In millions)	2009	2008	2009	2008

Funded status(a)	$(6,020)	$(4,438)	$(2,678)	$(2,374)
Pension asset (liability) recorded in the
Statement of Financial Position
Pension asset	$–	$–	$98	$9
Pension liabilities
Due within one year(b)	(133)	(117)	(54)	(51)
Due after one year	(5,887)	(4,321)	(2,722)	(2,332)
Net amount recognized	$(6,020)	$(4,438)	$(2,678)	$(2,374)
Amounts recorded in shareowners’
equity (unamortized)
Prior service cost	$1,313	$1,739	$61	$62
Net actuarial loss	18,076	16,447	2,230	1,753
Total	$19,389	$18,186	$2,291	$1,815

(a)	Fair value of assets less PBO, as shown in the preceding tables.

(b)	For principal pension plans, represents the GE Supplementary Pension Plan liability.

In 2010, we estimate that we will amortize $260 million of prior service cost and $1,335 million of net actuarial loss for the principal pension plans from shareowners’ equity into pension cost. For other pension plans, the estimated prior service cost and net actuarial loss to be amortized over the next fiscal year are $15 million and $210 million, respectively. Comparable amortized amounts in 2009, respectively, were $426 million and $348 million for the principal pension plans and $11 million and $134 million for other pension plans.

Estimated Future Benefit Payments
						2015	-
(In millions)	2010	2011	2012	2013	2014	2019

Principal pension	$2,850	$2,925	$2,950	$3,000	$3,025	$16,550
plans
Other pension
plans	$380	$390	$400	$405	$415	$2,250

Retiree Health and Life Benefits

We sponsor a number of retiree health and life insurance benefit plans (retiree benefit plans). Principal retiree benefit plans are discussed below; other such plans are not significant individually or in the aggregate. We use a December 31 measurement date for our plans.

Principal Retiree Benefit Plans provide health and life insurance benefits to certain employees who retire under the GE Pension Plan with 10 or more years of service. Eligible retirees share in the cost of healthcare benefits. These plans cover approximately 220,000 retirees and dependents.

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Cost of Principal Retiree Benefit Plans
(In millions)	2009	2008	2007

Expected return on plan assets	$(129)	$(131)	$(125)
Service cost for benefits earned	442	326	286
Interest cost on benefit obligation	709	750	577
Prior service cost amortization(a)	836	673	603
Net actuarial gain amortization(a)	(225)	(49)	(17)
Retiree benefit plans cost(a)	$1,633	$1,569	$1,324

(a)
In 2009, we recognized a $45 million loss as a result of our agreement with Comcast Corporation to transfer the assets of the NBCU business to a newly formed entity in which we will own a 49% interest. Prior service cost amortization increased by $164 million and net actuarial gain amortization increased by $119 million as a result of this agreement.

Actuarial assumptions are described below. The discount rates at December 31 measured the year-end benefit obligations and the earnings effects for the subsequent year.
December 31	2009	2008		2007		2006

Discount rate	5.67%	6.15%		6.31	%(a)	5.75%
Compensation increases	4.20	4.20		5.00		5.00
Expected return on assets	8.50	8.50		8.50		8.50
Initial healthcare trend rate(b)	7.40	7.00	(c)	9.10		9.20

(a)	Weighted average discount rate of 6.34% was used for determination of costs in 2008.

(b)	For 2009, ultimately declining to 6% for 2025 and thereafter.

(c)	Includes benefits from new healthcare supplier contracts.

To determine the expected long-term rate of return on retiree life plan assets, we consider current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. In developing future return expectations for retiree benefit plan assets, we evaluate general market trends as well as key elements of asset class returns such as expected earnings growth, yields and spreads across a number of potential scenarios. We apply our expected rate of return to a market-related value of assets, which stabilizes variability in the amounts to which we apply that expected return.

We amortize experience gains and losses as well as the effects of changes in actuarial assumptions and plan provisions over a period no longer than the average future service of employees.

Funding Policy. We fund retiree health benefits on a pay-as-you-go basis. We expect to contribute approximately $710 million in 2010 to fund such benefits. We fund retiree life insurance benefits at our discretion.

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Changes in the accumulated postretirement benefit obligation for retiree benefit plans follow.

Accumulated Postretirement Benefit Obligation (APBO)
(In millions)	2009	2008

Balance at January 1	$11,949	$12,983
Service cost for benefits earned	442	326
Interest cost on benefit obligation	709	750
Participant contributions	50	51
Plan amendments	(37)	–
Actuarial loss (gain)(a)(b)	504	(1,351)
Benefits paid(c)	(842)	(811)
Other	–	1
Balance at December 31(d)	$12,775	$11,949

(a)
For 2009, included a $152 million reduction in APBO as a result of our agreement with Comcast Corporation to transfer the assets of the NBCU business to a newly formed entity in which we will own a 49% interest.

(b)	For 2008, primarily related to benefits from new healthcare supplier contracts.

(c)	Net of Medicare Part D subsidy of $83 million in 2009 and 2008.

(d)	The APBO for the retiree health plans was $10,481 million and $9,749 million at year-end 2009 and 2008, respectively.

A one percentage point change in the assumed healthcare cost trend rate would have the following effects.

	1%	1%
(In millions)	increase	decrease

APBO at December 31, 2009	$1,081	$(921)
Service and interest cost in 2009	89	(76)

Plan Assets

The fair value of the major categories of retiree benefit plans' investments are presented below. The inputs and valuation techniques used to measure the fair value of assets are consistently applied and described in Note 1.

Fair Value of Plan Assets
(In millions)	2009	2008

Balance at January 1	$1,175	$1,804
Actual gain (loss) on plan assets	111	(486)
Employer contributions	644	617
Participant contributions	50	51
Benefits paid(a)	(842)	(811)
Balance at December 31	$1,138	$1,175

(a)	Net of Medicare Part D subsidy.

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Asset Allocation
December 31	2009
Target
allocation

Equity securities	37-77	%(a)
Debt securities (including cash equivalents)	11-41
Private equities	3-13
Real estate	2-12
Other	0-10

(a)	Target allocations were 19-39% for U.S. equity securities and 18-38% for non-U.S. equity securities.

Plan fiduciaries set investment policies and strategies for the trust and oversee its investment allocation, which includes selecting investment managers and setting long-term strategic targets. Long-term strategic investment objectives include preserving the funded status of the plan and balancing risk and return. Target allocation percentages are established at an asset class level by plan fiduciaries. Target allocation ranges are guidelines, not limitations, and occasionally plan fiduciaries will approve allocations above or below a target range.

Trust assets invested in short-term securities must generally be invested in securities rated A1/P1 or better, except for 15% of such securities that may be rated A2/P2. According to statute, the aggregate holdings of all qualifying employer securities (e.g., GE common stock) and qualifying employer real property may not exceed 10% of the fair value of trust assets at the time of purchase. GE securities represented 3.7% and 3.6% of trust assets at year-end 2009 and 2008, respectively.

As of December 31, 2009, retiree benefit plans' assets were $1,138 million. U.S. and non-U.S. equity securities amounting to $315 million and $237 million, respectively, fixed income and cash investment funds amounting to $214 million and other debt securities amounting to $193 million represented approximately 80% of total investments as of December 31, 2009. The plans' investments were classified as 42% Level 1, 37% Level 2 and 21% Level 3. The Level 3 investments primarily represented investments in private equities and real estate. The changes in Level 3 investments were insignificant for the year ended December 31, 2009.

Retiree Benefit Asset (Liability)
December 31 (In millions)	2009	2008

Funded status(a)	$(11,637)	$(10,774)
Liability recorded in the Statement of Financial Position
Retiree health plans
Due within one year	$(691)	$(644)
Due after one year	(9,790)	(9,105)
Retiree life plans	(1,156)	(1,025)
Net liability recognized	$(11,637)	$(10,774)
Amounts recorded in shareowners' equity (unamortized)
Prior service cost	$4,154	$5,027
Net actuarial loss (gain)	272	(475)
Total	$4,426	$4,552

(a)	Fair value of assets less APBO, as shown in the preceding tables.

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In 2010, we estimate that we will amortize $630 million of prior service cost and $20 million of net actuarial gain from shareowners’ equity into retiree benefit plans cost. Comparable amortized amounts in 2009 were $836 million of prior service cost and $225 million of net actuarial gains.

Estimated Future Benefit Payments
						2015	–
(In millions)	2010	2011	2012	2013	2014	2019

Gross	$960	$925	$930	$945	$950	$4,850
Expected Medicare
Part D subsidy(a)	70	5	5	5	5	20
Net	$890	$920	$925	$940	$945	$4,830

(a)
In 2009, the Company contracted with a third party to administer our principal post-age 65 drug plan as a Medicare-approved prescription drug plan. As a result, this post-age 65 drug plan will no longer qualify for the Medicare Part D direct employer subsidy effective January 1, 2011. The effects of this change have been included in our APBO as of December 31, 2009.

Postretirement Benefit Plans

2009 Cost of Postretirement Benefit Plans and Changes in Other Comprehensive Income
	Total	Principal	Other	Retiree
	postretirement	pension	pension	benefit
(In millions)	benefit plans	plans	plans	plans

Cost of postretirement benefit plans	$2,644	$547	$464	$1,633
Changes in other comprehensive income
Net actuarial loss (gain) – current year	3,117	1,977	618	522
Prior service cost (credit) – current year	(34)	–	3	(37)
Prior service cost amortization	(1,273)	(426)	(11)	(836)
Net actuarial gain (loss) amortization	(257)	(348)	(134)	225
Total changes in other comprehensive income	1,553	1,203	476	(126)
Cost of postretirement benefit plans and
changes in other comprehensive income	$4,197	$1,750	$940	$1,507

NOTE 13. ALL OTHER LIABILITIES

This caption includes liabilities for various items including non-current compensation and benefits, deferred income, interest on tax liabilities, unrecognized tax benefits, accrued participation and residuals, environmental remediation, asset retirement obligations, derivative instruments, product warranties and a variety of sundry items.

Accruals for non-current compensation and benefits amounted to $24,921 million and $22,543 million for year-end 2009 and 2008, respectively. These amounts include postretirement benefits, pension accruals, and other compensation and benefit accruals such as deferred incentive compensation. The increase in 2009 was primarily the result of an increase in pension accruals.

We are involved in numerous remediation actions to clean up hazardous wastes as required by federal and state laws. Liabilities for remediation costs exclude possible insurance recoveries and, when dates and amounts of such costs are not known, are not discounted. When there appears to be a range of possible costs with equal likelihood, liabilities are based on the low end of such range. Uncertainties about the status of laws, regulations, technology and information related to individual sites make it difficult to develop a meaningful estimate of the reasonably possible aggregate environmental remediation exposure.

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NOTE 14. INCOME TAXES

Provision for Income Taxes
(In millions)	2009	2008	2007

GE
Current tax expense	$3,199	$3,844	$2,230
Deferred tax expense (benefit) from temporary differences	(460)	(417)	564
	2,739	3,427	2,794
GECS
Current tax expense (benefit)	(1,584)	(1,508)	1,268
Deferred tax expense (benefit) from temporary differences	(2,245)	(867)	93
	(3,829)	(2,375)	1,361
Consolidated
Current tax expense	1,615	2,336	3,498
Deferred tax expense (benefit) from temporary differences	(2,705)	(1,284)	657
Total	$(1,090)	$1,052	$4,155

GE and GECS file a consolidated U.S. federal income tax return. The GECS provision for current tax expense includes its effect on the consolidated return. The effect of GECS on the consolidated liability is settled in cash as GE tax payments are due.

Consolidated U.S. earnings (loss) from continuing operations before income taxes were $(498) million in 2009, $2,659 million in 2008 and $9,078 million in 2007. The corresponding amounts for non-U.S.-based operations were $10,842 million in 2009, $17,123 million in 2008 and $18,450 million in 2007.

Consolidated current tax expense includes amounts applicable to U.S. federal income taxes of a benefit of $886 million and $723 million in 2009 and 2008, respectively, and expense of $64 million in 2007, and amounts applicable to non-U.S. jurisdictions of $2,416 million, $3,060 million and $3,042 million in 2009, 2008 and 2007, respectively. Consolidated deferred taxes related to U.S. federal income taxes were a benefit of $2,423 million and $827 million in 2009 and 2008, respectively, and expense of $776 million in 2007.

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as from net operating loss and tax credit carryforwards, and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. We evaluate the recoverability of these future tax deductions and credits by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. To the extent we do not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is established.

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Our businesses are subject to regulation under a wide variety of U.S. federal, state and foreign tax laws, regulations and policies. Changes to these laws or regulations may affect our tax liability, return on investments and business operations. For example, GE’s effective tax rate is reduced because active business income earned and indefinitely reinvested outside the United States is taxed at less than the U.S. rate. A significant portion of this reduction depends upon a provision of U.S. tax law that defers the imposition of U.S. tax on certain active financial services income until that income is repatriated to the United States as a dividend. This provision is consistent with international tax norms and permits U.S. financial services companies to compete more effectively with foreign banks and other foreign financial institutions in global markets. This provision, which expired at the end of 2009, has been scheduled to expire and has been extended by Congress on five previous occasions, including in October of 2008. A one-year extension was passed by the House of Representatives in 2009 and the Senate Finance Committee Chairman and Ranking Member have indicated an intention to extend the provision for one year retroactive to the beginning of 2010, but there can be no assurance that it will be extended. In the event the provision is not extended after 2009, the current U.S. tax imposed on active financial services income earned outside the United States would increase, making it more difficult for U.S. financial services companies to compete in global markets. If this provision is not extended, we expect our effective tax rate to increase significantly after 2010.

We have not provided U.S. deferred taxes on cumulative earnings of non-U.S. affiliates and associated companies that have been reinvested indefinitely. These earnings relate to ongoing operations and, at December 31, 2009, were approximately $84 billion. Most of these earnings have been reinvested in active non-U.S. business operations and we do not intend to repatriate these earnings to fund U.S. operations. Because of the availability of U.S. foreign tax credits, it is not practicable to determine the U.S. federal income tax liability that would be payable if such earnings were not reinvested indefinitely. Deferred taxes are provided for earnings of non-U.S. affiliates and associated companies when we plan to remit those earnings.

During 2009, following the change in our external credit ratings, funding actions taken and review of our operations, liquidity and funding, we determined that undistributed prior-year earnings of non-U.S. subsidiaries of GECS, on which we had previously provided deferred U.S. taxes, would be indefinitely reinvested outside the U.S. This change increased the amount of prior-year earnings indefinitely reinvested outside the U.S. by approximately $2 billion, resulting in an income tax benefit of $700 million in 2009.

During 2008, because the use of foreign tax credits no longer required the repatriation of prior-year earnings, we increased the amount of prior-year earnings that were indefinitely reinvested outside the U.S. by approximately $1 billion, resulting in a decrease to the income tax provision of approximately $350 million.

As discussed in Note 1, on January 1, 2007, we adopted amendments to ASC 740, resulting in a $49 million decrease in retained earnings, an $89 million decrease in goodwill and a $40 million decrease in income tax liability.

Annually, we file over 7,000 income tax returns in over 250 global taxing jurisdictions. We are under examination or engaged in tax litigation in many of these jurisdictions. During 2007, the IRS completed the audit of our consolidated U.S. income tax returns for 2000-2002. At December 31, 2009, the IRS was auditing our consolidated U.S. income tax returns for 2003-2007. In addition, certain other U.S. tax deficiency issues and refund claims for previous years were unresolved. It is reasonably possible that the 2003-2005 U.S. audit cycle will be completed during the next 12 months, which could result in a decrease in our balance of “unrecognized tax benefits” – that is, the aggregate tax effect of differences between tax return positions and the benefits recognized in our financial statements. We believe that there are no other jurisdictions in which the outcome of unresolved issues or claims is likely to be material to our results of operations, financial position or cash flows. We further believe that we have made adequate provision for all income tax uncertainties.

The balance of unrecognized tax benefits, the amount of related interest and penalties we have provided and what we believe to be the range of reasonably possible changes in the next 12 months, were:

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December 31 (In millions)	2009	2008

Unrecognized tax benefits	$7,251	$6,692
Portion that, if recognized, would reduce tax expense and effective tax rate(a)	4,918	4,453
Accrued interest on unrecognized tax benefits	1,369	1,204
Accrued penalties on unrecognized tax benefits	99	96
Reasonably possible reduction to the balance of unrecognized tax benefits
in succeeding 12 months	0-1,800	0-1,500
Portion that, if recognized, would reduce tax expense and effective tax rate(a)	0-1,400	0-1,100

(a)	Some portion of such reduction might be reported as discontinued operations.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

(In millions)	2009	2008

Balance at January 1	$6,692	$6,331
Additions for tax positions of the current year	695	553
Additions for tax positions of prior years	289	516
Reductions for tax positions of prior years	(229)	(489)
Settlements with tax authorities	(146)	(173)
Expiration of the statute of limitations	(50)	(46)
Balance at December 31	$7,251	$6,692

We classify interest on tax deficiencies as interest expense; we classify income tax penalties as provision for income taxes. For the year ended December 31, 2009, $172 million of interest expense and $14 million of tax expense related to penalties were recognized in the Statement of Earnings, compared with $268 million and $19 million for the year ended December 31, 2008 and $(279) million and $(34) million for the year ended December 31, 2007.

A reconciliation of the U.S. federal statutory income tax rate to the actual income tax rate is provided below.

Reconciliation of U.S. Federal Statutory Income Tax Rate to Actual Income Tax Rate
	Consolidated			GE			GECS
	2009	2008	2007	2009	2008	2007	2009	2008	2007

U.S. federal statutory income
tax rate	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%
Increase (reduction) in rate
resulting from
Inclusion of after-tax
earnings of GECS in
before-tax earnings of GE	–	–	–	(3.9)	(12.4)	(16.7)	–	–	–
Tax on global activities
including exports(a)(b)	(38.9)	(26.0)	(15.2)	(10.7)	(5.2)	(4.9)	113.8	(71.3)	(20.7)
U.S. business credits	(4.4)	(1.4)	(1.0)	(0.9)	(0.3)	(0.3)	14.4	(3.7)	(1.5)
SES transaction	–	–	(2.0)	–	–	–	–	–	(3.9)
All other – net	(2.2)	(2.3)	(1.7)	(0.1)	(1.5)	(2.3)	10.2	(2.2)	0.8
	(45.5)	(29.7)	(19.9)	(15.6)	(19.4)	(24.2)	138.4	(77.2)	(25.3)
Actual income tax rate	(10.5)%	5.3%	15.1%	19.4%	15.6%	10.8%	173.4%	(42.2)%	9.7%

(a)	2009 included (6.8)% and 31.7% from indefinite reinvestment of prior-year earnings for consolidated and GECS, respectively.

(b)	2008 included (1.8)% and (6.2)% from indefinite reinvestment of prior-year earnings for consolidated and GECS, respectively.

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Deferred Income Taxes

Aggregate deferred income tax amounts are summarized below.

December 31 (In millions)	2009	2008

Assets
GE	$(14,945)	$(13,493)
GECS	(11,107)	(11,180)
	(26,052)	(24,673)
Liabilities
GE	10,325	9,544
GECS	17,900	19,713
	28,225	29,257
Net deferred income tax liability	$2,173	$4,584

Principal components of our net liability (asset) representing deferred income tax balances are as follows:

December 31 (In millions)	2009	2008

GE
Intangible assets	$2,782	$2,664
Contract costs and estimated earnings	2,540	2,319
Depreciation	1,223	1,205
Investment in subsidiaries	1,959	1,909
Provision for expenses(a)	(7,843)	(6,578)
Retiree insurance plans	(4,110)	(4,355)
Non-U.S. loss carryforwards(b)	(1,056)	(800)
Other – net	(115)	(313)
	(4,620)	(3,949)
GECS
Financing leases	6,210	7,317
Operating leases	5,557	4,882
Investment in global subsidiaries	493	2,127
Intangible assets	1,585	1,360
Allowance for losses	(3,094)	(2,459)
Cash flow hedges	(818)	(2,260)
Net unrealized losses on securities	(193)	(1,634)
Non-U.S. loss carryforwards(b)	(1,299)	(979)
Other – net	(1,648)	179
	6,793	8,533
Net deferred income tax liability	$2,173	$4,584

(a)
Represented the tax effects of temporary differences related to expense accruals for a wide variety of items, such as employee compensation and benefits, pension plan liabilities, interest on tax liabilities, product warranties and other sundry items that are not currently deductible.

(b)
Net of valuation allowances of $835 million and $635 million for GE and $344 million and $260 million for GECS, for 2009 and 2008, respectively. Of the net deferred tax asset as of December 31, 2009, of $2,355 million, $42 million relates to net operating loss carryforwards that expire in various years ending from December 31, 2010, through December 31, 2012; $278 million relates to net operating losses that expire in various years ending from December 31, 2013, through December 31, 2024; and $2,035 million relates to net operating loss carryforwards that may be carried forward indefinitely.

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NOTE 15. SHAREOWNERS’ EQUITY

(In millions)	2009	2008	2007

Preferred stock issued(a)(b)(c)	$–	$–	$–
Common stock issued(a)(b)	$702	$702	$669
Accumulated other comprehensive income
Balance at January 1	$(21,853)	$8,324	$3,254
Investment securities – net of deferred taxes of $1,001, $(2,528) and $(510)	2,678	(3,813)	(972)
Currency translation adjustments – net of deferred taxes
of $(611), $4,082 and $(1,319)	4,174	(10,890)	4,662
Cash flow hedges – net of deferred taxes of $933, $(2,307) and $323	986	(4,907)	426
Benefit plans – net of deferred taxes of $(5), $(7,379) and $860(d)	(1,804)	(13,288)	2,566
Reclassification adjustments
Investment securities – net of deferred taxes of $494, $734 and $(375)	(19)	595	(512)
Currency translation adjustments	(39)	(117)	(135)
Cash flow hedges – net of deferred taxes of $428, $620 and $(655)	612	2,243	(965)
Balance at December 31	$(15,265)	$(21,853)	$8,324
Other capital
Balance at January 1	$40,390	$26,100	$25,486
Common stock issuance(b)	–	11,972	–
Preferred stock and warrant issuance(b)	–	2,965	–
Gains (losses) on treasury stock dispositions and other(b)	(2,661)	(647)	614
Balance at December 31	$37,729	$40,390	$26,100
Retained earnings
Balance at January 1(e)	$122,185	$117,362	$106,867
Net earnings attributable to the Company	11,025	17,410	22,208
Dividends(b)(f)	(6,785)	(12,649)	(11,713)
Other(b)(g)	(62)	–	–
Balance at December 31	$126,363	$122,123	$117,362
Common stock held in treasury
Balance at January 1	$(36,697)	$(36,896)	$(24,893)
Purchases(b)	(214)	(3,508)	(14,913)
Dispositions(b)	4,673	3,707	2,910
Balance at December 31	$(32,238)	$(36,697)	$(36,896)
Total equity
GE shareowners' equity balance at December 31	$117,291	$104,665	$115,559
Noncontrolling interests balance at December 31(h)	7,845	8,947	8,004
Total equity balance at December 31	$125,136	$113,612	$123,563

(a)	Additions resulting from issuances in 2008 were inconsequential for preferred stock and $33 million for common stock.

(b)
Total dividends and other transactions with shareowners, inclusive of additions to par value discussed in note (a), decreased equity by $5,049 million in 2009, increased equity by $1,873 million in 2008 and decreased equity by $23,102 million in 2007.

(c)	GE has 50 million authorized shares of preferred stock ($1.00 par value) and has issued 30 thousand shares as of December 31, 2009.

(d)
For 2009, included $(9) million of prior service costs for plan amendments, $814 million of amortization of prior service costs, $(2,793) million of gains (losses) arising during the year and $184 million of amortization of gains (losses) – net of deferred taxes of $(10) million, $434 million, $(528) million and $99 million, respectively. For 2008, included $(43) million of prior service costs for plan amendments, $534 million of amortization of prior service costs, $(13,980) million of gains (losses) arising during the year and $201 million of amortization of gains (losses) – net of deferred taxes of $(24) million, $441 million, $(7,893) million and $97 million, respectively.

(e)
The 2009 opening balance was adjusted as of April 1, 2009, for the cumulative effect of changes in accounting principles of $62 million related to adopting amendments on impairment guidance in ASC 320, Investments – Debt and Equity Securities. The cumulative effect of adopting ASC 825, Financial Instruments, at January 1, 2008, was insignificant. The 2007 opening balance change reflects cumulative effect of changes in accounting principles of $(126) million related to adopting amendments to ASC 740, Income Taxes. See Note 1 for further information.

(f)	Included $300 million and $75 million of dividends on preferred stock in 2009 and 2008, respectively.

(g)	Related to accretion of redeemable securities to their redemption value.

(h)
On January 1, 2009, we adopted an amendment to ASC 810 that requires us to classify noncontrolling interests (previously referred to as "minority Interest") as part of shareowners' equity and to disclose the amount of other comprehensive income attributable to noncontrolling interests. Changes to noncontrolling interests during 2009 resulted from net earnings $216 million, dividends paid $(548) million, deconsolidation of PTL $(331) million, dissolution of the joint venture in FANUC Ltd. $(376) million, AOCI $(95) million and other changes of $32 million. Changes to the individual components of other AOCI attributable to noncontrolling interests were insignificant.

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Shares of GE Preferred Stock

On October 16, 2008, we issued 30,000 shares of 10% cumulative perpetual preferred stock (par value $1.00 per share) having an aggregate liquidation value of $3.0 billion, and warrants to purchase 134,831,460 shares of common stock (par value $0.06 per share) for aggregate proceeds of $3.0 billion in cash. The proceeds were allocated to the preferred shares ($2.5 billion) and the warrants ($0.5 billion) on a relative fair value basis and recorded in other capital. The preferred stock is redeemable at our option three years after issuance at a price of 110% of liquidation value plus accrued and unpaid dividends. The warrants are exercisable for five years at an exercise price of $22.25 per share of common stock and are settled through physical share issuance. Upon redemption of the preferred shares, the difference between the redemption amount and the carrying amount of the preferred stock will be recorded as a reduction of retained earnings and considered a deemed dividend for purposes of computing earnings per share.

Shares of GE Common Stock

On September 25, 2008, we suspended our three-year, $15 billion share repurchase program, which was initiated in December 2007. Under this program, on a book basis, we repurchased 99.1 million shares for a total of $3.1 billion during 2008.

On October 7, 2008, GE completed an offering of 547.8 million shares of common stock at a price of $22.25 per share.

GE has 13.2 billion authorized shares of common stock ($0.06 par value).

Common shares issued and outstanding are summarized in the following table.

December 31 (In thousands)	2009	2008	2007

Issued	11,693,833	11,693,829	11,145,252
In treasury	(1,030,758)	(1,156,932)	(1,157,653)
Outstanding	10,663,075	10,536,897	9,987,599

Noncontrolling Interests

Noncontrolling interests in equity of consolidated affiliates includes common shares in consolidated affiliates and preferred stock issued by affiliates of GECC. Preferred shares that we are required to redeem at a specified or determinable date are classified as liabilities. The balance is summarized as follows:

December 31 (In millions)	2009	2008

Noncontrolling interests in consolidated affiliates
NBC Universal	$4,937	$5,091
Others(a)	2,631	3,579
Preferred stock(b)
GECC affiliates	277	277
Total	$7,845	$8,947

(a)	Included noncontrolling interests in partnerships and common shares of consolidated affiliates.

(b)	The preferred stock pays cumulative dividends at an average rate of 6.81%.

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NOTE 16. OTHER STOCK-RELATED INFORMATION

We grant stock options, restricted stock units (RSUs) and performance share units (PSUs) to employees under the 2007 Long-Term Incentive Plan. This plan replaced the 1990 Long-Term Incentive Plan. In addition, we grant options and RSUs in limited circumstances to consultants, advisors and independent contractors (primarily non-employee talent at NBC Universal) under a plan approved by our Board of Directors in 1997 (the consultants’ plan). There are outstanding grants under one shareowner-approved option plan for non-employee directors. Share requirements for all plans may be met from either unissued or treasury shares. Stock options expire 10 years from the date they are granted and vest over service periods that range from one to five years. RSUs give the recipients the right to receive shares of our stock upon the vesting of their related restrictions. Restrictions on RSUs vest in various increments and at various dates, beginning after one year from date of grant through grantee retirement. Although the plan permits us to issue RSUs settleable in cash, we have only issued RSUs settleable in shares of our stock. PSUs give recipients the right to receive shares of our stock upon the achievement of certain performance targets.

All grants of GE options under all plans must be approved by the Management Development and Compensation Committee, which consists entirely of independent directors.

Stock Compensation Plans
	Securities
	to be	Weighted	Securities
	issued	average	available
	upon	exercise	for future
December 31, 2009 (Shares in thousands)	exercise	price	issuance

Approved by shareowners
Options	337,544	$24.40	(a)
RSUs	25,791	(b)	(a)
PSUs	950	(b)	(a)
Not approved by shareowners (Consultants’ Plan)
Options	619	32.49	(c)
RSUs	70	(b)	(c)
Total	364,974	$24.41	312,162

(a)
In 2007, the Board of Directors approved the 2007 Long-Term Incentive Plan (the Plan). The Plan replaced the 1990 Long-Term Incentive Plan. The maximum number of shares that may be granted under the Plan is 500 million shares, of which no more than 250 million may be available for awards granted in any form provided under the Plan other than options or stock appreciation rights. The approximate 105.9 million shares available for grant under the 1990 Plan were retired upon approval of the 2007 Plan. Total shares available for future issuance under the 2007 Plan amounted to 284.0 million shares at December 31, 2009.

(b)	Not applicable.

(c)	Total shares available for future issuance under the consultants’ plan amount to 28.1 million shares.

Outstanding options expire on various dates through December 10, 2019.

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The following table summarizes information about stock options outstanding at December 31, 2009.

Stock Options Outstanding
(Shares in thousands)	Outstanding			Exercisable
			Average		Average
		Average	exercise		exercise
Exercise price range	Shares	life(a)	price	Shares	price

Under $10.00	68,673	9.2	$9.57	127	$9.57
10.01-15.00	87,600	9.5	11.98	89	11.53
15.01-20.00	896	9.5	16.19	76	18.72
20.01-25.00	78	2.3	22.73	78	22.73
25.01-30.00	49,604	5.4	27.62	31,968	27.27
30.01-35.00	50,899	5.1	33.19	43,469	33.05
Over $35.00	80,413	2.4	43.18	71,546	43.74
Total	338,163	6.5	$24.41	147,353	$36.94

At year-end 2008, options with an average exercise price of $37.59 were exercisable on 162 million shares.

(a)	Average contractual life remaining in years.

Stock Option Activity
			Weighted
		Weighted	average	Aggregate
		average	remaining	intrinsic
	Shares	exercise	contractual	value
	(In thousands)	price	term (In years)	(In millions)

Outstanding at January 1, 2009	215,507	$36.30
Granted	159,226	10.93
Exercised	(13)	10.21
Forfeited	(4,669)	21.44
Expired	(31,888)	37.88
Outstanding at December 31, 2009	338,163	$24.41	6.5	$658
Exercisable at December 31, 2009	147,353	$36.94	3.1	$1
Options expected to vest	165,805	$14.93	9.1	$565

We measure the fair value of each stock option grant at the date of grant using a Black-Scholes option pricing model. The weighted average grant-date fair value of options granted during 2009, 2008 and 2007 was $3.81, $5.26 and $9.28, respectively. The following assumptions were used in arriving at the fair value of options granted during 2009, 2008 and 2007, respectively: risk-free interest rates of 3.2%, 3.4% and 4.2%; dividend yields of 3.9%, 4.4% and 2.9%; expected volatility of 49%, 27% and 25%; and expected lives of six years and ten months, six years and nine months, and six years and ten months. Risk-free interest rates reflect the yield on zero-coupon U.S. Treasury securities. Expected dividend yields presume a set dividend rate. For stock options granted in 2009 and the fourth quarter of 2008, we used a historical five-year average for the dividend yield. Expected volatilities are based on implied volatilities from traded options and historical volatility of our stock. The expected option lives are based on our historical experience of employee exercise behavior.

The total intrinsic value of options exercised during 2009, 2008 and 2007 amounted to an insignificant amount, $45 million and $375 million, respectively. As of December 31, 2009, there was $597 million of total unrecognized compensation cost related to nonvested options. That cost is expected to be recognized over a weighted average period of two years, of which approximately $191 million, pre tax, is expected to be recognized in 2010.

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Stock option expense recognized in net earnings amounted to $120 million in 2009 and $69 million in both 2008 and 2007. Cash received from option exercises during 2009, 2008 and 2007 was an insignificant amount, $353 million and $747 million, respectively. The tax benefit realized from stock options exercised during 2009, 2008 and 2007 was an insignificant amount, $15 million and $131 million, respectively.

Other Stock-based Compensation
			Weighted
		Weighted	average	Aggregate
		average	remaining	intrinsic
	Shares	grant date	contractual	value
	(In thousands)	fair value	term (In years)	(In millions)

RSUs outstanding at January 1, 2009	36,483	$32.57
Granted	674	13.63
Vested	(10,064)	32.76
Forfeited	(1,232)	32.91
RSUs outstanding at December 31, 2009	25,861	$31.98	2.7	$391
RSUs expected to vest	23,599	$32.04	2.6	$357

The fair value of each restricted stock unit is the market price of our stock on the date of grant. The weighted average grant date fair value of RSUs granted during 2009, 2008 and 2007 was $13.63, $28.74 and $38.84, respectively. The total intrinsic value of RSUs vested during 2009, 2008 and 2007 amounted to $139 million, $274 million and $181 million, respectively. As of December 31, 2009, there was $482 million of total unrecognized compensation cost related to nonvested RSUs. That cost is expected to be recognized over a weighted average period of two years, of which approximately $174 million, pre tax, is expected to be recognized in 2010. As of December 31, 2009, 1 million PSUs with a weighted average remaining contractual term of two years, an aggregate intrinsic value of $14 million and $7 million of unrecognized compensation cost were outstanding.

Other share-based compensation expense recognized in net earnings amounted to $127 million, $155 million and $173 million in 2009, 2008 and 2007, respectively.

The total income tax benefit recognized in earnings for all share-based compensation arrangements amounted to $118 million, $106 million and $118 million in 2009, 2008 and 2007, respectively.

When stock options are exercised and restricted stock vests, the difference between the assumed tax benefit and the actual tax benefit must be recognized in our financial statements. In circumstances in which the actual tax benefit is lower than the estimated tax benefit, that difference is recorded in equity, to the extent there are sufficient accumulated excess tax benefits. At December 31, 2009, our accumulated excess tax benefits are sufficient to absorb any future differences between actual and estimated tax benefits for all of our outstanding option and restricted stock grants.

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NOTE 17. OTHER INCOME

(In millions)	2009	2008	2007

GE
Associated companies(a)	$667	$332	$671
Purchases and sales of business interests(b)	363	891	1,541
Licensing and royalty income	217	291	255
Interest income from GECS	173	371	329
Marketable securities and bank deposits	54	196	282
Other items	(295)	(116)	293
	1,179	1,965	3,371
Eliminations	(173)	(379)	(352)
Total	$1,006	$1,586	$3,019

(a)	Included a gain of $552 million related to dilution of our interest in A&E Television Network from 25% to 15.8% in 2009.

(b)
In 2009, included a gain of $254 million related to our increased ownership in ATI-Singapore from 49% to 100%. See Note 8. In 2007, included gain on sale of a business interest to Hitachi of $900 million.

NOTE 18. GECS REVENUES FROM SERVICES

(In millions)	2009	2008	2007

Interest on loans	$20,080	$27,109	$23,599
Equipment leased to others	12,231	15,568	15,260
Fees	4,634	6,126	6,533
Investment income(a)	3,391	2,191	4,724
Financing leases	3,322	4,374	4,699
Premiums earned by insurance activities	2,065	2,255	2,232
Net securitization gains	1,589	1,133	1,804
Real estate investments	1,543	3,505	4,669
Associated companies	1,059	2,217	2,172
Other items(b)(c)	3,279	5,036	5,526
Total	$53,193	$69,514	$71,218

(a)
Included gain on sale of Swiss Re common stock of $566 million in 2007 and net other-than-temporary impairments on investment securities of $583 million, $1,420 million and $127 million in 2009, 2008 and 2007, respectively. Of the $583 million, $33 million related to impairments recognized in the first quarter of 2009 that were reclassified to retained earnings as a result of the amendments to ASC 320. See Note 3.

(b)
Included a gain on the sale of a partial interest in a limited partnership in PTL and a related gain on the remeasurement of the retained investment to fair value totaling $296 million in the first quarter of 2009. See Note 23.

(c)
Included a gain of $343 million on the remeasurement to fair value of our equity method investment in BAC, following our acquisition of a controlling interest in the second quarter of 2009. See Note 8.

NOTE 19. SUPPLEMENTAL COST INFORMATION

We funded research and development expenditures of $3,324 million in 2009, $3,113 million in 2008 and $3,048 million in 2007. Research and development costs are classified in cost of goods sold in the Statement of Earnings. In addition, research and development funding from customers, principally the U.S. government, totaled $1,050 million, $1,287 million and $1,067 million in 2009, 2008 and 2007, respectively.

Rental expense under operating leases is shown below.

(In millions)	2009	2008	2007

GE	$1,012	$912	$929
GECS	817	992	955

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At December 31, 2009, minimum rental commitments under noncancellable operating leases aggregated $2,674 million and $2,888 million for GE and GECS, respectively. Amounts payable over the next five years follow.

(In millions)	2010	2011	2012	2013	2014

GE	$592	$495	$416	$334	$278
GECS	609	498	436	288	211

GE’s selling, general and administrative expenses totaled $14,842 million in 2009, $14,401 million in 2008 and $14,148 million in 2007.

Our Technology Infrastructure and Energy Infrastructure segments enter into collaborative arrangements with manufacturers and suppliers of components used to build and maintain certain engines, aeroderivatives, and turbines, under which GE and these participants share in risks and rewards of these product programs. Under these arrangements, participation fees earned and recorded as other income totaled $1 million, $394 million and $481 million for the years 2009, 2008 and 2007, respectively. Payments to participants are recorded as costs of services sold ($504 million, $423 million and $320 million for the years 2009, 2008 and 2007, respectively) or as cost of goods sold ($1,731 million, $1,882 million and $1,573 million for the years 2009, 2008 and 2007, respectively).

NOTE 20. EARNINGS PER SHARE INFORMATION

	2009		2008		2007
(In millions; per-share amounts in dollars)	Diluted	Basic	Diluted	Basic	Diluted	Basic

Amounts attributable to the Company:
Consolidated
Earnings from continuing operations for per-share
calculation(a)	$11,188	$11,187	$18,091	$18,089	$22,457	$22,457
Preferred stock dividends declared	(300)	(300)	(75)	(75)	–	–
Earnings from continuing operations attributable to
common shareowners for per-share calculation	$10,888	$10,887	$18,016	$18,014	$22,457	$22,457
Loss from discontinued operations for
per-share calculation	(193)	(193)	(679)	(679)	(249)	(249)
Net earnings attributable to common shareowners
for per-share calculation	10,695	10,694	17,336	17,335	22,208	22,208

Average equivalent shares
Shares of GE common stock outstanding	10,614	10,614	10,080	10,080	10,182	10,182
Employee compensation-related shares, including
stock options	1	–	18	–	36	–
Total average equivalent shares	10,615	10,614	10,098	10,080	10,218	10,182
Per-share amounts
Earnings from continuing operations	$1.03	$1.03	$1.78	$1.79	$2.20	$2.21
Loss from discontinued operations	(0.02)	(0.02)	(0.07)	(0.07)	(0.02)	(0.02)
Net earnings	1.01	1.01	1.72	1.72	2.17	2.18

Effective January 1, 2009, our unvested restricted stock unit awards that contain non-forfeitable rights to dividends or dividend equivalents are considered participating securities and, therefore, are included in the computation of earnings per share pursuant to the two-class method. Application of this treatment had an insignificant effect.

(a)	Included an insignificant amount of dividend equivalents in each of the three years presented and an insignificant amount related to accretion of redeemable securities in 2009.

For the years ended December 31, 2009, 2008 and 2007, there were approximately 328 million, 204 million and 77 million, respectively, of outstanding stock awards that were not included in the computation of diluted earnings per share because their effect was antidilutive.

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Earnings-per-share amounts are computed independently for earnings from continuing operations, loss from discontinued operations and net earnings. As a result, the sum of per-share amounts from continuing operations and discontinued operations may not equal the total per-share amounts for net earnings.

NOTE 21. FAIR VALUE MEASUREMENTS

We adopted ASC 820 in two steps; effective January 1, 2008, we adopted it for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis and effective January 1, 2009, for all non-financial instruments accounted for at fair value on a non-recurring basis. This guidance establishes a new framework for measuring fair value and expands related disclosures. Broadly, the framework requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. It also establishes a three-level valuation hierarchy based upon observable and non-observable inputs.

The following tables present our assets and liabilities measured at fair value on a recurring basis. Included in the tables are investment securities of $25,729 million and $21,967 million at December 31, 2009 and 2008, respectively, primarily supporting obligations to annuitants and policyholders in our run-off insurance operations, and $6,629 million and $8,190 million at December 31, 2009 and 2008, respectively, supporting obligations to holders of guaranteed investment contracts. Such securities are mainly investment grade.

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					Netting
(In millions)	Level 1	Level 2	Level 3	(a)	adjustment	(b)	Net balance

December 31, 2009
Assets
Investment securities
Debt
U.S. corporate	$723	$19,669	$3,258		$–		$23,650
State and municipal	–	1,621	173		–		1,794
Residential mortgage-backed	–	3,195	123		–		3,318
Commercial mortgage-backed	–	2,647	55		–		2,702
Asset-backed	–	860	1,877		–		2,737
Corporate – non-U.S.	159	692	989		–		1,840
Government – non-U.S.	1,277	1,483	176		–		2,936
U.S. government and federal
agency	85	2,307	282		–		2,674
Retained interests	–	–	8,831		–		8,831
Equity
Available-for-sale	536	184	19		–		739
Trading	720	–	–		–		720
Derivatives(c)	–	11,056	804		(3,851)		8,009
Other(d)	–	–	1,006		–		1,006
Total	$3,500	$43,714	$17,593		$(3,851)		$60,956

Liabilities
Derivatives	$–	$7,295	$222		$(3,860)		$3,657
Other(e)	–	798	–		–		798
Total	$–	$8,093	$222		$(3,860)		$4,455

December 31, 2008
Assets
Investment securities
Debt
U.S. corporate	$–	$17,191	$3,209		$–		$20,400
State and municipal	–	1,234	247		–		1,481
Residential mortgage-backed	30	4,141	173		–		4,344
Commercial mortgage-backed	–	2,070	66		–		2,136
Asset-backed	–	880	1,605		–		2,485
Corporate – non-U.S.	69	562	658		–		1,289
Government – non-U.S.	496	422	424		–		1,342
U.S. government and federal
agency	5	515	184		–		704
Retained interests	–	–	6,356		–		6,356
Equity
Available-for-sale	475	12	34		–		521
Trading	83	305	–		–		388
Derivatives(c)	–	18,911	1,142		(7,411)		12,642
Other(d)	1	288	1,105		–		1,394
Total	$1,159	$46,531	$15,203		$(7,411)		$55,482

Liabilities
Derivatives	$2	$12,643	$166		$(7,575)		$5,236
Other(e)	–	1,031	–		–		1,031
Total	$2	$13,674	$166		$(7,575)		$6,267

(a)
Level 3 investment securities valued using non-binding broker quotes totaled $1,055 million and $2,074 million at December 31, 2009 and 2008, respectively, and were classified as available-for-sale securities.

(b)
The netting of derivative receivables and payables is permitted when a legally enforceable master netting agreement exists. Included fair value adjustments related to our own and counterparty credit risk.

(c)	The fair value of derivatives included an adjustment for non-performance risk. At December 31, 2009 and 2008, the cumulative adjustment was a gain of $9 million and $177 million, respectively.

(d)	Included private equity investments and loans designated under the fair value option.

(e)	Primarily represented the liability associated with certain of our deferred incentive compensation plans.

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The following tables present the changes in Level 3 instruments measured on a recurring basis for the years ended December 31, 2009 and 2008, respectively. The majority of our Level 3 balances consist of investment securities classified as available-for-sale with changes in fair value recorded in shareowners’ equity.

Changes in Level 3 Instruments for the Year Ended December 31, 2009
				Net realized/					Net change
				unrealized					in unrealized
				gains (losses)					gains (losses)
		Net realized/		included in					relating to
		unrealized		accumulated	Purchases,	Transfers			instruments
		gains(losses)		other	issuances	in and/or			still held at
	January 1,	included in		comprehensive	and	out of		December 31,	December 31,
(In millions)	2009	earnings	(a)	income	settlements	Level 3	(b)	2009	2009	(c)

Investment securities
Debt
U.S. corporate	$3,220	$(108)		$388	$(248)	$6		$3,258	$4
State and municipal	247	–		(100)	(10)	36		173	–
Residential
mortgage-backed	173	(1)		(6)	(20)	(23)		123	–
Commercial
mortgage-backed	66	–		(5)	(7)	1		55	–
Asset-backed	1,605	3		246	97	(74)		1,877	–
Corporate – non-U.S.	659	(1)		82	77	172		989	–
Government
– non-U.S.	424	–		9	4	(261)		176	–
U.S. government and
federal agency	183	–		102	(3)	–		282	–
Retained interests	6,356	1,273	(d)	382	820	–		8,831	252
Equity
Available-for-sale	23	(1)		3	(1)	(5)		19	–
Trading	–	–		–	–	–		–	–
Derivatives(e)	1,003	80		(29)	(294)	(159)		601	90
Other	1,105	(172)		31	35	7		1,006	(134)
Total	$15,064	$1,073		$1,103	$450	$(300)		$17,390	$212

(a)	Earnings effects are primarily included in the “GECS revenues from services” and “Interest and other financial charges” captions in the Statement of Earnings.

(b)
Transfers in and out of Level 3 are considered to occur at the beginning of the period. Transfers out of Level 3 were a result of increased use of quotes from independent pricing vendors based on recent trading activity.

(c)	Represented the amount of unrealized gains or losses for the period included in earnings.

(d)	Primarily comprised of interest accretion.

(e)	Represented derivative assets net of derivative liabilities and included cash accruals of $19 million not reflected in the fair value hierarchy table.

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Changes in Level 3 Instruments for the Year Ended December 31, 2008
				Net realized/					Net change
				unrealized					in unrealized
				gains (losses)					gains (losses)
		Net realized/		included in					relating to
		unrealized		accumulated	Purchases,	Transfers			instruments
		gains(losses)		other	issuances	in and/or			still held at
	January 1,	included in		comprehensive	and	out of		December 31,	December 31,
(In millions)	2008	earnings	(a)	income	settlements	Level 3	(b)	2008	2008	(c)

Investment securities	$12,447	$430		$(1,586)	$671	$994		$12,956	$7
Derivatives(d)(e)	265	866		141	(256)	(13)		1,003	636
Other	1,330	(157)		(29)	(90)	51		1,105	(165)
Total	$14,042	$1,139		$(1,474)	$325	$1,032		$15,064	$478

(a)	Earnings effects are primarily included in the “GECS revenues from services” and “Interest and other financial charges” captions in the Statement of Earnings.

(b)
Transfers in and out of Level 3 are considered to occur at the beginning of the period. Transfers into Level 3 were a result of increased use of non-binding broker quotes that could not be validated with other market observable data, resulting from continued deterioration in the credit markets.

(c)	Represented the amount of unrealized gains or losses for the period included in earnings.

(d)
Earnings from derivatives were partially offset by $760 million in losses from related derivatives included in Level 2 and $4 million in losses from underlying debt obligations in qualifying fair value hedges.

(e)	Represented derivative assets net of derivative liabilities and included cash accruals of $27 million not reflected in the fair value hierarchy table.

Non-Recurring Fair Value Measurements

Non-recurring fair value amounts (as measured at the time of the adjustment) for assets still held at December 31, 2009 and 2008, totaled $516 million and $48 million, identified as Level 2, and $17,434 million and $3,145 million, identified as Level 3, respectively. The increase in Level 3 amounts related primarily to our retained investment in PTL ($5,751 million), financing receivables and loans held for sale ($5,420 million), long-lived assets ($5,105 million), primarily real estate held for investment, equipment leased to others and equipment held for sale, and cost and equity method investments ($1,006 million).

The following table represents the fair value adjustments to assets measured at fair value on a non-recurring basis and still held at December 31, 2009 and 2008.

	Year ended December 31
(In millions)	2009	2008

Financing receivables and loans held for sale	$(1,695)	$(587)
Cost and equity method investments(a)	(921)	(495)
Long-lived assets(b)	(1,079)	(276)
Retained investments in formerly consolidated subsidiaries(b)	237	–
Other(b)	(29)	(222)
Total	$(3,487)	$(1,580)

(a)	Includes fair value adjustments associated with private equity and real estate funds of $(238) million and $(45) million during 2009 and 2008, respectively.

(b)	ASC 820 was adopted for non-financial assets valued on a non-recurring basis as of January 1, 2009.

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NOTE 22. FINANCIAL INSTRUMENTS

The following table provides information about the assets and liabilities not carried at fair value in our Statement of Financial Position. Consistent with ASC 825, Financial Instruments, the table excludes finance leases and non-financial assets and liabilities. Apart from certain of our borrowings and certain marketable securities, few of the instruments discussed below are actively traded and their fair values must often be determined using financial models. Realization of the fair value of these instruments depends upon market forces beyond our control, including marketplace liquidity.

	2009			2008
		Assets (liabilities)			Assets (liabilities)
		Carrying			Carrying
	Notional	amount	Estimated	Notional	amount	Estimated
December 31 (In millions)	amount	(net)	fair value	amount	(net)	fair value

GE
Assets
Investments and notes
receivable	$ (a)	$412	$412	$ (a)	$554	$511
Liabilities
Borrowings(b)	(a)	(12,185)	(12,757)	(a)	(12,202)	(12,267)
GECS
Assets
Loans	(a)	283,135	269,283	(a)	305,376	292,797
Other commercial mortgages	(a)	1,151	1,198	(a)	1,501	1,427
Loans held for sale	(a)	1,303	1,343	(a)	3,640	3,670
Other financial instruments (c)	(a)	2,096	2,385	(a)	2,637	2,810
Liabilities
Borrowings and bank
deposits(b)(d)	(a)	(500,334)	(506,148)	(a)	(514,601)	(495,541)
Investment contract benefits	(a)	(3,940)	(4,397)	(a)	(4,212)	(4,536)
Guaranteed investment
contracts	(a)	(8,310)	(8,394)	(a)	(10,828)	(10,677)
Insurance – credit life(e)	1,595	(80)	(53)	1,165	(44)	(31)

(a)	These financial instruments do not have notional amounts.

(b)	See Note 10.

(c)	Principally cost method investments.

(d)
Fair values exclude interest rate and currency derivatives designated as hedges of borrowings. Had they been included, the fair value of borrowings at December 31, 2009 and 2008 would have been reduced by $2,856 million and $3,776 million, respectively.

(e)	Net of reinsurance of $2,800 million and $3,103 million at December 31, 2009 and 2008, respectively.

A description of how we estimate fair values follows.

Loans

Based on quoted market prices, recent transactions and/or discounted future cash flows, using rates we would charge to similar borrowers with similar maturities.

Borrowings and bank deposits

Valuation methodologies using current market interest rate data which are comparable to market quotes adjusted for our non-performance risk.

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Investment contract benefits

Based on expected future cash flows, discounted at currently offered rates for immediate annuity contracts or the income approach for single premium deferred annuities.

Guaranteed investment contracts

Based on valuation methodologies using current market interest rate data, adjusted for our non-performance risk.

All other instruments

Based on observable market transactions, valuation methodologies using current market interest rate data adjusted for inherent credit risk and/or quoted market prices.

Assets and liabilities that are reflected in the accompanying financial statements at fair value are not included in the above disclosures; such items include cash and equivalents, investment securities and derivative financial instruments.

Additional information about certain categories in the table above follows.

Insurance – credit life

Certain insurance affiliates, primarily in Consumer, issue credit life insurance designed to pay the balance due on a loan if the borrower dies before the loan is repaid. As part of our overall risk management process, we cede to third parties a portion of this associated risk, but are not relieved of our primary obligation to policyholders.

Loan Commitments
	Notional amount
December 31 (in millions)	2009	2008

Ordinary course of business lending commitments (a)(b)	$6,676	$8,507
Unused revolving credit lines(c)
Commercial	31,803	26,300
Consumer – principally credit cards	231,880	252,867

(a)	Excluded investment commitments of $2,659 million and $3,501 million as of December 31, 2009 and 2008, respectively.

(b)
Included a $972 million and $1,067 million commitment as of December 31, 2009 and 2008, respectively, associated with a secured financing arrangement that can increase to a maximum of $4,998 million and $4,943 million based on the asset volume under the arrangement as of December 31, 2009 and 2008, respectively.

(c)	Excluded inventory financing arrangements, which may be withdrawn at our option, of $13,889 million and $14,503 million as of December 31, 2009 and 2008, respectively.

Derivatives and hedging

As a matter of policy, we use derivatives for risk management purposes, and we do not use derivatives for speculative purposes. A key risk management objective for our financial services businesses is to mitigate interest rate and currency risk by seeking to ensure that the characteristics of the debt match the assets they are funding. If the form (fixed versus floating) and currency denomination of the debt we issue do not match the related assets, we typically execute derivatives to adjust the nature and tenor of funding to meet this objective. The determination of whether we enter into a derivative transaction or issue debt directly to achieve this objective depends on a number of factors, including customer needs for specific types of financing, and market related factors that affect the type of debt we can issue.

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Of the outstanding notional amount of $353,000 million, approximately 87% or $307,000 million, is associated with reducing or eliminating the interest rate, currency or market risk between financial assets and liabilities in our financial services businesses. The remaining derivative activities primarily relate to hedging against adverse changes in currency exchange rates and commodity prices related to anticipated sales and purchases, providing certain derivatives and/or support arrangements to our customers, and contracts containing certain clauses which meet the accounting definition of a derivative. The instruments used in these activities are designated as hedges when practicable. When we are not able to apply hedge accounting, or when the derivative and the hedged item are both recorded in earnings currently, the derivatives are deemed economic hedges and hedge accounting is not applied. This most frequently occurs when we hedge a recognized foreign currency transaction (e.g., a receivable or payable) with a derivative. Since the effects of changes in exchange rates are reflected currently in earnings for both the derivative and the transaction, the economic hedge does not require hedge accounting.

The following table provides information about the fair value of our derivatives, by contract type, separating those accounted for as hedges and those that are not.

	2009
December 31 (In millions)	Assets	Liabilities

Derivatives accounted for as hedges
Interest rate contracts	$4,477	$3,469
Currency exchange contracts	4,273	2,361
Other contracts	16	4
	8,766	5,834

Derivatives not accounted for as hedges
Interest rate contracts	977	889
Currency exchange contracts	1,639	658
Other contracts	478	136
	3,094	1,683

Netting adjustments(a)	(3,851)	(3,860)

Total	$8,009	$3,657

Derivatives are classified in the captions “All other assets” and “All other liabilities” in our financial statements.

(a)
The netting of derivative receivables and payables is permitted when a legally enforceable master netting agreement exists. Amounts included fair value adjustments related to our own and counterparty non-performance risk. At December 31, 2009 and 2008, the cumulative adjustment for non-performance risk was a gain of $9 million and $177 million, respectively.

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Fair value hedges

We use interest rate and currency exchange derivatives to hedge the fair value effects of interest rate and currency exchange rate changes on local and non-functional currency denominated fixed-rate borrowings. For relationships designated as fair value hedges, changes in fair value of the derivatives are recorded in earnings along with offsetting adjustments to the carrying amount of the hedged debt. Through December 31, 2009, such adjustments increased the carrying amount of debt outstanding by $3,675 million. The following table provides information about the earnings effects of our fair value hedging relationships for the year ended December 31, 2009.

		Year ended
		December 31, 2009
(In millions)		Gain (loss)	Gain (loss)
		on hedging	on hedged
	Financial statement caption	derivatives	items

Interest rate contracts	Interest and other financial charges	$(5,194)	$4,998
Currency exchange contracts	Interest and other financial charges	(1,106)	1,093

Fair value hedges resulted in $(209) million of ineffectiveness of which $(225) million reflects amounts excluded from the assessment of effectiveness for the year ended December 31, 2009.

Cash flow hedges and net investment hedges in foreign operations

We use interest rate, currency exchange and commodity derivatives to reduce the variability of expected future cash flows associated with variable rate borrowings and commercial purchase and sale transactions, including commodities. For derivatives that are designated in a cash flow hedging relationship, the effective portion of the change in fair value of the derivative is reported as a component of AOCI and reclassified into earnings contemporaneously with the earnings effects of the hedged transaction. Earnings effects of the derivative and the hedged item are reported in the same caption in the Statement of Earnings. Hedge ineffectiveness and components of changes in fair value of the derivative that are excluded from the assessment of effectiveness are recognized in earnings each reporting period.

We use currency exchange derivatives to protect our net investments in global operations conducted in non-U.S. dollar currencies. For derivatives that are designated as hedges of net investment in a foreign operation, we assess effectiveness based on changes in spot currency exchange rates. Changes in spot rates on the derivative are recorded as a component of AOCI until such time as the foreign entity is substantially liquidated or sold. The change in fair value of the forward points, which reflects the interest rate differential between the two countries on the derivative, are excluded from the effectiveness assessment and are recorded currently in earnings.

The following table provides information about the amounts recorded in the other comprehensive income component within shareowners’ equity at December 31, 2009, as well as the amounts recorded in each caption in the Statement of Earnings when derivative amounts are reclassified out of other comprehensive income related to our cash flow hedges and net investment hedges.

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			Gain (loss)
			reclassified
(In millions)	Gain (loss)		from AOCI
	recognized		into
Year ended December 31, 2009	in OCI	Financial statement caption	earnings

Cash flow hedges
Interest rate contracts	$(854)	Interest and other financial charges	$(2,055)
		GECS revenues from services	8

Currency exchange contracts	2,579	Interest and other financial charges	1,183
		Other costs and expenses	(167)
		GECS revenues from services	(119)
		Sales of goods and services	76
		Other income	(1)

Commodity contracts	(5)	Other costs and expenses	(5)

Total	$1,720		$(1,080)

	Gain (loss)		Gain (loss)
	recognized		reclassified
	in CTA		from CTA
Net investment hedges
Currency exchange contracts	$(6,240)	GECS revenues from services	$(84)

Of the total pre-tax amount recorded in AOCI, $2,587 million related to cash flow hedges of forecasted transactions of which we expect to transfer $1,402 million to earnings as an expense in the next 12 months contemporaneously with the earnings effects of the related forecasted transactions. In 2009, we recognized insignificant gains and losses related to hedged forecasted transactions and firm commitments that did not occur by the end of the originally specified period. At December 31, 2009, the maximum term of derivative instruments that hedge forecasted transactions was 26 years and related to hedges of anticipated interest payments associated with external debt.

For cash flow hedges, the amount of ineffectiveness in the hedging relationship and amount of the changes in fair value of the derivative that are not included in the measurement of ineffectiveness are both reflected in earnings each reporting period. These amounts totaled $49 million, of which $(18) million represents amounts excluded from the assessment of effectiveness for the year ended December 31, 2009, and primarily appear in "GECS revenues from services." Ineffectiveness from net investment hedges was $(899) million for the year ended December 31, 2009, which primarily related to changes in value of the forward points. These amounts appear in the “Interest and other financial charges” caption in the Statement of Earnings.

Free-standing derivatives

Changes in the fair value of derivatives that are not designated as hedges are recorded in earnings each period. As discussed above, these derivatives are typically entered into as economic hedges of changes in interest rates, currency exchange rates, commodity prices and other risks. Gains or losses related to the derivative are recorded in predefined captions in the Statement of Earnings, typically “GECS revenues from services” or “Other income,” based on our accounting policy. In general, the earnings effects of the item that represent the economic risk exposure are recorded in the same caption as the derivative. Gains for 2009 on derivatives not designated as hedges were $1,018 million and related to interest rate contracts of $208 million, currency exchange contracts of $499 million, and commodity derivatives and other of $311 million. The vast majority of the $1,018 million was offset by the earnings effects from the underlying items that were economically hedged.

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Counterparty credit risk

Fair values of our derivatives can change significantly from period to period based on, among other factors, market movements and changes in our positions.  Accordingly, we actively monitor these exposures and take appropriate actions in response.  We manage counterparty credit risk (the risk that counterparties will default and not make payments to us according to the terms of our standard master agreements) on an individual counterparty basis. Where we have agreed to netting of derivative exposures with a counterparty, we offset our exposures with that counterparty and apply the value of collateral posted to us to determine the exposure. When net exposure to a counterparty, based on the current market values of agreements and collateral, exceeds credit exposure limits (see following table), we typically take action to reduce such exposures. These actions may include prohibiting additional transactions with the counterparty, requiring additional collateral from the counterparty (as described below) and terminating or restructuring transactions.

As discussed above, we have provisions in certain of our master agreements that require counterparties to post collateral (typically, cash or U.S. Treasuries) when our receivable due from the counterparty, measured at current market value, exceeds a specified limit. At December 31, 2009, our exposure to counterparties, net of collateral we hold, was $1,196 million.  The fair value of such collateral was $8,454 million, of which $2,387 million was cash and $6,067 million was in the form of securities held by a custodian for our benefit. Under certain of these same agreements, we post collateral to our counterparties for our derivative obligations, the fair value of which was $1,855 million at December 31, 2009.

Following is GECS policy relating to initial credit rating requirements and to exposure limits to counterparties.

Counterparty Credit Criteria
Credit rating
	Moody's		S&P

Foreign exchange forwards (less than one year)	P-1		A-1
All derivatives between one and five years	Aa3	(a)	AA-	(a)
All derivatives greater than five years	Aaa	(a)	AAA	(a)

(a)	Counterparties that have an obligation to provide collateral to cover credit exposure in accordance with a credit support agreement typically have a minimum A3/A- rating.

Exposure Limits
(In millions)
Minimum rating		Exposure(a)
		With collateral	Without collateral
Moody's	S&P	arrangements	arrangements

Aaa	AAA	$100	$75
Aa3	AA-	50	50
A3	A-	5	–

(a)
For derivatives with exposures less than one year, counterparties are permitted to have unsecured exposure up to $150 million with a minimum rating of A-1/P-1. Exposure to a counterparty is determined net of collateral.

Additionally, our standard master agreements typically contain mutual downgrade provisions that provide the ability of each party to require termination if the long-term credit rating of the counterparty were to fall below A-/A3. In certain of these master agreements, each party also has the ability to require termination if the short-term rating of the counterparty were to fall below A-1/P-1. The net amount relating to our derivative liability of $3,657 million subject to these provisions, after consideration of collateral posted by us, was $1,281 million at December 31, 2009.

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Support of customer derivatives

We do not sell protection under credit default swaps; however, as part of our risk management services, we provide certain support agreements to third-party financial institutions providing plain vanilla interest rate derivatives to our customers in connection with variable rate loans we have extended to them. The underwriting risk to our customers inherent in these arrangements, together with the related loans, is essentially similar to that of a fixed rate loan. Under these arrangements, the customer's obligation to us is secured, usually by the asset being purchased or financed, or by other assets of the customer. In addition, these arrangements are underwritten to provide for collateral value that exceeds the combination of the loan amount and the initial expected future exposure of the derivative. These support arrangements mature on the same date as the related financing arrangements or transactions and are across a broad spectrum of diversified industries and companies. The fair value of such support agreements was $24 million at December 31, 2009. Because we are supporting the performance of the customer under these arrangements, our exposure to loss at any point in time is limited to the fair value of the customer’s derivative contracts that are in a liability position. The aggregate fair value of customer derivative contracts in a liability position at December 31, 2009, was $260 million before consideration of any offsetting effect of collateral. At December 31, 2009, collateral value was sufficient to cover the loan amount and the fair value of the customer’s derivative, in the event we had been called upon to perform under the derivative. If we assumed that, on January 1, 2010, interest rates moved unfavorably by 100 basis points across the yield curve (a “parallel shift” in that curve), the effect on the fair value of such contracts, without considering any potential offset of the underlying collateral, would have been an increase of $120 million. Given our underwriting criteria, we believe that the likelihood that we will be required to perform under these arrangements is remote.

NOTE 23. OFF-BALANCE SHEET ARRANGEMENTS

We securitize financial assets and arrange other forms of asset-backed financing in the ordinary course of business to improve shareowner returns. The securitization transactions we engage in are similar to those used by many financial institutions. Beyond improving returns, these securitization transactions serve as alternative funding sources for a variety of diversified lending and securities transactions. Historically, we have used both GE-supported and third-party Variable Interest Entities (VIEs) to execute off-balance sheet securitization transactions funded in the commercial paper and term markets. The largest single category of VIEs that we are involved with are Qualifying Special Purpose Entities (QSPEs), which have specific characteristics that exclude them from the scope of consolidation standards. Investors in these entities only have recourse to the assets owned by the entity and not to our general credit, unless noted below. We do not have implicit support arrangements with any VIE or QSPE. We did not provide non-contractual support for previously transferred financing receivables to any VIE or QSPE in 2009 or 2008.

Variable Interest Entities

When evaluating whether we are the primary beneficiary of a VIE, and must therefore consolidate the entity, we perform a qualitative analysis that considers the design of the VIE, the nature of our involvement and the variable interests held by other parties. If that evaluation is inconclusive as to which party absorbs a majority of the entity’s expected losses or residual returns, a quantitative analysis is performed to determine who is the primary beneficiary.

In 2009, the FASB issued ASU 2009-16 and ASU 2009-17 amendments to ASC 860, Transfers and Servicing, and ASC 810, Consolidation, respectively, which are effective for us on January 1, 2010. ASU 2009-16 will eliminate the QSPE concept, and ASU 2009-17 will require that all such entities be evaluated for consolidation as VIEs, which will result in our consolidating substantially all of our former QSPEs. Upon adoption we will record assets and liabilities of these entities at carrying amounts consistent with what they would have been if they had always been consolidated, which will require the reversal of a portion of previously recognized securitization gains as a cumulative effect adjustment to retained earnings.

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Consolidated Variable Interest Entities

On July 1, 2003 and January 1, 2004, we were required, as a result of amendments to U.S. GAAP, to consolidate certain VIEs with aggregate assets and liabilities of $54.0 billion and $52.6 billion respectively, which are further described below. At December 31, 2009, assets and liabilities of those VIEs, and additional VIEs consolidated as a result of subsequent acquisitions of financial companies, totaled $16,994 million and $15,231 million, respectively (at December 31, 2008, assets and liabilities were $26,865 million and $21,428 million, respectively).

The consolidated VIEs included in our financial statements include the following:

•
Securitization entities that hold financing receivables and other financial assets. Since they were consolidated in 2003, these assets have continued to run off; totaled $2,608 million at December 31, 2009; and are primarily included in Note 6 ($4,000 million in 2008). There has been no significant difference between the performance of these financing receivables and our on-book receivables on a blended basis. The liabilities of these securitization entities, which consist primarily of commercial paper, totaled $2,504 million at December 31, 2009, and are included in Note 10 ($3,868 million in 2008). Contractually the cash flows from these financing receivables must first be used to pay down outstanding commercial paper and interest thereon as well as other expenses of the entity. Excess cash flows are available to GE. The creditors of these entities have no claim on the other assets of GE.

If the short-term credit rating of GECC or these entities were reduced below A–1/P–1, we would be required to provide substitute liquidity for those entities or provide funds to retire the outstanding commercial paper. The maximum net amount that we would be required to provide in the event of such a downgrade is determined by contract, and totaled $2,497 million at December 31, 2009. The borrowings of these entities are reflected in our Statement of Financial Position.

•
Trinity, a group of sponsored special purpose entities, holds investment securities, the majority of which are investment grade, funded by the issuance of guaranteed investment contracts. At December 31, 2009, these entities held $6,629 million of investment securities, included in Note 3, and $716 million of cash and other assets ($8,190 million and $1,001 million, respectively, at December 31, 2008). The associated guaranteed investment contract liabilities, included in Note 11, were $8,310 million and $10,828 million at the end of December 31, 2009 and 2008, respectively.

If the long-term credit rating of GECC were to fall below AA-/Aa3 or its short-term credit rating were to fall below A-1+/P-1, GECC would be required to provide approximately $2,383 million to such entities as of December 31, 2009 pursuant to letters of credit issued by GECC. To the extent that the entities’ liabilities exceed the ultimate value of the proceeds from the sale of their assets and the amount drawn under the letters of credit, GECC could be required to provide such excess amount. As the borrowings of these entities are already reflected in our consolidated Statement of Financial Position, there would be no change in our debt if this were to occur. As of December 31, 2009, the value of these entities’ liabilities was $8,519 million and the fair value of their assets was $7,345 million (which included unrealized losses on investment securities of $1,448 million). With respect to these investment securities, we intend to hold them at least until such time as their individual fair values exceed their amortized cost and we have the ability to hold all such debt securities until maturity.

The remaining assets ($7,040 million) and liabilities ($4,208 million) of consolidated VIEs are primarily the result of transactions by acquired entities; asset-backed financing involving commercial real estate and equipment collateral and on-balance sheet securitizations by GE. We have no recourse arrangements with these entities.

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Unconsolidated Variable Interest Entities

Our involvement with unconsolidated VIEs consists of the following activities: assisting in the formation and financing of an entity, providing recourse and/or liquidity support, servicing the assets and receiving variable fees for services provided. The classification in our financial statements of our variable interests in these entities depends on the nature of the entity. As described below, our retained interests in securitization-related VIEs and QSPEs is reported in financing receivables or investment securities depending on its legal form. Variable interests in partnerships and corporate entities would be classified as either equity method or cost method investments.

In the ordinary course of business, we make investments in entities in which we are not the primary beneficiary, but may hold a variable interest such as limited partner equity interests or mezzanine debt investment. These investments totaled $9,680 million at year-end 2009 and are classified in two captions in our financial statements: “All other assets” for investments accounted for under the equity method, and “GECS financing receivables” for debt financing provided to these entities. At December 31, 2009, “All other assets” totaled $8,911 million ($2,919 million at December 31, 2008) and financing receivables, included in Note 6, totaled $769 million ($1,045 million at December 31, 2008). In addition to our existing investments, we have contractual obligations to fund additional investments in the unconsolidated VIEs of $1,396 million ($1,159 million at December 31, 2008). Together, these represent our maximum exposure to loss if the assets of the unconsolidated VIEs were to have no value.

The largest unconsolidated VIE with which we are involved is PTL, which is a rental truck leasing joint venture. The total consolidated assets and liabilities of PTL at December 31, 2008, were $7,444 million and $1,339 million, respectively.  In the first quarter of 2009, we sold a 1% limited partnership interest in PTL, a previously consolidated VIE, to Penske Truck Leasing Corporation, the general partner of PTL, whose majority shareowner is a member of GE’s Board of Directors. The disposition of the shares, coupled with our resulting minority position on the PTL advisory committee and related changes in our contractual rights, resulted in the deconsolidation of PTL. We recognized a pre-tax gain on the sale of $296 million, including a gain on the remeasurement of our retained investment of $189 million. The measurement of the fair value of our retained investment in PTL was based on a methodology that incorporated both discounted cash flow information and market data. In applying this methodology, we utilized different sources of information, including actual operating results, future business plans, economic projections and market observable pricing multiples of similar businesses. The resulting fair value reflected our position as a noncontrolling shareowner at the conclusion of the transaction. At December 31, 2009, our remaining investment in PTL of $5,751 million comprised a 49.9% partnership interest of $923 million and loans and advances of $4,828 million.

Other than those entities described above, we also hold passive investments in RMBS, CMBS and asset-backed securities issued by entities that may be either VIEs or QSPEs. Such investments were, by design, investment grade at issuance and held by a diverse group of investors. As we have no formal involvement in such entities beyond our investment, we believe that the likelihood is remote that we would be required to consolidate them. Further information about such investments is provided in Note 3.

Securitization Activities

We transfer assets to QSPEs in the ordinary course of business as part of our ongoing securitization activities. In our securitization transactions, we transfer assets to a QSPE and receive a combination of cash and retained interests in the assets transferred. The QSPE sells beneficial interests in the assets transferred to third-party investors, to fund the purchase of the assets.

The financing receivables in our QSPEs have similar risks and characteristics to our on-book financing receivables and were underwritten to the same standard. Accordingly, the performance of these assets has been similar to our on-book financing receivables; however, the blended performance of the pools of receivables in our QSPEs reflects the eligibility screening requirements that we apply to determine which receivables are selected for sale. Therefore, the blended performance can differ from the on-book performance.

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When we securitize financing receivables we retain interests in the transferred receivables in two forms: a seller’s interest in the assets of the QSPE, which we classify as financing receivables, and subordinated interests in the assets of the QSPE, which we classify as investment securities. In certain credit card receivables trusts, we are required to maintain minimum free equity (subordinated interest) of 4% or 7% depending on the credit rating of GECC.

Financing receivables transferred to securitization entities that remained outstanding and our retained interests in those financing receivables at December 31, 2009 and 2008 follows.

			Commercial		Credit card		Other		Total
December 31 (In millions)	Equipment	(a)(b)(c)	real estate	(b)	receivables	(c)	assets	(b)	assets

2009
Asset amount outstanding	$10,414		$7,381		$25,573		$3,528		$46,896
Included within the amount above
are retained interests of:
Financing receivables(d)	496		–		2,471		–		2,967
Investment securities	1,081		263		7,156		292		8,792

2008
Asset amount outstanding	$13,298		$7,970		$26,046		$5,250		$52,564
Included within the amount above
are retained interests of:
Financing receivables(d)	339		–		3,802		–		4,141
Investment securities	747		222		4,806		532		6,307

(a)	Included inventory floorplan receivables.

(b)
In certain transactions entered into prior to December 31, 2004, we provided contractual credit and liquidity support to third parties who purchased debt in the QSPEs. We have not entered into additional arrangements since that date. At December 31, 2009 and 2008, liquidity support totaled $2,088 million and $2,143 million, respectively. Credit support totaled $2,088 million and $2,164 million at December 31, 2009 and 2008, respectively.

(c)
As permitted by the terms of the applicable trust documents, in the second and third quarters of 2009, we transferred $268 million of floorplan financing receivables to the GE Dealer Floorplan Master Note Trust and $328 million of credit card receivables to the GE Capital Credit Card Master Note Trust in exchange for additional subordinated interests. These actions had the effect of maintaining the AAA ratings of certain securities issued by these entities.

(d)	Uncertificated seller’s interests.

Retained Interests in Securitization Transactions

When we transfer financing receivables, we determine the fair value of retained interests received as part of the securitization transaction. Further information about how fair value is determined is presented in Note 1. Retained interests in securitized receivables that are classified as investment securities are reported at fair value in each reporting period. These assets decrease as cash is received on the underlying financing receivables. Retained interests classified as financing receivables are accounted for in a similar manner to our on-book financing receivables.

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Key assumptions used in measuring the fair value of retained interests classified as investment securities and the sensitivity of the current fair value to changes in those assumptions related to all outstanding retained interests at December 31, 2009 and 2008 follow.

		Commercial	Credit card	Other
(Dollars in millions)	Equipment	real estate	receivables	assets

2009
Discount rate(a)	8.9%	17.0%	9.1%	5.4%
Effect of
10% adverse change	$(13)	$(12)	$(58)	$(1)
20% adverse change	(25)	(23)	(115)	(2)

Prepayment rate(a)(b)	23.8%	11.6%	9.9%	54.0%
Effect of
10% adverse change	$(5)	$(3)	$(54)	$-
20% adverse change	(9)	(6)	(101)	(1)

Estimate of credit losses(a)	0.9%	3.3%	15.0%	0.1%
Effect of
10% adverse change	$(7)	$(6)	$(207)	$–
20% adverse change	(14)	(11)	(413)	–

Remaining weighted average
asset lives (in months)	9	51	9	39
Net credit losses for the year	$153	$113	$1,914	$13
Delinquencies	132	212	1,663	61

2008
Discount rate(a)	17.6%	25.8%	15.1%	13.4%
Effect of
10% adverse change	$(15)	$(14)	$(53)	$(1)
20% adverse change	(30)	(26)	(105)	(3)

Prepayment rate(a)(b)	19.5%	11.3%	9.6%	52.0%
Effect of
10% adverse change	$(2)	$(3)	$(60)	$-
20% adverse change	(5)	(7)	(118)	(1)

Estimate of credit losses(a)	0.7%	1.3%	16.2%	-%
Effect of
10% adverse change	$(5)	$(2)	$(223)	$-
20% adverse change	(10)	(4)	(440)	-

Remaining weighted average
asset lives (in months)	14	55	10	4
Net credit losses for the year	$89	$28	$1,512	$5
Delinquencies	123	260	1,833	80

(a)	Based on weighted averages.

(b)	Represented a payment rate on credit card receivables, inventory financing receivables (included within equipment) and trade receivables (included within other assets).

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Activity related to retained interests classified as investment securities in our consolidated financial statements follows.

(In millions)	2009	2008	2007

Cash flows on transfers
Proceeds from new transfers	$10,013	$6,655	$22,767
Proceeds from collections reinvested in revolving
period transfers	61,364	70,144	61,625
Cash flows on retained interests recorded as
investment securities	7,027	5,935	4,265

Effect on GECS revenues from services
Net gain on sale	$1,589	$1,133	$1,805
Change in fair value of retained interests recorded in earnings	291	(113)	(102)
Other-than-temporary impairments	(133)	(330)	(114)

Derivative Activities

In connection with some securitization transactions, the QSPEs use derivatives to manage interest rate risk between the assets they own and liabilities they issue. In such instances, at the inception of the transaction, the QSPE will enter into a derivative that generally requires the payment of a fixed rate of interest to a counterparty in exchange for a floating rate of interest in order to eliminate interest rate, and in certain instances, payment speed volatility. In some cases, a GE entity is the counterparty to a QSPE's derivative; the fair value of such derivatives was a net asset of $454 million and $752 million at December 31, 2009 and 2008, respectively. In such cases, a second derivative is executed with a third party to minimize or eliminate the exposure created by the first derivative.

Servicing Activities

As part of a securitization transaction, we may provide servicing in exchange for a market-based fee that is determined on principal balances. Where the fee does not represent market-based compensation for these services, a servicing asset or liability is recorded, as appropriate. The fair value of the servicing asset or liability is subject to credit, prepayment and interest rate risk. Servicing assets and liabilities are amortized to earnings in proportion to and over the period of servicing activity. The amount of our servicing assets and liabilities was insignificant at December 31, 2009 and 2008. We received servicing fees from QSPEs of $608 million, $641 million and $566 million in 2009, 2008 and 2007, respectively.

When we provide servicing we are contractually permitted to commingle cash collected from customers on financing receivables sold to investors with our own cash prior to payment to a QSPE provided our credit rating does not fall below levels specified in each of our securitization agreements. Based on our current credit rating we do not anticipate any restriction to commingling cash under these arrangements. At December 31, 2009 and 2008, accounts payable included $5,007 million and $4,446 million, respectively, representing obligations to QSPEs for collections received in our capacity as servicer from obligors of the QSPEs.

Included in other GECS receivables at December 31, 2009 and 2008, were $3,526 million and $2,346 million, respectively, relating to amounts owed by QSPEs to GE, principally for the purchase of financial assets.

NOTE 24. COMMITMENTS AND GUARANTEES

Commitments

In our Aviation business of Technology Infrastructure, we had committed to provide financial assistance on $1,151 million of future customer acquisitions of aircraft equipped with our engines, including commitments made to airlines in 2009 for future sales under our GE90 and GEnx engine campaigns. The GECAS business of GE Capital had placed multiple-year orders for various Boeing, Airbus and other aircraft with list prices approximating $12,603 million and secondary orders with airlines for used aircraft of approximately $2,165 million at December 31, 2009.

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At December 31, 2009, NBC Universal had commitments to acquire film and television programming, including U.S. television rights to future Olympic Games and National Football League games, contractual commitments under various creative talent arrangements and various other arrangements of $8,860 million, substantially all of which requires payments through 2015.

Product Warranties

We provide for estimated product warranty expenses when we sell the related products. Because warranty estimates are forecasts that are based on the best available information – mostly historical claims experience – claims costs may differ from amounts provided. An analysis of changes in the liability for product warranties follows.

(In millions)	2009	2008	2007

Balance at January 1	$1,675	$1,541	$1,339
Current-year provisions	780	1,038	827
Expenditures(a)	(794)	(917)	(763)
Other changes	(20)	13	138
Balance at December 31	$1,641	$1,675	$1,541

(a)	Primarily related to Technology Infrastructure and Energy Infrastructure.

Guarantees

At December 31, 2009, we were committed under the following guarantee arrangements beyond those provided on behalf of QSPEs and VIEs. See Note 23.

•
Credit Support. We have provided $7,597 million of credit support on behalf of certain customers or associated companies, predominantly joint ventures and partnerships, using arrangements such as standby letters of credit and performance guarantees. These arrangements enable these customers and associated companies to execute transactions or obtain desired financing arrangements with third parties. Should the customer or associated company fail to perform under the terms of the transaction or financing arrangement, we would be required to perform on their behalf. Under most such arrangements, our guarantee is secured, usually by the asset being purchased or financed, or possibly by certain other assets of the customer or associated company. The length of these credit support arrangements parallels the length of the related financing arrangements or transactions. The liability for such credit support was $43 million for December 31, 2009.

•
Indemnification Agreements. These are agreements that require us to fund up to $353 million under residual value guarantees on a variety of leased equipment. Under most of our residual value guarantees, our commitment is secured by the leased asset at December 31, 2009. The liability for these indemnification agreements was $15 million at December 31, 2009. We had $1,532 million of other indemnification commitments arising primarily from sales of businesses or assets.

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•
Contingent Consideration. These are agreements to provide additional consideration in a business combination to the seller if contractually specified conditions related to the acquired entity are achieved. At December 31, 2009, we had total maximum exposure, excluding GE Money Japan, for future estimated payments of $58 million, of which none was earned and payable.

In connection with the sale of GE Money Japan, we reduced the proceeds on the sale for estimated interest refund claims in excess of the statutory interest rate. Proceeds from the sale may be increased or decreased based on the actual claims experienced in accordance with terms specified in the agreement, and will not be adjusted unless total claims as calculated under the terms of the agreement exceed approximately $3,000 million. During the second quarter of 2009, we accrued $132 million, which represents the amount by which we expect claims to exceed those levels and is based on our historical and recent claims experience and the estimated future requests, taking into consideration the ability and likelihood of customers to make claims and other industry risk factors. Uncertainties around the status of laws and regulations and lack of certain information related to the individual customers make it difficult to develop a meaningful estimate of the aggregate possible claims exposure. We will continue to review our estimated exposure quarterly, and make adjustments when required.

Our guarantees are provided in the ordinary course of business. We underwrite these guarantees considering economic, liquidity and credit risk of the counterparty. We believe that the likelihood is remote that any such arrangements could have a significant adverse effect on our financial position, results of operations or liquidity. We record liabilities for guarantees at estimated fair value, generally the amount of the premium received, or if we do not receive a premium, the amount based on appraisal, observed market values or discounted cash flows. Any associated expected recoveries from third parties are recorded as other receivables, not netted against the liabilities.

At December 31, 2009 and 2008, the likelihood that we will be called upon to perform on these guarantees is remote.

NOTE 25. SUPPLEMENTAL CASH FLOWS INFORMATION

Changes in operating assets and liabilities are net of acquisitions and dispositions of principal businesses.

Amounts reported in the “Payments for principal businesses purchased” line in the Statement of Cash Flows is net of cash acquired and included debt assumed and immediately repaid in acquisitions.

Amounts reported in the “All other operating activities” line in the Statement of Cash Flows consists primarily of adjustments to current and noncurrent accruals and deferrals of costs and expenses, adjustments for gains and losses on assets and adjustments to assets. In 2009, GECS had non-cash transactions related to foreclosed properties and repossessed assets totaling $1,364 million. In 2008, GE received $300 million (12.7 million shares) worth of its shares in connection with the disposition of NBC Universal’s 57% interest in the Sundance Channel. There were no significant non-cash transactions in 2007.

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Certain supplemental information related to GE and GECS cash flows is shown below.

December 31 (In millions)	2009	2008	2007

GE
Net dispositions (purchases) of GE shares for treasury
Open market purchases under share repurchase program	$(85)	$(3,222)	$(13,896)
Other purchases	(129)	(286)	(1,017)
Dispositions	837	2,259	2,594
	$623	$(1,249)	$(12,319)
GECS
All other operating activities
Net change in other assets	$(330)	$(1,461)	$(1,507)
Amortization of intangible assets	922	994	879
Realized losses (gains) on investment securities	473	1,260	(885)
Cash collateral on derivative contracts	(6,858)	7,769	–
Change in other liabilities	(5,078)	(3,255)	3,378
Other	217	3,201	(2,404)
	$(10,654)	$8,508	$(539)
Net decrease (increase) in GECS financing receivables
Increase in loans to customers	$(279,211)	$(411,913)	$(408,611)
Principal collections from customers – loans	285,175	363,455	322,074
Investment in equipment for financing leases	(9,509)	(21,671)	(26,489)
Principal collections from customers – financing leases	17,450	20,159	20,868
Net change in credit card receivables	(28,508)	(34,498)	(38,405)
Sales of financing receivables	58,555	67,093	86,399
	$43,952	$(17,375)	$(44,164)
All other investing activities
Purchases of securities by insurance activities	$(3,106)	$(4,190)	$(13,279)
Dispositions and maturities of securities by
insurance activities	3,962	4,690	15,602
Other assets – investments	(288)	(205)	(10,218)
Change in other receivables	791	3,331	(2,456)
Other	(3,045)	2,353	1,621
	$(1,686)	$5,979	$(8,730)
Newly issued debt having maturities longer than 90 days
Short-term (91 to 365 days)	$5,801	$34,445	$1,226
Long-term (longer than one year)	75,337	81,559	90,428
Proceeds – nonrecourse, leveraged lease	48	113	24
	$81,186	$116,117	$91,678
Repayments and other reductions of debt having maturities
longer than 90 days
Short-term (91 to 365 days)	$(77,444)	$(66,015)	$(43,937)
Long-term (longer than one year)	(5,379)	(462)	(4,530)
Principal payments – nonrecourse, leveraged lease	(680)	(637)	(1,109)
	$(83,503)	$(67,114)	$(49,576)
All other financing activities
Proceeds from sales of investment contracts	$7,840	$11,433	$12,641
Redemption of investment contracts	(10,713)	(13,304)	(13,862)
Other	182	9	17
	$(2,691)	$(1,862)	$(1,204)

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NOTE 26. INTERCOMPANY TRANSACTIONS

Effects of transactions between related companies are eliminated and consist primarily of GECS dividends to GE or capital contributions from GE to GECS; GE customer receivables sold to GECS; GECS services for trade receivables management and material procurement; buildings and equipment (including automobiles) leased between GE and GECS; information technology (IT) and other services sold to GECS by GE; aircraft engines manufactured by GE that are installed on aircraft purchased by GECS from third-party producers for lease to others; and various investments, loans and allocations of GE corporate overhead costs.

These intercompany transactions are reported in the GE and GECS columns of our financial statements, but are eliminated in deriving our consolidated financial statements. Effects of these eliminations on our consolidated cash flows from operating, investing and financing activities include the following. Net decrease (increase) in GE customer receivables sold to GECS of $(39) million, $90 million and $(255) million have been eliminated from consolidated cash from operating and investing activities at December 31, 2009, 2008 and 2007, respectively. Capital contributions from GE to GECS of $9,500 million and $5,500 million have been eliminated from consolidated cash from investing and financing activities at December 31, 2009 and 2008, respectively. There were no such capital contributions at December 31, 2007. GECS dividends to GE of $2,351 million and $7,291 million have been eliminated from consolidated cash from operating and financing activities at December 31, 2008 and 2007, respectively. There were no such dividends at December 31, 2009. Eliminations of intercompany borrowings (includes GE investment in GECS short-term borrowings, such as commercial paper) of $715 million, $(471) million and $2,049 million have been eliminated from financing activities at December 31, 2009, 2008 and 2007, respectively. Other reclassifications and eliminations of $623 million, $(188) million and $(828) million have been eliminated from consolidated cash from operating activities and $(699) million, $(320) million and $1,202 million have been eliminated from consolidated cash from investing activities at December 31, 2009, 2008 and 2007, respectively.

As identified in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, in the GE and GECS columns of our Statement of Cash Flows for the year ended December 31, 2008, we properly reported a $5,500 million capital contribution from GE to GECS as an investing use of cash by GE (included in the caption “All other investing activities”) and a financing source of cash to GECS (included in the caption “All other financing activities”). In our 2008 Form 10-K, this intercompany transaction was not eliminated in deriving our consolidated cash flows. As a result, our consolidated cash used for investing activities and our consolidated cash from financing activities were both overstated by the amount of the capital contribution. This item had no effect on our consolidated cash from operating activities or total consolidated cash flows, nor did it affect our financial position or results of operations. We have corrected this immaterial item in our current report on Form 10-K.

NOTE 27. OPERATING SEGMENTS

Basis for presentation

Our operating businesses are organized based on the nature of markets and customers. Segment accounting policies are the same as described in Note 1. Segment results for our financial services businesses reflect the discrete tax effect of transactions.

Effects of transactions between related companies are eliminated and consist primarily of GECS dividends to GE or capital contributions from GE to GECS; GE customer receivables sold to GECS; GECS services for trade receivables management and material procurement; buildings and equipment (including automobiles) leased between GE and GECS; information technology (IT) and other services sold to GECS by GE; aircraft engines manufactured by GE that are installed on aircraft purchased by GECS from third-party producers for lease to others; and various investments, loans and allocations of GE corporate overhead costs.

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Effective January 1, 2010, we reorganized our segments to better align our Consumer & Industrial and Energy businesses for growth. As a result of this reorganization, we created a new segment called Home & Business Solutions that includes the Appliances and Lighting businesses from our previous Consumer & Industrial segment and the retained portion of the GE Fanuc Intelligent Platforms business of our previous Enterprise Solutions business (formerly within our Technology Infrastructure segment). In addition, the Industrial business of our previous Consumer & Industrial segment and the Sensing & Inspection Technologies and Digital Energy businesses of Enterprise Solutions are now part of the Energy business within the Energy Infrastructure segment. The Security business of Enterprise Solutions is reported in Corporate Items and Eliminations prior to its sale in the first quarter of 2010. Also, effective January 1, 2010, the Capital Finance segment was renamed GE Capital and includes all of the continuing operations of General Electric Capital Corporation. In addition, the Transportation Financial Services business, previously reported in GECAS, is included in CLL and our Consumer business in Italy, previously reported in Consumer, is included in CLL.

Results for 2009 and prior periods have been restated to reflect the January 2010 reorganization described above.

A description of our operating segments as of December 31, 2009, can be found below, and details of segment profit by operating segment can be found in the Summary of Operating Segments table in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Energy Infrastructure

Power plant products and services, including design, installation, operation and maintenance services are sold into global markets. Gas, steam and aeroderivative turbines, generators, combined cycle systems, controls and related services, including total asset optimization solutions, equipment upgrades and long-term maintenance service agreements are sold to power generation and other industrial customers. Renewable energy solutions include wind turbines and solar technology. Water treatment services and equipment include specialty chemical treatment programs, water purification equipment, mobile treatment systems and desalination processes. Energy offers integrated solutions using sensors for temperature, pressure, moisture, gas and flow rate as well as non-destructive testing inspection equipment, including radiographic, ultrasonic, remote visual and eddy current. In addition, it provides protection and control, communications, power sensing and power quality products and services that increase the reliability of electrical power networks and critical equipment and offering wireless data transmission. Electrical equipment and control products include power panels, switchgear and circuit breakers.

The Oil & Gas business sells surface and subsea drilling and production systems including blowout preventors, equipment for floating production platforms, compressors, turbines, turboexpanders and high pressure reactors to national, international and independent oil and gas companies. Services include equipment overhauls and upgrades, pipeline inspection and integrity services, remote monitoring and diagnostic, and contractual service agreements.

Technology Infrastructure

Aviation products and services include jet engines, aerospace systems and equipment, replacement parts and repair and maintenance services for all categories of commercial aircraft; for a wide variety of military aircraft, including fighters, bombers, tankers and helicopters; for marine applications; and for executive and regional aircraft. Products and services are sold worldwide to airframe manufacturers, airlines and government agencies.

Healthcare products include diagnostic imaging systems such as magnetic resonance (MR), computed tomography (CT) and positron emission tomography (PET) scanners, X-ray, nuclear imaging and ultrasound. Healthcare manufactured technologies include patient monitoring, diagnostic cardiology, bone densitometry, anesthesiology, and oxygen therapy, and neonatal and critical care devices. Related services, including equipment monitoring and repair, information technologies and customer productivity services. Products also include diagnostic imaging agents used in medical scanning procedures, products used in the purification of biopharmaceuticals, and tools for protein and cellular analysis for pharmaceutical and academic research. Products and services are sold worldwide to hospitals, medical facilities, pharmaceutical and biotechnology companies, and to the life science research market.

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Transportation products and maintenance services include diesel electric locomotives, transit propulsion equipment, motorized wheels for off-highway vehicles, gearing technology for wind turbines, drill motors, marine and stationary power generation, and railway signaling and office systems.

NBC Universal

Principal businesses are the broadcast of U.S. network television, production and distribution of films and television programs, operation of television stations, operation of cable/satellite television networks around the world, operation of theme parks, and investment and programming activities in digital media and the Internet.

GE Capital

CLL products include loans, leases and other financial services to customers, including manufacturers, distributors and end-users for a variety of equipment and major capital assets. These assets include industrial-related facilities and equipment; vehicles; corporate aircraft; and equipment used in many industries, including the construction, manufacturing, transportation, media, communications, entertainment and healthcare industries.

Consumer offers a range of financial products including private-label credit cards; personal loans; bank cards; auto loans and leases; mortgages; debt consolidation; home equity loans; deposits and other savings products; and small and medium enterprise lending on a global basis.

Real Estate offers a comprehensive range of capital and investment solutions and finances, with both equity and loan structures, the acquisition, refinancing and renovation of office buildings, apartment buildings, retail facilities, hotels, parking facilities and industrial properties.

Energy Financial Services offers financial products to the global energy and water industries including structured equity, debt, leasing, partnership financing, product finance, and broad-based commercial finance.

GECAS provides financial products to airlines, aircraft operators, owners, lenders and investors, including leases, and secured loans on commercial passenger aircraft, freighters and regional jets; engine leasing and financing services; aircraft parts solutions; and airport equity and debt financing.

Home & Business Solutions

Products include major appliances and related services for products such as refrigerators, freezers, electric and gas ranges, cooktops, dishwashers, clothes washers and dryers, microwave ovens, room air conditioners and residential water system products. These products are distributed both to retail outlets and direct to consumers, mainly for the replacement market, and to building contractors and distributors for new installations. Lighting products include a wide variety of lamps and lighting fixtures, including light-emitting diodes. Plant automation, hardware, software and embedded computing systems including controllers, embedded systems, advanced software, motion control, operator interfaces and industrial computers are also provided by Home & Business Solutions. Products and services are sold in North America and in global markets under various GE and private-label brands.

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Revenues
	Total revenues(a)			Intersegment revenues(b)			External revenues
(In millions)	2009	2008	2007	2009	2008	2007	2009	2008	2007

Energy Infrastructure	$40,648	$43,046	$34,880	$633	$1,098	$520	$40,015	$41,948	$34,360
Technology
Infrastructure	38,517	41,605	38,338	304	372	13	38,213	41,233	38,325
NBC Universal	15,436	16,969	15,416	71	89	35	15,365	16,880	15,381
GE Capital	51,251	68,577	68,148	1,469	1,708	1,753	49,782	66,869	66,395
Home & Buisness
Solutions	8,443	10,117	11,026	33	68	69	8,410	10,049	10,957
Corporate items
and eliminations	2,488	2,201	4,680	(2,510)	(3,335)	(2,390)	4,998	5,536	7,070
Total	$156,783	$182,515	$172,488	$–	$–	$–	$156,783	$182,515	$172,488

(a)	Revenues of GE businesses include income from sales of goods and services to customers and other income.

(b)	Sales from one component to another generally are priced at equivalent commercial selling prices.

Revenues from customers located in the United States were $72,499 million, $85,301 million and $86,247 million in 2009, 2008 and 2007, respectively. Revenues from customers located outside the United States were $84,284 million, $97,214 million and $86,241 million in 2009, 2008 and 2007, respectively.

				Property, plant and
	Assets(a)(b)			equipment additions(c)			Depreciation and amortization
	At December 31			For the years ended December 31			For the years ended December 31
(In millions)	2009	2008	2007	2009	2008	2007	2009	2008	2007

Energy Infrastructure	$36,663	$36,973	$34,805	$1,012	$1,382	$1,207	$994	$973	$925
Technology
Infrastructure	50,245	51,863	50,339	812	1,247	1,808	1,496	1,343	1,306
NBC Universal	32,282	33,781	33,089	282	131	306	345	354	357
GE Capital	621,232	634,641	611,774	6,438	15,326	17,839	9,210	10,257	8,884
Home & Business
Solutions	4,955	4,908	5,152	201	195	352	366	342	438
Corporate items
and eliminations	36,441	35,603	60,524	(77)	349	244	297	299	398
Total	$781,818	$797,769	$795,683	$8,668	$18,630	$21,756	$12,708	$13,568	$12,308

(a)	Assets of discontinued operations are included in Corporate items and eliminations for all periods presented.

(b)
Total assets of the Energy Infrastructure, Technology Infrastructure, GE Capital and Home & Business Solutions operating segments at December 31, 2009, include investment in and advances to associated companies of $636 million, $547 million, $25,374 million and $408 million, respectively. Investments in and advances to associated companies contributed approximately $4 million, $260 million, $443 million, $1,059 million and $(40) million to segment pre-tax income of Energy Infrastructure, Technology Infrastructure, NBC Universal, GE Capital and Home & Business Solutions operating segments, respectively, for the year ended December 31, 2009. Aggregate summarized financial information for significant associated companies assuming a 100% ownership interest included: total assets of $149,889 million, primarily financing receivables of $82,956 million; total liabilities of $126,005 million, primarily bank deposits of $69,573 million; revenues totaling $28,135 million; and net earnings totaling $4,539 million.

(c)	Additions to property, plant and equipment include amounts relating to principal businesses purchased.

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	Interest and other financial charges			Provision (benefit) for income taxes
(In millions)	2009	2008	2007	2009	2008	2007

GE Capital	$17,951	$25,021	$22,486	$(3,754)	$(2,187)	$1,004
Corporate items and eliminations(a)	818	1,188	1,276	2,664	3,239	3,151
Total	$18,769	$26,209	$23,762	$(1,090)	$1,052	$4,155

(a)
Included amounts for Energy Infrastructure, Technology Infrastructure, NBC Universal and Home & Business Solutions for which our measure of segment profit excludes interest and other financial charges and income taxes.

Property, plant and equipment – net associated with operations based in the United States were $19,798 million, $27,667 million and $27,188 million at year-end 2009, 2008 and 2007, respectively. Property, plant and equipment – net associated with operations based outside the United States were $49,414 million, $50,863 million and $50,700 million at year-end 2009, 2008 and 2007, respectively.

NOTE 28. QUARTERLY INFORMATION (UNAUDITED)

	First quarter		Second quarter		Third quarter		Fourth quarter
(In millions; per-share amounts in dollars)	2009	2008	2009	2008	2009	2008	2009	2008

Consolidated operations
Earnings from continuing operations	$2,935	$4,513	$2,895	$5,578	$2,459	$4,633	$3,145	$4,006
Earnings (loss) from discontinued
operations	(21)	(47)	(194)	(322)	40	(165)	(18)	(145)
Net earnings	2,914	4,466	2,701	5,256	2,499	4,468	3,127	3,861
Less net earnings attributable to
noncontrolling interests	85	162	12	184	5	156	114	139
Net earnings attributable to
the Company	2,829	4,304	2,689	5,072	2,494	4,312	3,013	3,722
Preferred stock dividends declared	(75)	–	(75)	–	(75)	–	(75)	(75)
Net earnings attributable to GE
common shareowners	$2,754	$4,304	$2,614	$5,072	$2,419	$4,312	$2,938	$3,647
Per-share amounts – earnings from
continuing operations
Diluted earnings per share	$0.26	$0.43	$0.26	$0.54	$0.22	$0.45	$0.28	$0.36
Basic earnings per share	0.26	0.44	0.26	0.54	0.22	0.45	0.28	0.36
Per-share amounts – earnings (loss)
from discontinued operations
Diluted earnings per share	–	–	(0.02)	(0.03)	–	(0.02)	–	(0.01)
Basic earnings per share	–	–	(0.02)	(0.03)	–	(0.02)	–	(0.01)
Per-share amounts – net earnings
Diluted earnings per share	0.26	0.43	0.25	0.51	0.23	0.43	0.28	0.35
Basic earnings per share	0.26	0.43	0.25	0.51	0.23	0.43	0.28	0.35

Selected data
GE
Sales of goods and services	$24,022	$24,186	$26,012	$27,846	$25,125	$28,868	$28,298	$31,114
Gross profit from sales	6,013	6,280	7,232	7,302	6,562	6,930	7,886	8,229
GECS
Total revenues	14,457	18,038	13,457	19,032	12,746	18,431	13,503	15,786
Earnings from continuing operations
attributable to the Company	979	2,456	367	2,774	133	2,010	111	534

For GE, gross profit from sales is sales of goods and services less costs of goods and services sold.

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Earnings-per-share amounts are computed independently each quarter for earnings from continuing operations, earnings (loss) from discontinued operations and net earnings. As a result, the sum of each quarter’s per-share amount may not equal the total per-share amount for the respective year; and the sum of per-share amounts from continuing operations and discontinued operations may not equal the total per-share amounts for net earnings for the respective quarters.

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